UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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August 21, 2018
Dear Fellow Stockholders:
On behalf of the Board of Directors, I am pleased to invite all of our stockholders to the 2018 Annual Meeting of Stockholders of Brookdale Senior Living Inc. The meeting will be held on Thursday, October 4, 2018 at 10:00 a.m., Central time, at our principal executive offices located at 111 Westwood Place, Brentwood, Tennessee 37027. A notice of the meeting and a proxy statement containing information about the matters to be acted upon are attached to this letter.
In February 2018, the Board made several key decisions regarding Brookdale's path to delivering long-term value to our stockholders. At that time, we announced that the Board had concluded a lengthy strategic review process and that we would execute on a turnaround strategy under new leadership. Three former directors departed the Board, the Board appointed me as Non-Executive Chairman, and we appointed Lucinda M. Baier as our new President and Chief Executive Officer.
In the short period since those announcements, our management team has made significant progress in its commitment to deliver long-term value to our stockholders. We have restructured two of our largest lease relationships, which will allow management to improve operations while providing us strategic flexibility. We paid off our convertible senior notes, and as a result 94% of our indebtedness is now comprised of non-recourse mortgage financing. We announced our plan to dispose of 28 owned communities, which we expect to generate more than $250 million of proceeds, net of associated debt and transaction costs. Operationally, management is making progress in addressing our occupancy in a difficult competitive environment, and we experienced our seasonal turn to occupancy growth in June this year, one month earlier than in the prior year. Although 2018 will continue to be a challenging year, we believe that the substantial changes to our operational strategy are putting us in a better position to win locally in the markets in which we compete and that management’s execution on this strategy will set up Brookdale for success in the future.
Since the time we announced the turnaround strategy in February, the Board has taken proactive steps to ensure that its composition is appropriately tailored to support management in its turnaround efforts. The Nominating and Corporate Governance Committee, led by its chair Jackie M. Clegg, undertook an extensive process of identifying new director candidates during this period, with a focus on candidates with significant healthcare, finance and operational experience. As a result of these efforts, the Board recently appointed Rita Johnson-Mills as a director and has nominated Denise W. Warren for election to serve as a director. Rita and Denise have decades of proven executive leadership experience in those areas. In addition, the Board has nominated Marcus E. Bromley, who was appointed to the Board in 2017, to continue his service on the Board. Marc draws on more than 35 years of real estate industry leadership experience. Following the nominees' elections at the Annual Meeting, the Board will have an average tenure of approximately five years, with half of the directors having joined the Board since July 2017. The Board will also represent an equal mix of gender. This evolution in gender composition and diversity was a purposeful effort of the Board to more closely resemble our customer base and the makeup of our employee base, which is more than 80% female.
The Board and management also have undertaken proactive engagement with a number of our stockholders to understand their views on our corporate governance practices. Our Board's classified structure was frequently a topic of these discussions. With the context of the recent significant changes to our strategy and leadership and these discussions with stockholders, the Board carefully considered the merits of classified and declassified board structures, corporate governance trends among other companies, and the general views of institutional investors regarding board structures. Ultimately, the Board unanimously adopted, and determined to recommend that our stockholders approve, amendments to our Certificate of Incorporation to implement declassification of our Board. If the declassification amendments are approved by our stockholders, our classified board structure will be phased-out beginning at next year’s annual meeting, and each of our directors will be elected annually beginning with our 2021 annual meeting of stockholders. The Board believes that this path to declassification is in line with declassification proposals among other public companies and strikes an appropriate balance of transitioning to annual accountability to stockholders of the full Board, while allowing our management team the continuity that comes with a phased declassification at the most critical stage of executing on our turnaround strategy. Please see Proposal 4 in the attached proxy statement for more information regarding the board declassification proposal.
In addition, the Board has determined to recommend that our stockholders approve an amendment to our Certificate of Incorporation to reduce the voting standard for removal of directors by stockholders. If approved, the voting standard will be decreased from the affirmative vote of holders of 80% of our outstanding shares to the affirmative vote of holders of a majority of our outstanding shares. Please see Proposal 5 in the attached proxy statement for more information regarding this proposal.
Finally, Jeffrey R. Leeds has given notice that he will not be standing for re-election and will retire from the Board upon the expiration of his term at the conclusion of the Annual Meeting. The Board sincerely thanks Mr. Leeds, who has served as a director since our IPO in 2005, for his leadership and many contributions to Brookdale, including his prior service as Chairman of the Board.
Your vote is important to us. Whether or not you expect to attend the meeting, it is important that your shares be represented and voted at the meeting. Please promptly vote your shares by submitting your proxy by telephone or Internet or by completing, signing, dating and returning your proxy card or voting instruction form.
We thank you for your continued investment in Brookdale.

Very truly yours,

Lee S. Wielansky
Chairman of the Board of Directors

Brookdale Senior Living Inc.
Notice of 2018 Annual Meeting of Stockholders

When		Thursday, October 4, 2018 at 10:00 a.m. (Central time)	How to Vote in Advance
Where		Brookdale Senior Living Inc. 111 Westwood Place Brentwood, Tennessee 37027
Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials in hand and follow the below instructions:

By Phone - You can vote your shares by calling (800) 690-6903 toll free

By Internet - You can vote your shares online at www.proxyvote.com

By Mail - You can complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Items of Business	Proposal 1	Election of three Class III directors to hold office for a term of three years and until their successors are duly elected and qualified
	Proposal 2	Advisory approval of named executive officer compensation
	Proposal 3	Ratification of appointment of independent registered public accounting firm for 2018
	Proposal 4	Approval of amendments to Certificate of Incorporation to declassify the Board
	Proposal 5	Approval of an amendment to Certificate of Incorporation to eliminate supermajority voting for director removal
	Proposal 6	Approval of amendments to Certificate of Incorporation to eliminate provisions that are no longer applicable
Any other business which may properly come before the 2018 annual meeting or any adjournment or postponement of it
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 4, 2018:

Brookdale's Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

Who Can Vote		Holders of Brookdale's common stock at the close of business on August 10, 2018
Date of Mailing		We will begin mailing the Notice of Internet Availability of Proxy Materials on or about August 21, 2018
Unless you attend the 2018 annual meeting of stockholders and vote in person, your vote must be properly received either by telephone, Internet, proxy card or voting instruction form by 11:59 p.m., Eastern time, on October 3, 2018 for your vote to be counted. Telephone and Internet voting facilities will close at that time. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares. Submitting your vote by mail, the Internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

By Order of the Board of Directors

Brentwood, Tennessee	Chad C. White
August 21, 2018	Secretary

Brookdale Senior Living Inc.
2018 Proxy Statement

Table of Contents

Audit Committee Report	55

Proposal 4: Approval of Amendments to Certificate of Incorporation to Declassify the Board	57

Proposal 5: Approval of an Amendment to Certificate of Incorporation to Eliminate Supermajority Voting for Director Removal	59

Proposal 6: Approval of Amendments to Certificate of Incorporation to Eliminate Provisions that are No Longer Applicable	61

Certain Relationships and Related Transactions	63

Stock Ownership Information	64
Security Ownership of Certain Beneficial Owners and Management	64
Section 16(a) Beneficial Ownership Reporting Compliance	65

Deadline for Submitting Stockholder Proposals	65

Other Matters	66

Additional Information	66

Appendix A: Reconciliations of Non-GAAP Financial Measures	A-1

Appendix B: Text of Declassification Amendment (Proposal 4)	B-1

Appendix C: Text of Director Removal Amendment (Proposal 5)	C-1

Appendix D: Text of Former Significant Stockholder Amendment (Proposal 6)	D-1

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this proxy statement and accompanying Chairman’s letter constitute forward-looking statements, including all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements relating to the creation of stockholder value, the Company's strategy and operational initiatives, and the Company's plans to dispose of owned communities and the expected proceeds from such dispositions. The Company urges readers to review the risks and other important factors, which could cause events or circumstances to differ from these forward-looking statements, detailed in the Company's SEC filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.The Company expressly disclaims any obligation to release publicly any updates to any such forward-looking statements to reflect any change in the Company's expectations.

BROOKDALE SENIOR LIVING INC.

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, OCTOBER 4, 2018

About the Annual Meeting and Voting
When and where is the Annual Meeting?
You are receiving this proxy statement and additional proxy materials in connection with the Board’s solicitation of proxies to be voted at the 2018 annual meeting of stockholders (the "Annual Meeting") or at any adjournment or postponement of it. The Annual Meeting will be held on Thursday, October 4, 2018 at 10:00 a.m., Central time, at our principal executive offices located at 111 Westwood Place, Brentwood, Tennessee 37027. Our main telephone number is (615) 221-2250.
How is Brookdale distributing proxy materials?
Under SEC rules, we are furnishing our proxy materials online. On or about August 21 , 2018 , we expect to start mailing to holders of our common stock (other than those who previously requested electronic or paper delivery of proxy materials) a Notice of Internet Availability of Proxy Materials (“Notice”), which explains how to access the proxy materials online and to make the materials available on www.proxyvote.com. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice tells you how to access and review the proxy materials online. The Notice also tells you how to submit your proxy via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, follow the instructions in the Notice explaining how to request printed materials on a one-time or ongoing basis. Our proxy materials include the notice of the Annual Meeting, this proxy statement and our 2017 Annual Report. Copies of these documents also are available on our website at www.brookdale.com/proxy.
Who is entitled to vote at the Annual Meeting?
Stockholders of record at the close of business on August 10, 2018 are entitled to vote at the Annual Meeting, including any adjournments and postponements of it. As of such date, there were outstanding and entitled to vote 187,662,849 shares of our common stock. This number of shares excludes unvested restricted shares with respect to which the holders have no voting rights.

Each share of our common stock entitles the holder to one vote. A list of all stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices for the ten days before the Annual Meeting between 9:00 a.m. and 5:00 p.m., Central time, and at the Annual Meeting for any purpose germane to the meeting.
What matters will be voted on at the Annual Meeting?
The following items of business are scheduled to be considered and voted on at the Annual Meeting. We may also consider such other business as may properly come before the Annual Meeting or any adjournment or postponement.

1.	Election of three Class III directors to hold office for a term of three years and until their successors are duly elected and qualified

2.	Advisory approval of our named executive officer compensation

3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2018

4.	Approval of amendments to our Certificate of Incorporation to declassify the Board

5.	Approval of an amendment to our Certificate of Incorporation to eliminate supermajority voting for director removal

6.	Approval of amendments to our Certificate of Incorporation to eliminate provisions that are no longer applicable

What is the quorum requirement for the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on August 10, 2018 will constitute a quorum for the transaction of business. We will count abstentions and broker non-votes for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.
What is the difference between holding shares as a registered stockholder and holding shares in street name?
If your shares of common stock are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a registered holder of those shares. If your shares of common stock are held by a broker, bank or other nominee, you hold those shares in street name. Your broker, bank or other nominee will vote your shares as you direct.
If my shares are held in street name, does my broker need instructions to vote my shares?
Under the rules of the NYSE, if you hold shares of common stock in street name and do not give specific voting instructions to your broker, bank or other nominee, generally your nominee will have discretion to vote your shares on routine matters but will not have discretion to vote your shares on non-routine matters. When the broker, bank or other nominee exercises its discretion to vote on routine matters in the absence of voting instructions from you, a broker non-vote occurs with respect to the non-routine matters since the broker, bank or other nominee will not have discretion to vote on such non-routine matters. If you do not submit voting instructions to your broker, bank or other nominee, they will not be authorized to vote your shares in their discretion on any of the matters at the Annual Meeting, other than Proposal 3 (auditor ratification).
What are my voting choices for each proposal, and how does the Board recommend that I vote?
You will have the choice to vote "FOR", "AGAINST" or "ABSTAIN" for each of the Proposals. The Board recommends a vote:

1.	FOR the election of the director nominees named herein;

2.	FOR advisory approval of our named executive officer compensation;

3.	FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2018;

4.	FOR approval of amendments to our Certificate of Incorporation to declassify the Board;

5.	FOR approval of an amendment to our Certificate of Incorporation to eliminate supermajority voting for director removal; and

6.	FOR approval of amendments to our Certificate of Incorporation to eliminate provisions that are no longer applicable.
What vote is required to elect directors?
Each director nominee who receives the affirmative vote of a plurality of all the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is sufficient to elect the nominee if a quorum is present, as provided in our

Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and our Amended and Restated Bylaws (the "Bylaws"). However, the Board has adopted a majority voting policy applicable to uncontested elections of directors, which is set forth in our Corporate Governance Guidelines. As required by the policy, each of the director nominees has submitted an irrevocable resignation, which will be effective contingent upon such nominee's not receiving a majority of the votes cast in the election of directors and acceptance of the resignation by the Board. If any such director nominee fails to receive more votes cast "for" than "against" such nominee in the election (with abstentions and broker non-votes not counted as a vote cast either for or against such director's election), the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. See "Corporate Governance––Majority Voting Policy for Director Elections" in this proxy statement for more information about the majority voting policy.
What vote is required for the other matters to be approved?
For each of Proposal 2 (approval of our named executive officer compensation) and Proposal 3 (auditor ratification) and any other business properly presented at the Annual Meeting, other than Proposal 1, Proposal 4, Proposal 5 and Proposal 6, the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the matter. Notwithstanding this vote standard, please be advised that Proposal 2 is advisory only and results of voting are not binding on the Company. The Board will consider the outcome of the vote on this non-binding matter in considering what action, if any, should be taken in response to the advisory vote by stockholders.

For each of Proposal 4 (approval of amendments to our Certificate of Incorporation to declassify the Board) and Proposal 6 (approval of amendments to our Certificate of Incorporation to eliminate provisions that are no longer applicable), the affirmative vote of the holders of a majority of the shares of our outstanding common stock on the record date is required for approval of the matter. For Proposal 5 (approval of amendment to our Certificate of Incorporation to eliminate supermajority voting for director removal), the affirmative vote of the holders of 80% of the shares of our outstanding common stock on the record date is required for approval of the matter.
What effect do abstentions and broker non-votes have on voting results?
For Proposal 1, abstentions from voting will be disregarded and will have no effect on the outcome of the vote. For each of Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6, abstentions from voting will have the same effect as voting against such matter. If your broker, bank or other nominee exercises its discretion to vote on

Proposal 3 in the absence of voting instructions from you, a broker non-vote will occur for Proposal 1, Proposal 2, Proposal 4, Proposal 5 and Proposal 6. Broker non-votes will have no effect on the outcome of voting on Proposal 1 or Proposal 2 and will have the same effect as voting against Proposal 4, Proposal 5 and Proposal 6.
How will my shares be voted by the proxies designated by the Company?
If you properly sign and return your proxy card or voting instruction form or complete your proxy by telephone or the Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, the shares of common stock represented by the proxy will be voted as specified in the above Board recommendations. With respect to director elections, should any nominee be unable to serve, the persons designated as proxies reserve full discretion to vote for another person. With respect to any other matter that may be properly brought before the Annual Meeting or any adjournment or postponement of it, the persons designated as proxies reserve full discretion to vote in accordance with their judgment.
Who is soliciting my vote, and who bears the cost of the solicitation?
This proxy statement is sent on behalf of, and the proxies are being solicited by, the Board. We have engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in our proxy solicitation efforts.

We estimate that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $25,000, plus reimbursement for out-of-pocket expenses. We will bear all costs of this solicitation of proxies. Proxies also may be solicited by our directors, officers and regular employees, without additional remuneration, in person or by telephone, email or other electronic means.

We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.
How can I vote my shares?
You may submit your proxy on the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. To vote by Internet, go to www.proxyvote.com and follow the instructions there. To submit your proxy by telephone, dial (800) 690-6903 and follow the instructions. You will need the 16 digit number included on your proxy card, voter instruction form or Notice to vote by Internet or telephone.

If you received a Notice and wish to submit your proxy by traditional proxy card, you can receive a full set of materials at no charge by Internet at www.proxyvote.com, by phone at (800) 579-1639, and by email to sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line).
What can I do if I change my mind after I vote my shares?
Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with our Secretary at 111

Westwood Place, Suite 400, Brentwood, Tennessee 37027. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions.

Proposal 1:	Election of Directors
The Board currently consists of eight directors and is divided into three classes. The current term of the Class III directors will expire at the Annual Meeting. The current Class III directors are Marcus E. Bromley, Rita Johnson-Mills and Jeffrey R. Leeds. Mr. Leeds has given notice that he will not be standing for re-election and will retire from the Board upon the expiration of his term at the conclusion of the Annual Meeting. Our Board and management team sincerely thank Mr. Leeds for his 13 years of leadership and valuable contributions to Brookdale, including his previous service as Chairman of the Board.
Class III Director Nominees
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated each of Marcus E. Bromley, Rita Johnson-Mills and Denise W. Warren for election as a Class III director at the Annual Meeting. Ms. Johnson-Mills and Mr. Bromley are currently Class III directors, having been appointed on August 3, 2018 and July 25, 2017, respectively. Ms. Warren is not currently a director, and she was nominated to fill the vacancy to be created by Mr. Leeds' retirement from the Board. If elected at the Annual Meeting, each of the nominees will hold office until the 2021 annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board may recommend.

Following the departures of three directors in February and March, 2018, the Board has taken proactive steps to ensure that its composition is appropriately tailored to support management in its turnaround efforts. The Nominating and Corporate Governance Committee undertook an extensive process of identifying new director candidates, with a focus on candidates with significant healthcare, finance and operational experience. Mses. Johnson-Mills and Warren were identified during this process, and each of their names had been provided by a number of sources, including the Company's President and Chief Executive Officer for Ms. Johnson-Mills and the Company's Interim Chief Financial Officer for Ms. Warren. As described under "Agreement with Respect to Marcus E. Bromley" below, Mr. Bromley had been identified as a nominee for the Board by affiliates of Land & Buildings Investment Management, LLC.
Biographical information for the three nominees for election as Class III directors is set forth below.

Marcus E. Bromley Independent Director (Class III) Age: 69 Joined Board: July 2017
Mr. Bromley brings more than 35 years of real estate industry leadership experience. He served as chairman of the board and chief executive officer of Gables Residential Trust from 1993 until 2000, and then as a member of its board until the company was acquired in 2005. Prior to joining Gables Residential Trust, Mr. Bromley was a division partner for the Southeast operation of Trammell Crow Residential Company. Mr. Bromley has served as a member of the board of Cole Credit Property Trust V, Inc., a non-listed real estate investment trust, since March 2015 and as its non-executive chairman since June 2015. Mr. Bromley also currently serves as a member of the advisory board of Nancy Creek Capital Management, LLC, a private mezzanine debt and equity investment firm. Previously, Mr. Bromley served as a member of the boards of Cole Corporate Income Trust, Inc. from January 2011 until January 2015, of Cole Credit Property Trust II, Inc. from 2005 until July 2013, and of Cole Credit Property Trust III, Inc. from 2008 until 2012, each of which was a non-listed real estate investment trust. Mr. Bromley holds a B.S. in Economics from Washington & Lee University and an M.B.A. from the University of North Carolina. Mr. Bromley's significant executive, leadership and advisory experience in the real estate industry led to the conclusion that he should serve as a member of the Board.

Rita Johnson-Mills Independent Director (Class III) Age: 59 Joined Board: August 2018
Ms. Johnson-Mills is an experienced healthcare executive, with more than 20 years of experience in the broader healthcare industry, including experience in the public sector. She most recently served from August 2014 to December 2017 as President and Chief Executive Officer of UnitedHealthcare Community Plan of Tennessee, a health plan serving more than 500,000 government sponsored healthcare consumers with over $2.5 billion of annual revenue, after having previously served as Senior Vice President, Performance Excellence and Accountability for UnitedHealthcare Community & State since 2006. Ms. Johnson-Mills also previously served as the Director of Medicaid Managed Care for the Centers for Medicare and Medicaid Services and as Chief Executive Officer of Managed Health Services Indiana and Buckeye Health Plan, wholly owned subsidiaries of Centene Corporation. Ms. Johnson-Mills earned a B.S. degree from Lincoln University and an M.A. degree in Labor and Human Resource Management and M.P.A. degree in Public Policy and Management from The Ohio State University. Ms. Johnson-Mills' experience as an executive in the healthcare space, including her expertise in healthcare operations and strategy, led to the conclusion that she should serve as a member of the Board.

Denise W. Warren Independent Director Nominee (Class III) Age: 57
Ms. Warren brings more than 30 years of operational, financial and healthcare experience. Since October 2015, she has served as Executive Vice President and Chief Operating Officer of WakeMed Health & Hospitals, where she is responsible for the strategic, financial and operational performance of the organization's network of facilities throughout the North Carolina Research Triangle area. Prior to that, from 2005 to September 2015, Ms. Warren served as Chief Financial Officer of Capella Healthcare, Inc., an owner and operator of general acute-care hospitals, as well as its Executive Vice President since January 2014, and as its Senior Vice President prior to that. Before joining Capella, she served as Senior Vice President and Chief Financial Officer of Gaylord Entertainment Company from 2000 to 2001, as Senior Equity Analyst and Research Director for Avondale Partners LLC and as Senior Equity Analyst for Merrill Lynch & Co. She also currently serves on the board of Computer Programs and Systems, Inc. Ms. Warren earned a B.S. degree in Economics from Southern Methodist University and a M.B.A. from Harvard University. Ms. Warren's extensive executive, financial and operational experience in the healthcare and other industries led to the conclusion that she should serve as a member of the Board.

Recommendation of the Board
The Board recommends that you vote FOR the election of Mses. Johnson-Mills and Warren and Mr. Bromley to serve as Class III directors until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified. Unless otherwise instructed, we will vote all proxies we receive FOR the election of Mses. Johnson-Mills and Warren and Mr. Bromley.

Information Concerning Continuing Class I and Class II Directors
Biographical information for our Class I and Class II directors, whose terms of office will expire at the annual meetings of stockholders to be held in 2020 and 2019, respectively, is set forth below.

Lee S. Wielansky Non-Executive Chairman of the Board Independent Director (Class I) Age: 67 Joined Board: April 2015
Mr. Wielansky has more than 40 years of commercial real estate investment, management and development experience. Mr. Wielansky currently serves as Chairman and CEO of Opportunistic Equities, which specializes in low income housing. He has also served as Chairman and CEO of Midland Development Group, Inc., which he re-started in 2003 and focused on the development of retail properties in the mid-west and southeast. Prior to Midland, he served as President and CEO of JDN Development Company, Inc. and as a director of JDN Realty Corporation. Before joining JDN, he served as Managing Director – Investments of Regency Centers Corporation, which in 1998 acquired Midland Development Group, a retail properties development company co-founded by Mr. Wielansky in 1983. Mr. Wielansky joined the Board in April 2015 and became Non-Executive Chairman in February 2018. He is an independent director. He also serves as Lead Trustee of Acadia Realty Trust and served as a director of Isle of Capri Casinos, Inc. from 2007 to 2017 and Pulaski Financial Corp. from 2005 to 2016. Mr. Wielansky received a bachelor's degree in Business Administration, with a major in Real Estate and Finance, from the University of Missouri – Columbia, where he is currently a member of the Strategic Development Board of the College of Business. He also serves on the Board of Directors of The Foundation for Barnes-Jewish Hospital. Mr. Wielansky’s real estate investment, management and development experience, as well as his service as a director of several public companies, led to the conclusion that he should serve as a member of the Board.

Lucinda M. Baier President & Chief Executive Officer Director (Class I) Age: 53 Joined Board: February 2018
Ms. Baier has served as Brookdale’s President and Chief Executive Officer and as a member of the Board since February 2018, after having served as Brookdale’s Chief Financial Officer since December 2015. In addition to experience as a seasoned Chief Financial Officer in several companies, she has had multi-billion dollar P&L responsibility, served as an executive officer of a Fortune 30 company, been the Chief Executive Officer for a publicly-traded retailer and has served for more than a decade as a Board member of public and private companies, including serving as the Chairman of the Board. Prior to joining Brookdale, Ms. Baier served as Chief Financial Officer of Navigant Consulting, Inc., a specialized global expert services firm, since March 2013 and its Executive Vice President since February 2013.  Additionally, Ms. Baier has served as the Chief Financial Officer of Central Parking System, Inc., Movie Gallery, Inc., and World Kitchen, LLC. Ms. Baier's experience also includes serving as the Senior Vice President and General Manager of Sears, Roebuck and Co.'s Credit and Financial Products business and serving as the Chairman of Sears National Bank. Ms. Baier currently serves as a member of the board of directors of the National Investment Center for the Seniors Housing & Care Industry (NIC) and the Nashville Health Care Council, and previously served from 2007 to 2016 as a member of the Board of Directors and Audit Committee of The Bon-Ton Stores, Inc. Ms. Baier is a Certified Public Accountant and is a graduate of Illinois State University, with Bachelor and Master of Science degrees in Accounting. Ms. Baier's appointment as the Company's President and Chief Executive Officer after demonstrating her abilities as a change-oriented executive as our Chief Financial Officer and in multiple leadership roles at other companies led to the conclusion that she should serve as a member of the Board.

Frank M. Bumstead Independent Director (Class I) Age: 76 Joined Board: August 2006
Mr. Bumstead has over 40 years’ experience in the field of business and investment management and financial and investment advisory services. He also has represented buyers and sellers in a number of merger and acquisition transactions, including the sale of CMT (now a nationwide cable network) from its previous owners to Gaylord Entertainment, Inc. Mr. Bumstead is a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents artists, songwriters and producers in the music industry as well as athletes and other high net worth clients. He has been with the firm since 1989. From 1993 to December 1998, Mr. Bumstead served as the Chairman and Chief Executive Officer of FBMS Financial, Inc., an investment advisor registered under the Investment Company Act of 1940. Prior to our acquisition of American Retirement Corporation ("ARC"), Mr. Bumstead served as the Lead Director of ARC, where he had served as a member of the board of directors for 11 years. He served in 2015 as Chairman of the board of directors of the Country Music Association and is also Vice Chairman of the board of directors and Chairman of the Finance and Investment Committee of the Memorial Foundation, Inc., a charitable foundation. He also currently serves on the board of directors of Nashville Wire Products, Inc. Mr. Bumstead has also served as a director and as a member of the Audit Committee of Syntroleum Corporation. He also has previously served on the boards of the Dede Wallace Center, The American Red Cross, ECA, Inc., American Constructors, Inc., American Fine Wire, Inc., Junior Achievement of Nashville, and Watkins Institute. In addition, he previously served as a member of the board of advisors of United Supermarkets of Texas, LLC and was Chairman of its Finance and Audit Committee. Mr. Bumstead received a B.B.A. degree from Southern Methodist University and a Masters of Business Management from Vanderbilt University’s Owen School of Management. Mr. Bumstead’s experience in business management and as a director of several public companies, along with his knowledge of the senior housing industry (through his prior service as a director of ARC), led to the conclusion that he should serve as a member of the Board.

The Honorable Jackie M. Clegg Independent Director (Class II) Age: 56 Joined Board: November 2005
Ms. Clegg brings extensive transactional and financial experience, along with expertise in corporate governance and public policy, through her work as a strategic consultant, in government service and as a director of a number of public companies. Ms. Clegg founded the strategic consulting firm Clegg International Consultants, LLC, and has served as its Managing Partner since 2001. Prior to that, Ms. Clegg was nominated by the President of the United States and confirmed by the U.S. Senate to serve as the Vice Chair of the Board of Directors and First Vice President of the Export-Import Bank of the United States, the official export credit institution of the United States of America, and then served as Chief Operating Officer. In her role with the Export-Import Bank, Ms. Clegg had direct supervisory responsibilities for the financial operations of the Export-Import Bank and was responsible for financing more than $50 billion in U.S. exports and a portfolio of $65 billion, budgeting decisions for the Export-Import Bank’s operational and program budgets and opening Export-Import Bank programs in several countries. Ms. Clegg also served as chair of the Loan and Audit Committees of the Board of Directors and as chair of the Budget Task Force and the Technology and Pricing Committees of the Export-Import Bank. Prior to her Export-Import Bank service, Ms. Clegg worked in the U.S. Senate, focusing on international finance and monetary policy, national security and foreign affairs. Ms. Clegg also draws on her significant experience in service on the boards of directors of public companies and private organizations. She currently serves on the board of directors and chairs the Audit Committee of the Public Welfare

Foundation. She has previously served as a director of CME Group Inc. (the parent company of the Chicago Mercantile Exchange), the Chicago Board of Trade, Cardiome Pharma Corp., Javelin Pharmaceuticals, Inc., IPC Holdings, Ltd. and Blockbuster, Inc. She previously chaired the Nominating and Corporate Governance Committees of Blockbuster, Inc., IPC Holdings, Ltd. and Cardiome Pharma Corp. and the Audit Committees of the IPC Holdings, Ltd., Chicago Board of Trade, Cardiome Pharma Corp. and Javelin Pharmaceuticals, Inc. She has also chaired and served on numerous special committees overseeing mergers, acquisitions, and financing transactions and has helped companies through the IPO process. Based on her current and former positions and directorships, Ms. Clegg has gained significant financial, corporate governance, public policy, infrastructure, operating and real estate experience. Ms. Clegg’s extensive transactional and financial experience, as well as her experience in the public sector and as a director of numerous public companies (including her service as chairman of the foregoing standing and special committees) led to the conclusion that she should serve as a member of the Board.

James R. Seward Independent Director (Class II) Age: 65 Joined Board: November 2008
Mr. Seward has extensive experience in senior management and oversight in the investment sector, including significant experience in mergers and acquisitions and capital markets transactions. Mr. Seward is a Chartered Financial Analyst and, since 2000, has been a private investor. Previously, Mr. Seward was Executive Vice President, Chief Financial Officer, and director of Seafield Capital Corporation, a publicly-traded investment holding company. In that capacity, Mr. Seward also served as a director and as a member of the executive committee and as Audit Committee Chairman of LabOne, a provider of health screening and risk assessment services to life insurance companies and clinical diagnostic testing services to healthcare providers, until LabOne was sold to Quest Diagnostics in 2005. Mr. Seward also previously served as Chief Executive Officer and President of SLH Corporation, a spin-off of Seafield Capital Corporation. Mr. Seward also currently serves as Chairman of the Board of Trustees and as a member of the Audit Committee and Valuation, Portfolio and Performance Committee of RBC Funds, a registered investment company. He previously served as a director of ARC and has also served as a member of the board of directors and Audit Committee of Syntroleum Corporation. Mr. Seward received a Bachelor of Arts degree from Baker University, a Masters in Public Administration, City Management from the University of Kansas and a Masters in Business Administration, Finance from the University of Kansas. Mr. Seward’s experience and credentials in investing and finance, along with his knowledge of both the senior housing industry (through his prior service as a director of ARC) and the health care industry (through his prior service as a director of LabOne), led to the conclusion that he should serve as a member of the Board.

Agreement with Respect to Marcus E. Bromley
On July 25, 2017, we entered into an agreement (the “Standstill Agreement”) with Land & Buildings Investment Management, LLC and certain affiliates thereof (collectively, “Land & Buildings”). On such date, Land & Buildings beneficially owned approximately 1.1% of our outstanding common stock. Pursuant to the Standstill Agreement, we agreed to cause the Board to appoint, and the Board did appoint, Mr. Bromley to the Board as a Class III director on July 25, 2017 to serve until the 2018 annual meeting of stockholders. We also agreed that effective upon Mr. Bromley's appointment to the Board, we would cause the Board to appoint, and the Board did appoint, Mr. Bromley to each of the Audit Committee and the Investment Committee of the Board. We also agreed to ensure that during the Standstill Period (as defined below), any new committee of the Board that may be established includes Mr. Bromley. Additionally, if, during the Standstill Period, Mr. Bromley were unable to serve as a director for any reason, resigned as a director or were removed as a director and at such time Land & Buildings beneficially owned at least 1% of our then outstanding common stock, then the Board and Land & Buildings agreed to work together in good faith to identify and select a replacement director in accordance with the terms of the Standstill Agreement.
Under the terms of the Standstill Agreement, the Company also agreed to cause the Board and all applicable committees thereof to review and consult with Land & Buildings regarding the composition of the Board prior to the 2018 annual meeting of stockholders and to consider, if appropriate after such review and consultation with Land & Buildings, changing such Board composition, including by appointing or nominating a new member of the Board who meets the requisite qualifications and skill set needs of the Board.
Pursuant to the Standstill Agreement, Land & Buildings agreed that it would not, directly or indirectly, (i) nominate or recommend for nomination any person for election as a director at the 2017 annual meeting of stockholders, (ii) submit any proposal for consideration at, or bring any other business before, such annual meeting, (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to such annual meeting or (iv) publicly or privately encourage or support any other current or future stockholder to take any of the actions set forth in the preceding clauses (i) through (iii).
Under the terms of the Standstill Agreement, during the period from July 25, 2017 until the earlier of (x) the date that was thirty (30) days prior to the deadline for the submission of stockholder nominations for the 2018 annual meeting of stockholders pursuant to our Bylaws or (y) June 30, 2018 (the “Standstill Period”), Land & Buildings agreed, among other things, not to (i) engage in any solicitation of proxies or consents with respect to securities of the Company, (ii) seek representation on the Board or (iii) make any proposal, affirmatively solicit or publicly or privately encourage a third party to make or support an offer or proposal, engage in discussions with any person in connection with an offer or proposal or comment on any proposal (prior to such proposal becoming public) regarding any merger, acquisition, recapitalization, restructuring, reorganization, disposition or other business combination involving, or relating to, the Company, its business, operations or structure. In addition, at each annual or special meeting of stockholders held during the Standstill Period, Land & Buildings agreed to vote all of its shares of our common stock (i) in favor of the election of the slate of directors nominated by the Board, (ii) against the removal of any member of the Board and (iii) in accordance with the Board’s recommendation with respect to any other proposal presented at such annual or special meeting of the Company’s stockholders; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) had issued a recommendation with respect to any matter (other than a proposal relating to the election or removal of directors) that was different from the recommendation of the Board, Land & Buildings would have had the right to vote in accordance with such ISS recommendation. Notwithstanding the foregoing, Land & Buildings could have voted as it wished on any proposed transaction that would result in a change of control or liquidation of the Company to the extent that the Board had submitted any such proposed transaction to our stockholders for approval. Each of the parties to the Standstill Agreement also agreed to mutual non-disparagement obligations.
Corporate Governance
Role of the Board
The role of the Board is to ensure that Brookdale is managed for the long-term benefit of our stockholders. To fulfill this role, the Board has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards. In addition, the Board is informed regarding Brookdale’s activities and periodically reviews, and advises management with respect to, Brookdale’s annual operating plans and strategic initiatives.
The Board has adopted Corporate Governance Guidelines. The Board has also adopted a Code of Business Conduct and Ethics that applies to all employees, directors and officers, including our principal executive officer, our principal financial officer, our principal accounting officer or controller, or persons performing similar functions, as well as a Code of Ethics for Chief Executive and Senior Financial Officers, which applies to our President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller. These guidelines and codes are available on our website at www.brookdale.com. Any amendment to, or waiver from, a provision of such codes of ethics granted to a principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions, or to any executive officer or director, will be posted on our website.

Director Independence
The Board has affirmatively determined that directors Jackie M. Clegg, Rita-Johnson Mills, Marcus E. Bromley, Frank M. Bumstead, Jeffrey R. Leeds, James R. Seward and Lee S. Wielansky, and nominee for election as director, Denise W. Warren, are “independent” under Section 303A.02 of the listing standards of the NYSE, and that each of Mark J. Parrell and William G. Petty, Jr. was independent prior to his resignation from the Board effective July 24, 2017 and February 21, 2018, respectively. In each case, the Board affirmatively determined that none of such individuals had a material relationship with the Company. In making these determinations, the Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards.
There were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K that were considered by the Board in making the required independence determinations. None of the directors or nominees that were deemed independent had any relationship with us (other than as a director or stockholder).
Meetings of the Board
The Board met 28 times in 2017. Each of our incumbent directors attended at least 75% of the total number of meetings of the Board and all committees of the Board on which he or she served during 2017.
Our "non-management" directors, i.e., those who are not executive officers, meet in regularly scheduled executive sessions without management. Any non-management director may request that additional executive sessions be scheduled. Under our Corporate Governance

Guidelines, our Non-Executive Chairman of the Board presides at executive sessions of our non-management directors.
The Board has not adopted a formal policy that requires directors to attend our annual stockholders' meetings, although they are invited and encouraged to attend. Eight of the then-incumbent members of the Board attended the 2017 annual meeting of stockholders.
Committees of the Board
Under our Corporate Governance Guidelines, the Board has four separate standing committees: the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating and Corporate Governance Committee.

Audit Committee
We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee’s functions include:

●
reviewing the audit plans and findings of the independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

●
reviewing our financial statements (and related regulatory filings), including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

●	reviewing our risk and control issues, compliance programs and significant tax and legal matters;

●
having the sole discretion to appoint annually the independent registered public accounting firm and evaluating its independence and performance, as well as to set clear hiring policies for our hiring of employees or former employees of the independent registered public accounting firm; and

●	reviewing our risk management processes.
The Audit Committee is currently chaired by Mr. Seward and also consists of Mr. Bromley, Ms. Clegg and Mr. Leeds. All members are “independent” directors as defined under the listing standards of the NYSE and under section 10A(m)(3) of the Exchange Act. Mr. Parrell, a former director who served on the Audit Committee prior to his resignation from the Board effective July 24, 2017, was "independent" as defined under such standards. The Board has determined that each of the current members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. In 2017, the Audit Committee held five meetings. The report of the Audit Committee is included on page 55.

The Board has adopted a written charter for the Audit Committee, and a current copy of this charter is available on our website, located at www.brookdale.com.

Compensation Committee
The Compensation Committee's functions include:

●	reviewing and approving the restricted stock and other equity-related grants for our directors, officers, key employees and consultants;

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reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer's and other executive officers' compensation, evaluating the Chief Executive Officer's and other executive officers' performance in light of those goals and objectives, and determining the Chief Executive Officer's and other executive officers' compensation based on that evaluation;

●	recommending to the Board the compensation of our non-employee directors; and

●	overseeing our compensation and employee benefit and incentive compensation plans and administering our Omnibus Stock Incentive Plan, 2014 Omnibus Incentive Plan and Associate Stock Purchase Plan.
The Compensation Committee is currently chaired by Mr. Bumstead and also consists of Ms. Clegg and Messrs. Leeds and Wielansky. All members are "independent" directors as defined under the listing standards of the NYSE. In 2017, the Compensation Committee held ten meetings. The report of the Compensation Committee is included on page 37.
The Board has adopted a written charter for the Compensation Committee, and a current copy of this charter is available on our website, located at www.brookdale.com.

Investment Committee
The Investment Committee reviews and approves (or recommends that the Board approve, as applicable) certain investments and proposed transactions on behalf of the Board, reviews and evaluates (and makes recommendations to the Board regarding) our capital structure and financial strategies, our material capital allocation plans, and our dividend and share repurchase policies and programs, and performs such other responsibilities as may be delegated to it by the Board from time to time. The Committee is currently chaired by Mr. Seward and also consists of Messrs. Bromley and

Wielansky. Each of our former directors Mr. Parrell, Mr. Petty and Daniel A. Decker served on the Committee until his resignation from the Board effective on July 24, 2017, February 21, 2018 and March 1, 2018, respectively. In 2017, the Investment Committee held nine meetings.
The Board has adopted a written charter for the Investment Committee, and a current copy of this charter is available on our website, located at www.brookdale.com.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee's functions include:

●	reviewing the performance of the Board and incumbent directors and making recommendations to the Board regarding the selection of candidates, qualification and competency requirements for service on the Board and the suitability of proposed nominees as directors;

●	advising the Board with respect to our Corporate Governance Guidelines; and

●	overseeing the evaluation of the Board and our management.

The Nominating and Corporate Governance Committee is currently chaired by Ms. Clegg and also consists of Messrs. Leeds and Bumstead. All members are “independent” directors as defined under the listing standards of the NYSE. Mr. Petty, a former director who served on the Committee prior to his resignation from the Board effective February 21, 2018, was "independent" as defined under such standards. In 2017, the Nominating and Corporate Governance Committee held 28 meetings.
The Board has adopted a written charter for the Nominating and Corporate Governance Committee, and a current copy of this charter is available on our website, located at www.brookdale.com.
The Nominating and Corporate Governance Committee works with the Board to determine the appropriate and necessary characteristics, skills and experience of the Board, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board in making its decisions as to prospective candidates to the Board. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate's senior housing, real estate, finance, operations, marketing, healthcare, operations and other relevant experience, understanding of our business, professional and personal ethics, and educational and professional background. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of Brookdale's business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. The Nominating and Corporate Governance Committee may engage firms that specialize in identifying director candidates.
In addition, our Corporate Governance Guidelines currently provide that the Nominating and Corporate Governance Committee also may seek to have the Board represent a diversity of backgrounds, experience, gender and race. While the Nominating and Corporate

Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the committee considers in identifying director nominees. To that end, the committee's charter currently provides that, among the qualifications considered in the selection of candidates, the committee shall look at the following attributes and criteria of candidates: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs of the Board. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of its deliberations and decisions. The committee considers diversity in its selection of nominees, utilizing a broad meaning to include not only factors such as race and gender, but also background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals.
While the Nominating and Corporate Governance Committee's charter and our Corporate Governance Guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by stockholders in submitting recommendations for director candidates, the Nominating and Corporate Governance Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because procedures are set forth in our Bylaws which permit stockholders to submit recommendations for director candidates. The Board believes that it is appropriate not to adopt a specific policy since stockholders are always free to submit recommendations for director candidates, simply by following the procedures set forth in our Bylaws, as described below.
A stockholder wishing to make a nomination for a board candidate must give timely notice of the nomination in proper written form to our Secretary. In the case of an annual meeting, to be timely the Secretary of Brookdale must have received proper notice from the stockholder not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. As a result, nominations for the 2019 annual meeting of stockholders submitted pursuant to these provisions of our Bylaws must be received no earlier than June 6, 2019 and no later than the close of business on July 6, 2019. If the 2019 annual meeting of stockholders is called for a date that is not within 25 days before or after October 4, 2019, the notice must be received by Brookdale not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In the case of a special meeting called for the purpose of electing directors, to be timely the notice must be received by Brookdale not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.
To be in proper form, the notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director, the person's name, age, business and residence address, the person's principal occupation or employment, and the class or series and number of shares of capital stock of Brookdale that are owned beneficially or of record by the person. The notice must also set forth the name and record address of the stockholder, the class or series and number of shares of capital stock of Brookdale that the stockholder beneficially owns or owns of record, a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. In addition, the notice must include any other information relating to the stockholder or to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Exchange Act and the rules and regulations thereunder and must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. A person must own of record shares of Brookdale stock on the date that he or she sends the notice to Brookdale under the procedures above and on the record date for the determination of stockholders entitled to notice of and vote at such meeting. The notice should be mailed or delivered to "Brookdale Senior Living Inc. Nominating and Corporate Governance Committee c/o Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027". If the chairman of the annual meeting determines that a nomination was not made in accordance with the procedures set forth in our Bylaws, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
Provided that the required biographical and background material described above is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board or management.
Majority Voting Policy for Director Elections
In 2015 the Board adopted an amendment to our Corporate Governance Guidelines to provide for a majority voting policy applicable to uncontested elections of directors, which became effective immediately following the conclusion of the 2015 annual meeting of stockholders. The Board believes this policy better enables the Board to be responsive to stockholders who vote in the elections of directors.
Under the policy, in order for any person to be nominated by the Board for election as a director, such nominee must submit an irrevocable resignation, which will be effective contingent upon such nominee's not receiving a majority of the votes cast in an uncontested election of directors and acceptance of the resignation by the Board. If any such nominee fails to receive more votes cast "for" than "against" such nominee in an uncontested election of directors (with "abstentions" and "broker non-votes" not counted as a vote cast either "for" or "against" such director's election), the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board's decision and, if such resignation is rejected, the rationale behind the decision will be publicly disclosed within ninety days following certification of the election results. Any nominee who is an existing Board member and tenders his or her resignation pursuant to the policy will not participate in the committee's or Board's deliberations regarding whether to accept the resignation. An election will be considered a contested election under the policy if, as of the tenth day preceding the date the Company first mails its notice of the stockholders meeting to the Company's stockholders, the number of nominees exceeds the number of directors to be elected. If there is a contested election, the directors will be elected by a plurality of the votes cast as provided in our Certificate of Incorporation and Bylaws.
Each of the nominees for election as a Class III director at the Annual Meeting has submitted the irrevocable resignation described above.

Board Leadership Structure
Our Corporate Governance Guidelines do not require the separation of the positions of Chairman of the Board and Chief Executive Officer and provide that the Board is free to choose its Chairman in any way that it deems best for the Company at any given time. However, since the date of our formation, the Board has separated the positions of Chairman and Chief Executive Officer in the belief that this structure improves management's accountability to the Board. Mr. Wielansky currently serves as Non-Executive Chairman of the Board, and Ms. Baier serves as President, Chief Executive Officer and Director.
Risk Oversight
The business of the Company is managed with the oversight of the Board. As contemplated by the NYSE listing standards and as reflected in the charter of the Audit Committee, the Board has delegated to the Audit Committee the responsibility to discuss guidelines and policies governing the process by which our senior management and the relevant departments of the Company (including our Internal Audit Department)

assess and manage our exposure to risk. To that end, the Audit Committee regularly reviews our processes for risk assessment and risk management, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, the Board regularly receives reports from management regarding our risk exposures and monitors our risk management activities.
Communications from Stockholders
The Board has in place a process for security holders to send communications to the Board. Specifically, the Board will review and give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will generally be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate

Governance Committee considers to be important for the directors to consider. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Stockholders who wish to contact any non-management director, including the Non-Executive Chairman of the Board, or the non-management directors as a group, should address such communications to the non-management director (or group of directors) they wish to contact (or if any, to "Any Non-Management Director"), c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

Director Compensation
The director compensation program for 2017 and currently in effect for 2018 available to each director who is not an employee or consultant of ours consists of (i) an annual cash retainer; (ii) an additional cash retainer for serving as Chair of the Audit, Compensation, Nominating and Corporate Governance or Investment Committees; (iii) an annual award of immediately vested common stock; and (iv) cash meeting fees. In addition, each new independent director joining the Board is awarded shares of time-based restricted stock. Mr. Wielansky, our current Non-Executive Chairman, is entitled to an additional retainer for his service in such capacity, and Mr. Decker, our former Executive Chairman, was entitled to separate compensation arrangements during 2017. Details regarding each of these programs are described below.
Non-Employee Director Compensation Program
During 2017, the Compensation Committee conducted its annual review of the non-employee director compensation program applicable to each non-employee director, including receiving a report from F.W. Cook & Co., Inc. ("F.W. Cook") of the practices of the peer group utilized by the Compensation Committee when reviewing our 2016 executive compensation program (omitting peer group companies that were subsequently acquired). The Compensation Committee determined not to make any changes to the non-employee director compensation program. Our non-employee director compensation program consists of the following elements:

Cash Fees
Annual Retainer	$100,000
Annual Committee Chair Retainers:
Audit	$20,000
Compensation/Nominating and Corporate Governance	$15,000
Investment	$10,000
Meeting Fees
Per Board Meeting Attended	$3,000
Per Committee Meeting Attended	$2,000

Equity Awards
Annual Grant of Immediately Vested Stock	$100,000
Initial Grant of Restricted Stock (for new directors)	$100,000

Cash Fees
All of the cash amounts are payable quarterly in arrears. Applicable cash retainers are pro-rated to reflect a partial year’s service for directors who serve on the Board or as Chair of a standing committee for less than the full year. Cash meeting fees are paid to a director or committee member for attendance in person or telephonically. Each director has the opportunity to elect to receive either immediately vested shares (issued under our Director Stock Purchase Plan) or restricted stock units (issued under our 2014 Omnibus Incentive Plan) in lieu of up to 50% of their quarterly cash compensation. The number of shares or restricted stock units to be issued is based on the closing price of our common stock on the date of issuance, or if such date is not a trading date, on the previous trading day’s closing price. Each restricted stock unit will be payable in the form of one share of our common stock following the director’s termination of service as a member of the Board.

Annual Grant of Immediately Vested Stock
Each non-employee director receives an award of immediately vested common stock with a grant date fair value of approximately $100,000 for the year just served, anticipated to be granted in February each year. Directors joining the Board during the year are eligible to receive a pro-rated award to reflect a partial year’s service. Directors are given the opportunity to elect to receive restricted stock units in lieu of immediately vested common stock under which the shares would be received upon their retirement from the Board of Directors. Our directors are generally eligible to receive stock grants under our 2014 Omnibus Incentive Plan, and the shares of immediately vested common stock or restricted stock units are granted under such plan.

Initial Grant of Restricted Stock
Each new non-employee director joining the Board is granted an award of time-based restricted stock with a value of approximately $100,000 based on the closing price of our common stock on the date of grant. The shares will vest, subject to the director’s continued service, on the first anniversary of the date of grant. The shares are granted under our 2014 Omnibus Incentive Plan. During 2017, the Compensation Committee awarded 7,581 shares of restricted stock to Mr. Bromley in connection with his joining the Board effective July 25, 2017.

Compensation of Current Chairman of the Board
On March 1, 2018, upon the recommendation of the Compensation Committee, the Board approved compensatory arrangements for Mr. Wielansky's service as a non-employee director and Non-Executive Chairman of the Board. For his service as a non-employee director, Mr. Wielansky will continue to receive compensation applicable generally to non-employee directors. In addition, for his service as Non-Executive Chairman, Mr. Wielansky will receive an annual cash retainer of $250,000, which will be pro-rated to reflect a partial year of service for 2018. All cash amounts are payable quarterly in arrears, and Mr. Wielansky will have the opportunity to elect to receive either immediately vested shares or restricted stock units in lieu of up to 50% of such quarterly cash compensation.

In April 2018, we announced that we had entered into mutually-beneficial agreements with Ventas, Inc. under which we would restructure our portfolio of 128 communities that we leased from Ventas. The Compensation Committee and the Board evaluated the significance of the transactions to the Company, including the expected benefits thereof, and the extraordinary efforts of Mr. Wielansky to advise the Company's management team in its successful negotiation of such agreements, and determined to pay Mr. Wielansky an additional one-time retainer of $50,000.
Compensation of Former Executive Chairman of the Board
Mr. Decker served as Executive Chairman of the Board throughout 2017 and resigned from the Board effective March 1, 2018. Mr. Decker's compensation arrangements for 2017 were approved by the Board, upon recommendation of the Compensation Committee, in connection with Mr. Decker's appointment as Executive Chairman in 2016. The Compensation Committee reviewed such compensation arrangements with F.W. Cook in 2016. Under such arrangements, Mr. Decker received an annual cash retainer of $100,000 for his service as a director and an annual cash retainer of $500,000 for his service as Executive Chairman of the Board. In addition, he was entitled to cash meeting fees of $3,000 for each meeting of the Board and $2,000 for each meeting of the committees of the Board that he attended in person or by phone in his capacity as a member or Chairman of the Board, subject to a maximum of $75,000 of meeting fees each fiscal year. As an employee, Mr. Decker was also eligible to receive coverage for himself and his dependents under our group health plan on the terms generally applicable to other participants in such plan. Mr. Decker's cash retainers were paid in accordance with our ordinary payroll practices during 2017, and cash meeting fees were paid quarterly in arrears. For his service during 2017, Mr. Decker was not eligible to elect to receive either immediately vested shares or restricted stock units in lieu a portion of his quarterly cash compensation. Since Mr. Decker was not expected to be present at our offices on a permanent basis, he was not expected to relocate and we provided him with a rental car while he was present in the Nashville area.

Director Stock Ownership Guidelines
The Board has adopted Stock Ownership Guidelines that require each of our non-employee directors to maintain ownership of a number of shares of our common stock with a value equal to three times the non-employee director’s annual cash retainer for service on the Board, exclusive of any retainers for service as the Chairman of the Board or of any committee and any cash meeting fees. The expected level of ownership may be met through stock purchased by the director or his or her spouse in the market and/or through stock received upon vesting of equity awards. Unvested equity awards do not generally count toward satisfaction of the guidelines unless elected to be received by the director in lieu of cash compensation. Stock ownership levels are required to be achieved by the later of (i) February 5, 2019 (i.e., five years after their initial adoption) or (ii) the fifth anniversary of the director’s initial appointment or election to the Board. Until the expected ownership level is achieved, each director is expected to retain at least 50% of any shares obtained through our stock incentive plans.
As of August 10, 2018, each of our current independent directors holds a number of shares in excess of the number required by the guidelines, except for Ms. Johnson-Mills and Mr. Bromley, who were appointed to the Board in 2018 and 2017, respectively. Each of them will be expected to retain at least 50% of any shares obtained through our stock incentive plans until she or he holds shares in excess of the number required by the guidelines.
Director Compensation for 2017
The following table sets forth the compensation awarded to, earned by, or paid to our directors (other than T. Andrew Smith) for the year ended December 31, 2017. Information regarding compensation awarded to, earned by or paid to Mr. Smith for his service as an executive officer is included in “Executive Compensation” below.

Name	Fees Earned or Paid in Cash		Stock Awards (1)(2)		All Other Compensation		Total
Marcus E. Bromley	$103,478		$99,993	(3)	$—		$203,472
Frank M. Bumstead	$280,000		$99,992	(4)	$—		$379,992
Jackie M. Clegg	$291,000	(5)	$99,992	(4)	$—		$390,992
Jeffrey R. Leeds	$274,000		$99,992	(4)	$—		$373,992
James R. Seward	$267,167		$99,992	(4)	$—		$367,159
Lee S. Wielansky	$262,000		$99,992	(4)	$—		$361,992
Daniel A. Decker	$687,500		$—		$18,466	(6)	$705,966
Mark J. Parrell	$113,522		$99,992	(7)	$—		$213,514
William G. Petty, Jr.	$115,000	(8)	$99,992	(4)	$—		$214,992

(1)
Represents the aggregate grant date fair value of awards of immediately vested stock, restricted stock and/or restricted stock units computed in accordance with ASC Topic 718. See Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a summary of the assumptions made in the valuation of these awards.

(2)
As of December 31, 2017: (i) none of the directors held any unvested stock awards, except that each of Messrs. Bromley and Decker held 7,581 and 25,832 shares of time-based restricted stock, respectively (after giving effect to Mr. Decker's vesting on December 31, 2017 of 8,748 shares of time-based restricted stock and his forfeiture on December 31, 2017 of 26,245 shares of performance-based restricted stock due to the failure to achieve the threshold performance level); and (ii) each of Ms. Clegg and Mr. Decker held 6,850 and 15,547, respectively, restricted stock units.

(3)
Represents the grant date fair value of the initial grant of 7,581 shares of time-based restricted stock awarded on August 3, 2017 in connection with Mr. Bromley's joining the Board effective July 25, 2017.

(4)	Represents the grant date fair value of the annual grant of unrestricted shares for the previous year served, consisting of 6,738 immediately vested shares awarded on February 13, 2017.

(5)
Ms. Clegg elected to receive immediately vested shares in lieu of a portion of her cash compensation for 2017. The reported amount includes: 3,043 immediately vested shares issued on April 1, 2017 for service during the first quarter of 2017 with a grant date fair value of $40,867; 2,268 immediately vested shares issued on July 1, 2017 for service during the second quarter of 2017 with a grant date fair value of $33,362; 3,101 immediately vested shares issued on October 1, 2017 for service during the third quarter of 2017 with a grant date fair value of $32,871; and 3,956 immediately vested shares issued on January 1, 2018 for service during the fourth quarter of 2017 with a grant date fair value of $38,373.

(6)
Includes the employer matching contribution to our 401(k) Plan and premiums on Company-provided life and disability insurance and amounts paid by the Company for Mr. Decker’s rental car in the Nashville area.

(7)	Represents the grant date fair value of restricted stock units awarded for the previous year served, consisting of 6,738 immediately vested restricted stock units awarded on February 13, 2017 at Mr. Parrell's election in lieu of the annual grant of immediately vested shares.

(8)
Mr. Petty elected to receive immediately vested shares in lieu of a portion of his cash compensation for 2017. The reported amount includes: 1,209 immediately vested shares issued on April 1, 2017 for service during the first quarter of 2017 with a grant date fair value of $16,237; 934 immediately vested shares issued on July 1, 2017 for service during the second quarter of 2017 with a grant date fair value of $13,739; 1,297 immediately vested shares issued on October 1, 2017 for service during the third quarter of 2017 with a grant date fair value of $13,748; and 1,417 immediately vested shares issued on January 1, 2018 for service during the fourth quarter of 2017 with a grant date fair value of $13,745.
Executive Officers of the Company
The following table sets forth certain information concerning our executive officers. See "Proposal 1: Election of Directors—Information Concerning Continuing Class I and Class II Directors" above for biographical information for Ms. Baier.

Name	Age	Position
Lucinda M. Baier	53	President, Chief Executive Officer and Director
Cedric T. Coco	50	Executive Vice President and Chief People Officer
Mary Sue Patchett	55	Executive Vice President – Community Operations
George T. Hicks	60	Executive Vice President – Finance and Treasurer
H. Todd Kaestner	62	Executive Vice President – Corporate Development
Chad C. White	43	Executive Vice President, General Counsel & Secretary
Anthony V. Mollica	47	Division President
Ryan D. Wilson	43	Senior Vice President – Sales & Marketing and Chief Growth Officer
Teresa F. Sparks	49	Interim Chief Financial Officer

Cedric T. Coco joined Brookdale as Executive Vice President and Chief People Officer in October 2016 after serving in various human resources roles for Lowe's Companies Inc. since 2008, and most recently as Senior Vice President of Human Resources, where he led the human resources generalists for Lowe's stores, distribution centers and customer support centers, in addition to leading talent acquisition, employee relations, diversity, and succession planning. Prior to Lowe's, Mr. Coco gained nearly two decades of experience in human resources, learning and development and organization performance at Microsoft Corporation, KLA-Tencor Corporation and General Electric Company, where he held numerous leadership roles in engineering, business development, sales, general management and organizational learning.
Mary Sue Patchett became our Executive Vice President – Community Operations in November 2015 after having served as Division President for one of our senior housing divisions since February 2013 and as Divisional Vice President since joining Brookdale in September 2011 in connection with our Horizon Bay acquisition.  Ms. Patchett has over 30 years of senior care and housing experience serving in leadership roles. Previously, Ms. Patchett served as Chief Operating Officer of Horizon Bay from January 2011 through August 2011 and as Senior Vice President of Operations from March 2008 through December 2011. Prior to joining Horizon Bay, she was

President and owner of Patchett & Associates, Inc., a management consulting firm for senior housing and other healthcare companies, from 2005 until March 2008. Ms. Patchett had previously served as Divisional Vice President for Alterra for over six years and started in senior living with nine years in numerous leadership positions at Sunrise Senior Living. Ms. Patchett has served on numerous industry boards and is serving on the advisory board of Florida Argentum as its past chair.
H. Todd Kaestner became our Executive Vice President – Corporate Development in July 2006, and his responsibilities include acquisitions and dispositions, development, asset management, procurement and lessor and joint venture relations. Previously, Mr. Kaestner served as Executive Vice President – Corporate Development of ARC since September 1993. Mr. Kaestner served in various capacities for ARC's predecessors since 1985, including Vice President – Development from 1988 to 1993 and Chief Financial Officer from 1985 to 1988.
George T. Hicks became our Executive Vice President – Finance in July 2006 and our Treasurer in January 2016.  Prior to July 2006, Mr. Hicks served as Executive Vice President – Finance and Internal Audit, Secretary and Treasurer of ARC since September 1993. Mr. Hicks had served in various capacities for ARC's predecessors since 1985, including Chief Financial Officer from September

1993 to April 2003 and Vice President – Finance and Treasurer from November 1989 to September 1993.
Chad C. White joined Brookdale in February 2007 and has served as our Executive Vice President since January 2018, our General Counsel since March 2017 and our Secretary since March 2013. He previously served as our Senior Vice President and General Counsel from March 2017 until January 2018, our Senior Vice President and Co-General Counsel from July 2014 to March 2017, our Vice President and Co-General Counsel from March 2013 to July 2014, and our Associate General Counsel and Assistant Secretary prior to that. Before joining Brookdale, Mr. White served in legal roles with Dollar General Corporation and Bass, Berry & Sims PLC.
Anthony V. Mollica joined Brookdale as Division President for the Company’s ancillary services program, including home health, hospice and outpatient therapy services, in March 2016. Prior to that, he served as Vice President Operations for Omnicare, Inc. since March 2014 and then CVS Health following its merger with Omnicare, where he oversaw operations of the Omnicare Specialty Care Group. Prior to Omnicare, Mr. Mollica served in various roles for Giant Eagle, a regional grocery and pharmacy provider, including most recently as Vice President of Pharmacy Operations, and held leadership roles at Target Corporation and Rite Aid Corporation. Mr. Mollica is a Registered Pharmacist.

Ryan D. Wilson joined Brookdale in January 2017 as Senior Vice President - Sales and Chief Growth Officer, and became our Senior Vice President - Sales and Marketing and Chief Growth Officer in May 2017. Prior to that, he served as Senior Vice President, Sales for Henkel Consumer Goods Inc. since December 2014. Prior to Henkel, he served for nearly a decade in various leadership roles for Johnson & Johnson, including most recently as National Sales Director, Consumer Healthcare from March 2012 to December 2014 where he oversaw sales and strategy for more than 20 consumer brands.
Teresa F. Sparks joined Brookdale as interim Chief Financial Officer in March 2018 after most recently having served as Executive Vice President and Chief Financial Officer of Surgery Center Holdings, Inc. until January 2018 since its acquisition of Symbion in November 2014. Prior to that, Ms. Sparks served as Senior Vice President and Chief Financial Officer of Symbion Holdings Corporation and Symbion, Inc. from August 2007 to November 2014 and as Corporate Controller from Symbion's inception in 1996 through August 2007 and was named Vice President in December 2002. Prior to joining Symbion, she served as Assistant Controller for HealthWise of America, Inc., a managed care organization, and was a senior healthcare auditor for Deloitte & Touche LLP. Ms. Sparks is a Certified Public Accountant (inactive) and holds a bachelor's degree in Accounting and Business Administration from Trevecca Nazarene University.

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the compensation of the following named executive officers:

Name	Title
Lucinda M. Baier	President and Chief Executive Officer
T. Andrew Smith	Former President and Chief Executive Officer
Cedric T. Coco	Executive Vice President and Chief People Officer
Mary Sue Patchett	Executive Vice President – Community Operations
Bryan D. Richardson	Former Executive Vice President and Chief Administrative Officer
Labeed S. Diab	Former Chief Operating Officer

In 2017, Mr. Smith served as our President and Chief Executive Officer and a member of the Board, Ms. Baier served as our Chief Financial Officer and Mr. Richardson served as our Executive Vice President and Chief Administrative Officer. Effective February 28, 2018, the Board appointed Ms. Baier as our President and Chief Executive Officer and a member of the Board, at which time Mr. Smith's service was terminated without cause. Mr. Richardson's service as our Executive Vice President and Chief Administrative Officer was terminated without cause effective March 9, 2018. Mr. Diab resigned from his role as Chief Operating Officer effective October 28, 2017.

Compensation Practices–Highlights

What We Do	What We Do Not
– Pay for Performance – A significant portion of our NEOs’ target direct compensation is awarded in the form of variable, at-risk compensation.
– Caps on Payouts – We cap payouts under our annual cash incentive plan and long term incentive awards (no additional shares beyond target performance).
– Preserving Tax Deductibility – For 2017 and prior years, we have structured incentive compensation opportunities with the intent that they will qualify as performance-based compensation under Section 162(m) of the Code to the extent possible.
– Stock Ownership and Retention Guidelines – We maintain stock ownership and retention guidelines (5x base salary for the CEO; 4x base salary for the CFO; 3x base salary/cash retainer for the other NEOs and directors).
– Annual Say on Pay – We annually conduct a “say-on-pay” advisory vote (rather than on a less frequent basis) to solicit our stockholders’ views on our executive compensation programs.
– Independent Committee and Consultant – The Committee is comprised solely of independent directors, and it retains F.W. Cook as its independent compensation consultant.

– No Above Median Benchmarking – We do not benchmark target compensation above the median of our peer group.
– No Excessive Guaranteed Compensation – Our annual cash incentive plan and our performance-based restricted stock awards do not have minimum guaranteed payout levels, and therefore this compensation is “at risk.”
– No Excise Tax Gross Ups – We do not provide tax gross-ups on change-in-control payments.
– No Pledging or Hedging – Our insider trading policy prohibits executive officers and directors from pledging shares or engaging in short-sale, hedging, or other derivative transactions involving our securities.
– No Defined Benefit Pension Plans – We do not offer pensions or supplemental executive retirement plans (SERPs), only a 401(k) Plan on the same terms as other employees.
– No Stock Options – We have never granted stock options.

Overview of Compensation Process
The Compensation Committee of the Board (the “Committee”) administers our executive compensation program, including overseeing our compensation plans and policies, performing an annual review of executive compensation plans, and reviewing and approving all decisions regarding the compensation of executive officers. At the request of the Committee, our Chief Executive Officer and certain of our other executive officers participate in Committee meetings (other than when their own compensation is determined) and assist the Committee by, for example, providing information to the Committee and making recommendations regarding our compensation program and levels. Our Chief Executive Officer recommends to the Committee the compensation of our other executive officers, subject to the Committee’s ultimate authority and responsibility for determining the form and amount of executive compensation.
The Committee values the opinions expressed by stockholders in the annual say-on-pay vote and considers the outcomes of such votes when making executive compensation decisions. At our 2017 annual meeting of stockholders, approximately 87% of the votes cast on the annual vote to approve the compensation of our named executive officers (referred to as “say-on-pay”) supported our executive compensation program. The Committee believes this vote affirmed our stockholders’ support of our executive compensation approach and provided assurance the program is reasonable and aligned with stockholder expectations.

Executive Officer Compensation Philosophy and Objectives
Our executive compensation program is designed to reward performance, align executives’ interests with those of our stockholders and attract and retain key executives responsible for our success. To accomplish these objectives, we intend to provide compensation that is competitive externally, fair internally, and tied to performance.
Our executive compensation program consists of these key elements:

●
Base Salary—To attract and retain our key executives, we provide a base salary that reflects the level and scope of responsibility, experience and skills of an executive, and competitive market practices.

●
Annual Cash Incentive Opportunity—The purpose of the annual cash incentive opportunity is to motivate and reward executives for their contributions to our performance through the opportunity to receive annual cash compensation based on the achievement of company and individual performance objectives for the year. The Committee intends to set targets that are challenging, but generally based on the Company’s business and operating plans so as to avoid encouraging excessive risk-taking.

●
Long-Term Incentive Compensation—The purpose of long-term incentive compensation is to align executives’ long-term goals with those of our stockholders. For the 2017 executive compensation program, the Committee continued to utilize a mix of time- and performance-based restricted stock as the forms of long-term incentive compensation awarded to our executives. The Committee believes that the use of restricted stock appropriately aligns the interests of our executives with those of our stockholders and encourages employees to remain with the Company.

Market Data Review
Competitive market practices, including those of a self-selected peer group, are one of many factors the Committee typically considers in making executive compensation decisions. The Committee reviews market data to provide an external frame of reference on range and reasonableness of our compensation levels and practices, but not as a primary or determinative factor. The Committee’s objective continues to be, over the long-term, to target executive compensation at or slightly below the median of our peer group for comparable positions, with potential upside opportunity if supported by company financial and operating performance.
In recent years, the Committee annually has engaged F.W. Cook to review and, if advisable, recommend updates to, the peer group used by the Committee for reviewing our executive compensation program, and to conduct an independent market analysis using that peer group. F.W. Cook's report from 2016 had indicated that the target total direct compensation for our named executive officers (other than Mr. Coco, who joined the Company in 2016) was at or near the median of our peer group for similarly titled roles and that the design of our short-term incentive plan, including the performance criteria and amounts, and relative weighting thereof, were generally consistent with peer practices. In light of F.W. Cook's prior-year report, the Company's performance falling below expectations in 2016, and the Committee's determination that the realized pay of the named executive officers for 2016 appropriately reflected such performance, the Committee determined that no material changes would be made to the 2017 executive compensation program. As a result, the Committee did not request F.W. Cook to conduct a peer-group review or market analysis for 2017 compensation decisions.
The peer group used for 2016 executive compensation decisions, shown below, included 18 companies in the health care facilities, healthcare services, managed healthcare, healthcare REIT, hospitality and restaurant industries. The companies contained in the peer group were chosen to be reflective of our levels of revenue, market capitalization and enterprise value, and number of employees

2016 Compensation Peer Group
Centene Corporation	Omnicare, Inc. (acquired in 2015)
Community Health Systems, Inc.	Quest Diagnostics Incorporated
Darden Restaurants, Inc.	Select Medical Holdings Corporation
Encompass Health Corporation (f/k/a HealthSouth Corporation)	Starwood Hotels & Resorts Worldwide, Inc. (acquired in 2016)
Hyatt Hotels Corporation	Tenet Healthcare Corporation
Kindred Healthcare, Inc.	The Ensign Group, Inc.
Laboratory Corporation of America Holdings	Universal Health Services, Inc.
LifePoint Health, Inc.	Welltower Inc.
National HealthCare Corporation	Wyndham Destinations, Inc. (f/k/a Wyndham Worldwide Corporation)

F.W. Cook reports directly to the Committee and does not provide any services to the Company other than services provided to the Committee. The Committee conducted a specific review of its relationship with F.W. Cook, and determined that its work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010 by the SEC and by the NYSE.

Annual Risk Assessment
In accordance with its charter, the Committee conducts an assessment annually of the relationship between our risk management policies and practices, corporate strategy and our compensation arrangements. As part of this assessment, the Committee evaluates whether any incentive and other forms of pay encourage unnecessary or excessive risk taking. For our 2017 executive compensation program, the Committee concluded that the program, including the performance goals and targets used for incentive compensation, is appropriately structured not to encourage unnecessary or excessive risk taking.

2017 Compensation Decisions
In light of F.W. Cook's prior-year report, the Company's performance falling below expectations in 2016, and the Committee's determination that the realized pay of the named executive officers for 2016 appropriately reflected such performance, the Committee determined that no material changes would be made to the 2017 executive compensation program. The Committee noted that Mr. Coco's compensation arrangements had recently been determined in connection with his joining the Company in the fourth quarter of 2016.
Specifically, the Committee determined not to increase the base salary of the named executive officers and determined that the target annual cash incentive opportunity for 2017 would remain at 125% of base salary for Mr. Smith and 100% of each of the other named executive officers, consistent with 2016 levels. The

Committee also determined to continue to use the relative weighting of company financial performance measures (75% for Mr. Smith and 70% for the other named executive officers) and individual performance measures (25% for Mr. Smith and 30% for the other named executive officers). For the company financial measures, the Committee determined to continue to use Combined Adjusted Free Cash Flow and resident fee revenue, and to begin to use Facility Operating Income, as the company financial performance measures.
The Committee determined to grant long-term incentive awards with grant date fair values consistent with the awards made in 2016, with the exception of Mr. Smith, who did not receive an award, and Mr. Coco, whose award amount was set forth in his offer letter in connection with his joining the Company in the fourth quarter of 2016. The Committee was prepared to make annual grants of time- and performance-based restricted stock to Mr. Smith with an aggregate grant date fair value of $5,225,000, consistent with the grant date fair values of his 2016 awards. However, Mr. Smith unilaterally requested that the Committee not consider him for the 2017 awards. The Committee accepted Mr. Smith’s request, and Mr. Smith waived any rights to such awards and any rights resulting from the Committee’s failure to make such awards and confirmed that failure to receive such awards would not entitle him to terminate his employment agreement for “good reason.”
The table below sets forth the target total direct compensation (base salary, annual cash incentive, and long-term equity) approved by the Committee for each of our named executive officers for 2017, other than Mr. Diab who resigned effective October 28, 2017. Performance-based opportunities are presented at target and long-term incentive awards are presented at grant date fair value.

	Base Salary	Annual Cash Incentive	Performance-Based Long-Term Equity	Time-Based Long-Term Equity	Target Total Direct Compensation
Ms. Baier	$550,000	$550,000	$749,999	$750,014	$2,600,013
Mr. Smith	$950,000	$1,187,500	$—	$—	$2,137,500
Mr. Coco	$430,000	$430,000	$399,997	$400,012	$1,660,009
Ms. Patchett	$425,000	$425,000	$352,495	$352,509	$1,555,004
Mr. Richardson	$430,500	$430,500	$440,006	$440,006	$1,741,012

2017 Realized Compensation and Summary of Compensation Results
To provide a better understanding of the results of our 2017 executive compensation program, the following table sets forth the amount of total direct compensation actually realized by our named executive officers, other than Mr. Diab, which includes actual salary earned, actual payments under our 2017 annual cash incentive plan and the value of restricted stock awards that vested during 2017. For comparison purposes, the following table also sets forth the amount of total direct compensation actually realized for 2015 and 2016 by our named executive officers who served a full year and were named executive officers during such years.

We believe the amount of total direct compensation realized by our named executive officers demonstrates the pay-for-performance nature of our executive compensation program in the context of our 2017 and 2016 results being below our expectations, as reflected by Mr. Smith's earning significantly less in 2017 than his two prior years' total compensation reported in the Summary Compensation Table and our other named executive officers' earning significantly less than the amounts targeted by the Committee and amounts reported in the Summary Compensation Table for 2017.

	Year	Salary	Annual Cash Incentive Earned	Value upon Vesting of Long-Term Incentive Awards	Total Direct Compensation Realized
Ms. Baier	2017	$550,000	$196,150	$320,647	$1,066,797
	2016	$552,115	$222,750	$136,988	$911,853

Mr. Smith	2017	$950,000	$356,709	$1,988,115	$3,294,824
	2016	$953,654	$418,594	$1,258,572	$2,630,820
	2015	$953,654	$276,094	$2,022,015	$3,251,763

Mr. Coco	2017	$430,000	$149,484	$101,897	$681,381

Ms. Patchett	2017	$425,000	$134,995	$239,469	$799,464
	2016	$426,635	$145,350	$174,037	$746,022

Mr. Richardson	2017	$430,500	$122,536	$411,937	$964,973
	2016	$432,115	$159,500	$384,391	$976,006
	2015	$421,616	$124,110	$916,815	$1,462,541

With respect to the annual cash incentive opportunity, during 2017 we failed to achieve the threshold level of performance of the Combined Adjusted Free Cash Flow and resident fee revenue performance measures, and we achieved 28.3% of the target level of performance of the Facility Operating Income performance measure (reflecting the Committee's equitable adjustment of our results for the impact of Hurricanes Harvey and Irma and the California wildfires). The Committee determined that Mr. Smith achieved 97.5% of his individual performance goals, and that the other named executive officers shown in the table achieved between 76.0% and 100.0% of their individual performance goals. As a result, Mr. Smith earned 30.0%, and each of the other named executive officers earned between 28.5% and 35.7%, of his or her target annual cash incentive opportunity.
In addition, shares of performance-based restricted stock granted to Mr. Smith, Ms. Patchett and Mr. Richardson in 2014 were eligible to vest on February 27, 2017, dependent on the level of achievement of performance targets based on our three-year compound annual growth rate (“CAGR”) of Cash From Facility Operations (“CFFO”) per share measured based on our CFFO per share in 2016 versus a 2013 base year. We failed to achieve the threshold performance for this measure, and as a result the shares eligible to vest on such date were forfeited (Mr. Smith––45,122 shares; Ms. Patchett––4,998; and Mr. Richardson––9,789 shares).

During 2017, the named executive officers realized the amounts shown in the table above upon the vesting of time-based restricted stock granted in 2013 through 2016 (Ms. Baier—24,967 shares; Mr. Smith––92,746 shares; Mr. Coco––9,779 shares; Ms. Patchett––16,226 shares; and Mr. Richardson––24,878 shares), and performance-based restricted stock. Shares of performance-based restricted stock granted in 2013 to Mr. Smith, Ms. Patchett and Mr. Richardson were eligible to vest on February 27, 2017 dependent upon the level of achievement of performance targets based on our 2016 return on investment (“ROI”) on all Program Max projects approved in 2013 and completed prior to the end of 2014. Our actual ROI exceeded the target performance level and, therefore, each of such individuals vested with respect to 100% of the shares eligible to vest on such date (Mr. Smith––16,276 shares; Ms. Patchett––1,677 shares; and Mr. Richardson––3,279 shares). In addition, Mr. Smith’s 26,871 shares of performance-based restricted stock granted during 2015 and eligible to vest on February 27, 2017 vested on such date upon the Committee’s determination that the performance goals established by the Committee based on integration of purchasing systems and processes related to our acquisition of Emeritus Corporation had been met.

2017 Base Salaries
As part of the 2017 compensation decision process, the Committee determined not to increase the base salary for our named executive officers. As a result, Mr. Smith's last annual base salary increase occurred in 2015. The 2017 base salaries for our named executive officers were as follows:

2017 Base Salary
Ms. Baier	$550,000
Mr. Smith	$950,000
Mr. Coco	$430,000
Ms. Patchett	$425,000
Mr. Richardson	$430,500
Mr. Diab	$585,000

2017 Annual Cash Incentive Compensation
During 2017, each of the named executive officers was eligible to receive cash incentive compensation based on company and individual performance. The cash incentive opportunities were denominated as separate cash-settled performance awards under our 2014 Omnibus Incentive Plan, which was approved by our stockholders, so that amounts paid would be deductible under Section 162(m)

of the Internal Revenue Code. As set forth in our 2014 Omnibus Incentive Plan, the aggregate maximum payout to an individual for the 2017 annual cash incentive plan was $2,000,000. The annual cash incentive opportunity and results under the annual cash incentive plan are described below.
2017 Annual Cash Incentive Opportunity
The 2017 target total cash incentive opportunity for each of our named executive officers, calculated as a percentage of 2017 base salary, was consistent with our 2016 executive compensation program. Pursuant to his offer letter in connection with his hiring in the fourth quarter of 2016, Mr. Coco's target total cash incentive opportunity was set at 100% of base salary for 2017. The company performance objectives of the cash incentive opportunity were to be paid following the end of the fiscal year, dependent on company performance results (weighted

75% for Mr. Smith and 70% for the other named executive officers) and individual performance results (weighted 25% for Mr. Smith and 30% for the other named executive officers). The company performance objectives were Combined Adjusted Free Cash Flow, Facility Operating Income and resident fee revenue.
The following table shows the target cash incentive opportunity and the relative weighting of the company financial objectives and individual objectives.

	Target Bonus		Weighting of Objectives
	% of Base Salary	Amount	Combined Adjusted Free Cash Flow	Facility Operating Income	Resident Fee Revenue	Individual Objectives
Ms. Baier	100%	$550,000	40%	20%	10%	30%
Mr. Smith	125%	$1,187,500	40%	20%	15%	25%
Mr. Coco	100%	$430,000	40%	20%	10%	30%
Ms. Patchett	100%	$425,000	40%	20%	10%	30%
Mr. Richardson	100%	$430,500	40%	20%	10%	30%
Mr. Diab	100%	$585,000	40%	20%	10%	30%
The company performance objectives were developed by management and approved by the Committee. The Committee determined to use such measures for 2017 because the measures were used by management and the Board in the budgeting process and when evaluating our results. In addition, the constituent parts of Combined

Adjusted Free Cash Flow were used in the Company’s forward-looking earnings guidance provided to the investment community and in its quarterly financial reporting.
For the individual objectives component of the annual cash incentive plan, the Committee determined to continue to use a rigorous process in setting goals, identifying achievement criteria and scoring goal achievement to maintain the pay-for-performance nature of the individual objectives and to differentiate results among executives and their objectives. The individual performance objectives for each named executive officer, other than Mr. Smith, were recommended by Mr. Smith and approved by the Committee. Mr. Smith’s individual performance objectives were approved by the Committee and reviewed with the Board.
Company Financial Measures and Targets
Combined Adjusted Free Cash Flow was defined as the Company's consolidated Adjusted Free Cash Flow plus its proportionate share of its unconsolidated ventures' Adjusted Free Cash Flow. The calculation of Combined Adjusted Free Cash Flow excluded transaction, transaction-related and severance costs, and the performance targets could be equitably adjusted at the discretion of the Committee to reflect transaction activity and capital expenditures associated with catastrophic casualty losses. The targeted level of Combined Adjusted Free Cash Flow under the annual cash incentive plan was $207.4 million, which was consistent with our initial 2017 budget and business plan approved by the Board in January 2017 and 11.2% higher than our actual 2016 Combined Adjusted Free Cash Flow results.
Facility Operating Income was defined as the Company's senior housing segment operating income plus ancillary services segment operating income. The calculation of Facility Operating Income performance targets could be equitably adjusted at the discretion of the Committee to reflect transaction activity. The targeted level of Facility

Operating Income for 2017 was $1,248.1 million, which was consistent with our 2017 budget and business plan approved by the Board in January 2017. The targeted level of Facility Operating Income represented a year-over-year decline of 8.8% for 2017, which reflected the impact of disposition activity completed since the beginning of 2016 and planned for 2017.
The targeted level of resident fee revenue for 2017 was $3,839.1 million. The revenue performance targets could be equitably adjusted at the discretion of the Committee to reflect transaction activity. The targeted level of resident fee revenue represented a year-over-year decline of 7.9% for 2017, which reflected the impact of disposition activity completed since the beginning of 2016 and planned for 2017.
Payouts as a percentage of target for each of the company performance measures are shown below and were to be interpolated between the steps shown below.

Percentage Payout of Weighted Target Opportunity	Combined Adjusted Free Cash Flow (in 000s)	Facility Operating Income (in 000s)	Resident Fee Revenue (in 000s)
200%	$217,781 or more	$1,310,527 or more	$3,877,476 or more
100%	$207,410	$1,248,121	$3,839,085
90%	$201,188	$1,223,159	$3,819,890
80%	$199,114	$1,216,918	$3,816,050
60%	$194,965	$1,210,677	$3,808,372
40%	$190,817	$1,198,196	$3,800,694
20%	$186,669	$1,185,715	$3,793,016
0%	Below $186,669	Below $1,185,715	Below $3,793,016
Individual Objectives
The individual objectives for 2017 were intended to focus executives on key strategic initiatives supporting our business plan, based on their roles in achieving such initiatives. The objectives were designed to be reasonably achievable, but because they would require significant additional efforts on behalf of each of the executives, the cash incentive opportunity linked to individual performance was at risk. The level of achievement of the individual objectives for each named executive officer other than Mr. Smith was to be determined by the Committee following the end of the fiscal year upon the recommendation of Mr. Smith. The level of achievement of Mr. Smith’s individual objectives was to be determined by the Committee and reviewed with the Board. Achievement of the targeted level of performance would have resulted in 100% of this component of the opportunity of the being paid, which represented the maximum amount payable to an executive with respect to the individual performance objectives.

	2017 Individual Objectives	Weighting
Ms. Baier	Expense Savings. Capture $1 million run rate of general and administrative and operating expense savings and implement and execute all planned growth, development and succession plans for teams in 2017.	20%
	Refinancing Plan. Develop and receive Investment Committee approval of an initial plan to refinance 100% of our 2018 consolidated maturities and execute at least 85% of the plan steps with 2017 due dates.	20%
	Strategic Review. Support our strategic review to fully explore the range of strategic options available to the Company and develop capital allocation strategy.	20%
	Accounting Controls. Maintain an appropriate control environment, with success measured as an audit opinion that does not contain any significant or material weaknesses, and prepare to implement new ASU standards for revenue recognition and lease accounting, with success measured as completing a final plan by December 31 2017.	20%
	Operations Support. Provide insight into business operations through operating reviews and analytic reports, with measurement based on monthly and quarterly reports being timely delivered, and deliver competition monitor.	20%

Mr. Smith	Resident Engagement. Ensure participation in a resident and family survey at a targeted participation rate and improve Net Promoter Score by a targeted amount.	20%
	Improve Key Community Leadership Turnover. Reduce voluntary turnover for key community positions by a targeted percentage and reduce days-to-fill open community executive director positions to a targeted number of days.	20%
	Quality Assurance. Achieve targeted scores under our community quality assurance program; ensure timely completion of corrective action items within targeted number of days; and complete identified updates to the community quality assurance program.	10%
	Refinancing Plan. Develop and receive Investment Committee approval of an initial plan to refinance 100% of our 2018 consolidated maturities and execute at least 85% of the plan steps with 2017 due dates.	20%
	Strategic Review. Lead strategic review to fully explore the range of strategic options available to the company and develop a capital allocation strategy.	20%
	Purpose Driven Culture. Identify, develop and recommend a 2018 rollout for an employer value proposition; define and deploy a leadership philosophy; develop and rollout a leadership foundations program; and design an associate recognition program and phased rollout plan.	10%

Mr. Coco	Improve Key Community Leadership Turnover. Reduce voluntary turnover for key community positions by a targeted percentage and reduce days-to-fill open community executive director positions to a targeted number of days.	25%
	High Performance Organization. Conduct talent reviews of key identified roles and develop recommendations for talent management; work with executive team to deliver an immersive development session to senior leadership team.	25%

	Purpose Driven Culture. Identify, develop and recommend a 2018 rollout for an employer value proposition; define and deploy a leadership philosophy; develop and rollout an enhanced leadership foundations program; and design an associate recognition program and phased rollout plan.	25%
	Talent Acquisition. Develop talent pipeline strategies for key community leadership positions and a rollout plan.	25%

Ms. Patchett	Resident Engagement. Ensure participation in a resident and family survey at a targeted participation rate and improve Net Promoter Score by a targeted amount.	30%
	Improve Key Community Leadership Turnover. Improve participation in Associate Foundations training to a targeted participation rate; reduce voluntary turnover for key community positions by a targeted percentage; and reduce days-to-fill open community executive director positions to a targeted number of days.	30%
	Quality Assurance. Achieve targeted scores under our community quality assurance program and ensure timely completion of corrective action items within a targeted number of days.	30%
	Leadership Development. Create and implement a district director playbook in conjunction with simplification of community executive director role.	10%

Mr. Richardson	Procurement Savings. Meet or exceed year-over-year procurement savings as set forth in the 2017 budget including realization of savings from certain identified projects and develop and implement an improved procurement process.	30%
	Maintenance and CapEx. Develop a multi-year capital expenditures plan including priority issues, ensure at or below budget repairs and maintenance expense while maintaining community quality, and remediate certain facility maintenance programs.	30%
	Strategic Project Management. Improve the information technology customer satisfaction rating to a targeted improved rating, develop an action plan to address a third-party risk assessment report and present the plan and implementation updates to the Audit Committee; and implement agile software development methodologies within the information technology function.	30%
	Streamline Business. Improve operational execution through soliciting, reviewing and implementing best practice suggestions and implementing suggestions that will produce a $1 million run-rate benefit to the Company.	10%

Mr. Diab	High Performance Organization. Conduct talent reviews of key identified roles and develop recommendations for talent management; work with Chief People Officer to deliver an immersive development session to senior leadership team.	25%
	Quality Assurance. Achieve targeted scores under our community quality assurance program; ensure timely completion of corrective action items within targeted number of days; and complete identified updates to the community quality assurance program.	25%
	Resident Engagement. Ensure participation in a resident and family survey at a targeted participation rate and improve Net Promoter Score by a targeted amount.	25%
	Improve Key Community Leadership Turnover. Reduce voluntary turnover for key community positions by a targeted percentage and reduce days-to-fill open community executive director positions to a targeted number of days.	25%

2017 Annual Cash Incentive Results
Summary
The achievement and payment to each of our named executive officers receiving payment under the 2017 annual cash incentive plan were as follows for each of the performance measures and in the aggregate. As a result of Mr. Diab's resignation effective October 28, 2017, he was ineligible to receive payouts under the annual cash incentive plan.

	Combined Adjusted Free Cash Flow		Facility Operating Income		Resident Fee Revenue		Individual Objectives		Total
	Achieved	Payout	Achieved	Payout	Achieved	Payout	Achieved	Payout	Achieved	Payout
Ms. Baier	—	$—	28.3%	$31,150	—	$—	100.0%	$165,000	35.7%	$196,150
Mr. Smith	—	$—	28.3%	$67,256	—	$—	97.5%	$289,453	30.0%	$356,709
Mr. Coco	—	$—	28.3%	$24,354	—	$—	97.0%	$125,130	34.8%	$149,484
Ms. Patchett	—	$—	28.3%	$24,070	—	$—	87.0%	$110,925	31.8%	$134,995
Mr. Richardson	—	$—	28.3%	$24,382	—	$—	76.0%	$98,154	28.5%	$122,536

Combined Adjusted Free Cash Flow
We achieved Combined Adjusted Free Cash Flow for 2017, excluding transaction, transaction-related and severance costs, of approximately $156.3 million, which was below the threshold performance target. When evaluating our performance relative to the performance targets, the Committee considered exercising its discretion under our 2014 Omnibus Incentive Plan to equitably adjust the payout to reflect our actual 2017 results excluding costs and lost revenue related to Hurricanes Harvey and Irma and the California wildfires, insurance proceeds from such events, the unplanned reduction in our proportionate responsibility in the capital expenditure budget of one of our unconsolidated ventures and debt modification costs. However, even if such adjustments were made, our adjusted 2017 Combined Adjusted Free Cash Flow performance would have been below the threshold performance target. Accordingly, the Committee determined that no portion of the opportunity based on this objective would be paid.
Combined Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with generally accepted accounting principles, or GAAP, and should not be considered in isolation from, as superior to or as a substitute for net income (loss), income (loss) from operations, cash flows provided by or used in operations, or other financial measures determined in accordance with GAAP. Our definition of Adjusted Free Cash Flow and a reconciliation showing how we calculated Combined Adjusted Free Cash Flow for 2017 is presented in Appendix A to this proxy statement.
Facility Operating Income
We achieved Facility Operating Income of $1,178 million for 2017, which represents the aggregate segment operating income of our Retirement Centers, Assisted Living, CCRCs-Rental and Brookdale Ancillary Services segments of $271.4 million, $749.1 million, $106.2 million and $51.3 million, respectively. Our actual 2017 Facility Operating Income was below the threshold performance target. When evaluating our performance relative to the performance targets, the Committee exercised its discretion under our 2014 Omnibus Incentive Plan to equitably adjust the payout to reflect our actual 2017 results excluding $7.3 million of facility operating expenses related to Hurricanes Harvey and Irma and the California wildfires and to include an estimated $5.7 million of revenue lost due to Hurricane Irma. As a result, our 2017 Facility Operating Income, as adjusted, was $1,191 million, which corresponded to the 28.3% level of performance. Accordingly, the Committee determined to pay 28.3% of the target opportunity based on such performance, as shown above.
Resident Fee Revenue
We achieved resident fee revenue of $3,780 million for 2017, which was below the threshold level of performance for this component of the annual cash incentive plan. When evaluating our performance relative to the performance targets, the Committee considered equitably adjusting the payout to reflect our actual results adjusted to include lost revenue related to Hurricane Irma.
However, even if such adjustment were made, our resident fee revenue performance would have been below the threshold performance target. Accordingly, the Committee determined that no portion of the opportunity based on this objective would be paid.
Individual Objectives
Following the conclusion of the 2017 fiscal year, the Committee determined that Mr. Smith had achieved 97.5% of his individual performance objectives. In addition, based upon Mr. Smith’s recommendation and the Committee’s own evaluation of each named executive officer’s performance against the individual performance objectives that had been previously established, the Committee determined the level of achievement of the other named executive officers. The level of achievement of the named executive officers’ individual performance objectives and associated payouts are shown above.

2017 Long-Term Incentive Awards
The grant date fair value of the long-term incentive awards granted to our named executive officers in 2017 were as follows. Mr. Smith did not receive long-term incentive awards in 2017. The number of shares of restricted stock granted to each named executive officer was based on $14.84, the closing price of our common stock on February 13, 2017, the date of grant.

	Time-Based Restricted Stock	Performance-Based Restricted Stock	Total
Ms. Baier	$750,014	$749,999	$1,500,013
Mr. Coco	$400,012	$399,997	$800,009
Ms. Patchett	$352,509	$352,495	$705,004
Mr. Richardson	$440,006	$440,006	$880,012
Mr. Diab	$750,014	$749,999	$1,500,013

The restricted share agreements associated with such long-term incentive awards contain non-competition, non-solicitation, non-disparagement and confidentiality covenants. With respect to any termination of a named executive officer’s employment, treatment of the restricted stock awards will be as provided in the applicable award agreement governing such awards, as described under “Potential Payments Upon Termination or Change in Control.” Each of the named executive officers will also be entitled to receive dividends on outstanding unvested restricted shares, to the extent that any such dividends are declared in the future.
The awards of time-based restricted stock vested or will vest ratably in four annual installments beginning on February 27, 2018, subject to continued employment.
Up to 75% of the awards of performance-based restricted stock are eligible to vest on February 27, 2020 and up to 25% are eligible to vest on February 27, 2021, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. Achievement of the threshold level of performance for a tranche will result in the vesting of 20% of the shares eligible to vest in such tranche, and achievement of the targeted level of performance (or above) for a tranche will result in the vesting of 100% of such shares, which is the maximum that may be earned. Any performance-based shares which do not vest in either tranche will be forfeited. Management viewed the performance targets to be challenging.
The performance targets for the shares eligible to vest in 2020 are based on our three-year CAGR of Combined Adjusted Free Cash Flow, with results to be measured based on our Combined Adjusted Free Cash Flow in 2019 compared to our Combined Adjusted Free Cash Flow in 2016. For purposes of the calculation, Combined Adjusted Free Cash Flow means the sum of our consolidated Adjusted Free Cash Flow for such year and our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures for such year, in each case as reported and defined in our public releases and/or filings. The calculation of Combined Adjusted Free Cash Flow will exclude transaction, transaction-related and severance costs, and will also exclude federal income taxes to the extent that we become a federal income taxpayer in future periods. The exclusions will be consistent with the methodology used in our public releases and/or filings. The performance targets can be equitably adjusted to reflect transaction activity at the discretion of the Committee.
The performance targets for the shares eligible to vest in 2021 are based on our calendar year 2020 ROI on all

Program Max projects either (i) approved in 2017 and completed prior to the end of 2018 or (ii) approved prior to 2017 and completed during 2018. Our Program Max initiative is a capital expenditure program through which we expand, renovate, redevelop and reposition certain of our existing communities where economically advantageous. Achievement of the threshold level of performance will result in the vesting of 20% of the shares eligible to vest in 2021, and achievement of the targeted level of performance (or above) will result in the vesting of 100% of such shares, which is the maximum that may be earned.
Pursuant to the terms of Mr. Richardson's restricted share agreements for his 2017 awards of restricted stock, as a result of his termination without cause effective March 9, 2018, 7,413 shares of time-based restricted stock immediately vested, 14,825 shares of time-based restricted stock immediately forfeited, 14,825 shares of performance-based restricted stock will remain outstanding and eligible to vest based on our two-year CAGR of Combined Adjusted Free Cash Flow, and 14,825 shares of performance-based restricted stock immediately forfeited. Pursuant to the terms of Mr. Diab's restricted share agreements for his 2017 awards of restricted stock, all of such shares were immediately forfeited upon his resignation effective October 28, 2017.

Results of Prior-Year Performance Awards
2014 Annual Awards of Performance-Based Restricted Stock
During 2014, the Committee granted annual awards of performance-based restricted stock awards to Mr. Smith, Ms. Patchett and Mr. Richardson. Up to 75% of the shares were eligible to vest on February 27, 2017 and up to 25% were eligible to vest on February 27, 2018, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. With respect to each tranche of awards, achievement of the threshold level of performance would result in the vesting of 20% of the shares in that tranche. Achievement of the targeted level of performance (or above) would result in the vesting of 100% of the shares in that tranche. Any shares which do not vest in either tranche would be forfeited.
As previously disclosed, vesting of the shares eligible to vest on February 27, 2017 was dependent on the level of achievement of performance targets based on our three-year CAGR of CFFO per share, which measured our CFFO per share for 2016 versus a 2013 base year, and all of the shares eligible to vest on February 27, 2017 were forfeited based on our actual results.
The vesting of the shares eligible to vest on February 27, 2018 was dependent upon the level of achievement of performance targets based on our 2017 ROI on all Program Max projects approved in 2014 and completed prior to the end of 2015.

The table below shows the percentage of such tranche that would vest based on our actual 2017 ROI on such Program Max projects. Vesting percentages were to be interpolated between the steps shown below.

ROI Target	% of Tranche that Would Vest
12% or above	100%
8%	20%
Below 8%	No vesting

Based on our actual ROI on such Program Max projects of 15% for 2017, all of the shares vested on February 27, 2018. The number of shares that vested on February 27, 2018 were as follows:

Shares Vested on February 27, 2018
Mr. Smith	15,041
Ms. Patchett	1,666
Mr. Richardson	3,264
2015 Annual Awards of Performance-Based Restricted Stock
During 2015, the Committee granted annual awards of performance-based restricted stock to Mr. Smith, Ms. Patchett and Mr. Richardson. Up to 75% of the shares were eligible to vest on February 27, 2018 and up to 25% are eligible to vest on February 27, 2019, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee.

The performance targets for the shares eligible to vest on February 27, 2018 were based on our three year CAGR of CFFO per share, which measured our CFFO per share for 2017 versus a 2014 base year. For purposes of the calculation, CFFO per share excluded acquisition, integration, EMR and other transaction costs and federal income taxes to the extent that we became a federal income taxpayer during the performance period. Achievement of the threshold level of performance would result in the vesting of 40% of the shares in the tranche, and achievement of the targeted level of performance (or above) would result in the vesting of 100% of the shares in the tranche. Any shares which do not vest in the tranche would be forfeited. The table below shows the percentage of such shares that would vest based on our actual CFFO per share in 2017. Vesting percentages were to be interpolated between the steps shown below.

CAGR of CFFO (2014 Base Year)	2017 CFFO per Share	% of Tranche that Would Vest
10% or above	$3.34 or above	100%
8%	$3.16	80%
6%	$2.99	60%
5%	$2.91	40%
Below 5%	Below $2.91	No vesting
We failed to achieve the threshold level of CFFO per share for 2017, and, as a result, all of the shares eligible to vest on February 27, 2018 were forfeited based on our actual results. The number of shares that were eligible to vest on February 27, 2018, but were forfeited, was as follows:

Shares Forfeited on February 27, 2018
Mr. Smith	51,525
Ms. Patchett	3,905
Mr. Richardson	8,678

The performance targets for the shares eligible to vest on February 27, 2019 are based on our 2018 ROI on all Program Max projects approved in 2015 and completed prior to the end of 2016. Achievement of the threshold level of performance will result in the vesting of 20% of the shares eligible to vest in 2019, and achievement of the targeted level of performance (or above) will result in the vesting of 100% of such shares. Any shares which do not vest in the tranche will be forfeited. Pursuant to the terms of each of Messrs. Smith's and Richardson's restricted share agreement, as a result of his termination without cause effective on February 28, 2018 and March 9, 2018, respectively, 17,176 shares and 2,893 shares, respectively, eligible to vest on February 27, 2019 remain outstanding and eligible to vest based on (and subject to) our performance relative to the performance targets.

Tax Considerations
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that a company may deduct in any one year with respect to "covered employees". Effective for taxable years beginning after December 31, 2017, the tax reform legislation enacted in December 2017 eliminated a Company’s ability to deduct “qualified performance-based compensation” in excess of $1 million paid to named executive officers under Section 162(m). Under the new legislation, the definition of covered employees has been expanded to include a company's chief financial officer, in addition to the chief executive officer and three other most highly paid executive officers, plus any individual who has been a covered employee in any taxable year beginning after December 31, 2016. The Committee will continue to consider tax implications in making compensation decisions and, when believed to be in the best interests of our stockholders, we may provide compensation that is not fully deductible under Section 162(m) to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. In making decisions about executive compensation, the Committee also considers the impact of other tax laws, including Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and Section 280G of the Internal Revenue Code regarding compensation in connection with a change in control.

Stock Ownership and Retention Guidelines
Since 2007, we have maintained stock ownership and retention guidelines applicable to certain of our officers, including our named executive officers, to further align the interests of our executives with the interests of our stockholders. Our named executive officers are expected to hold a number of shares with a minimum market value expressed as a multiple of the named executive officer’s base salary. The expected levels of ownership of our named executive officers under our guidelines are as follows:

Multiple of Base Salary
Chief Executive Officer	5.0x
Chief Financial Officer	4.0x
Executive Vice Presidents	3.0x

The expected level of ownership may be met through stock purchased by the officer or his or her spouse in the market and/or through stock received upon vesting of equity awards. Unvested equity awards do not count toward the expected level of ownership, except that under the guidelines the estimated number of after-tax time-based restricted shares that are scheduled to vest within 90 days will count towards the expected level of ownership.
The expected level of ownership must be achieved by the fifth anniversary of such officer’s becoming subject to the guidelines. Until the expected ownership level is achieved, each officer is expected to retain at least 50% of after-tax shares obtained through our equity compensation plans. This holding requirement also applies in situations where an officer has achieved the expected stock ownership level but changes in the market price of our stock or the officer’s base salary result in such officer’s failure to maintain the expected stock ownership level.
As of August 10, 2018, each of our current named executive officers was in compliance with our stock ownership and retention guidelines. Ms. Baier and Mr. Coco, who joined the Company in 2015 and 2016, respectively, and Ms. Patchett, who was promoted to the Executive Vice President position in 2015, are expected to retain at least 50% of their after-tax shares obtained through our equity compensation plans until they meet such applicable multiple of base salary.

Policy on Hedging and Pledging
Our insider trading policy provides that no one subject to the policy may engage in short sales, puts, calls or other derivative transactions involving our securities. It further provides that none of our directors or executive officers may engage in hedging or monetization transactions involving our securities, pledge our securities as collateral for a loan, or hold our securities in a margin account.

Clawback Policy
We have not adopted a separate executive compensation clawback policy. However, our 2014 Omnibus Incentive Plan provides that any award thereunder that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or as may be required pursuant to any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement.

Employment Agreements and Severance Policies Applicable to Named Executive Officers
Employment Agreement with Ms. Baier
We are party to an employment agreement dated March 1, 2018 with Ms. Baier, which we entered into in connection with her appointment as President and Chief Executive Officer effective February 28, 2018. The employment agreement has a three year term, subject to automatic extensions for additional one year periods, unless either we or Ms. Baier gives written notice to the other no less than 90 days prior to the expiration of the term that the term will not be so extended. Ms. Baier's initial base salary is $825,000 per year, which may not be reduced without Ms. Baier's approval. In addition, Ms. Baier is eligible to receive an annual cash incentive opportunity targeted at 125% of base salary paid during the calendar year, subject to the terms of our incentive compensation plan for senior executive officers. Ms. Baier was entitled to receive an initial award of shares of time- and performance-based restricted stock with an aggregate grant date value of $3,000,000 under our 2014 Omnibus Incentive Plan. The terms of such awards, which were granted on March 5, 2018, are described under

"2018 Compensation Decisions" below. Ms. Baier is eligible to participate in various benefit plans that we make available to our senior executive officers (other than our severance policies). In addition, we will provide Ms. Baier with basic term life insurance benefits of at least 100% of her base salary, at no cost to Ms. Baier. Under her employment agreement, Ms. Baier is entitled to severance payments if her employment is terminated by us without cause or if she terminates for good reason. Severance payments in connection with a change in control are “double trigger,” which requires the occurrence of a change in control followed by termination of employment within 18 months of the change in control by us without cause or by Ms. Baier for good reason. Under Ms. Baier's employment agreement, any payments that are not deductible by us under Section 280G of the Internal Revenue Code will be cut back only to the extent that the cutback results in a better after tax position for Ms. Baier. The employment agreement contains non-competition, non-solicitation, confidentiality and mutual non-disparagement covenants. The non-competition restrictions will continue in effect during Ms. Baier’s employment and for one year following termination of employment. The non-solicitation restrictions will continue in effect during her employment and for two years following her termination of employment. The confidentiality and mutual non-disparagement obligations will apply during her employment and thereafter.
Former Employment Agreement with Mr. Smith
Prior to his termination without cause effective February 28, 2018, we were party to an employment agreement dated as of February 11, 2013 and amended April 23, 2015 with Mr. Smith, which we entered into in connection with his appointment as Chief Executive Officer in February 2013 and superseded and replaced the severance pay policy letter agreement, dated as of August 6, 2010, between us and Mr. Smith. The employment agreement had a three year term, subject to automatic extensions for additional one year periods, unless either we or Mr. Smith had given written notice to the other no less than 90 days prior to the expiration of the term that the term will not be so extended. Mr. Smith’s initial base salary was $480,000 per year, which was increased to $825,000 per year as of the date that his service as Chief Executive Officer began. In addition, Mr. Smith was eligible to receive an annual cash incentive opportunity targeted at 125% of base salary, subject to the terms of our incentive compensation plan for senior executive officers. Mr. Smith was eligible to participate in various benefit plans that we make available to our senior executive officers. In addition, we provided Mr. Smith with basic term life insurance benefits of at least 100% of his base salary, at no cost to Mr. Smith. Under his employment agreement, Mr. Smith is entitled to severance payments as a result of our terminating his employment without cause effective February 28, 2018, and he would have been entitled to severance payments if he had terminated employment for good reason. Severance payments in connection with a change in control were “double trigger,” which would have required the occurrence of a change in control followed by termination of employment within 12 months of the change in control by us without cause or by Mr. Smith for good reason. Under Mr. Smith’s employment agreement, any payments that were not deductible by us under Section 280G of the Internal Revenue Code would have been cut back only to the extent that the cutback resulted in a better after tax position for Mr. Smith. The employment agreement contained non-competition, non-solicitation, confidentiality and mutual non-disparagement covenants. The non-competition restrictions were effective during Mr. Smith's employment and will continue in effect for one year following termination of his employment. The non-solicitation restrictions were effective during Mr. Smith's employment and will continue in effect for two years following termination of employment. The confidentiality and mutual non-disparagement obligations applied during his employment and will apply thereafter.
Severance Policy Applicable to Other Named Executive Officers
Our other named executive officers do not have employment agreements, but are eligible to participate in the Brookdale Senior Living Inc. Severance Pay Policy, Tier I, adopted by the Committee on August 6, 2010 and amended on April 23, 2015, August 3, 2015, and January 19, 2017 (the "Severance Policy"). On March 1, 2018, the Committee approved certain further amendments to the Severance Policy, which amendments were set forth in an amendment and restatement of the Severance Policy effective April 15, 2018. The Severance Policy provides for severance payments and benefits to certain of our officers for terminations of employment. During 2017, each of our named executive officers (other than Mr. Smith) participated in the Severance Policy. Effective March 1, 2018, Ms. Baier no longer participates in the Severance Policy. Additionally, each of Mr. Richardson and Ms. Patchett was a party to a letter agreement with us that would have provided for additional severance benefits in certain circumstances. The severance payments under the Severance Policy (and the former letter agreements) applicable in connection with a change in control are “double trigger,” which require the occurrence of a change in control followed by termination of employment by us without cause or by the named executive officer for good reason. If payments pursuant to the Severance Policy and other arrangements are not deductible by us under Section 280G of the Internal Revenue Code, such payments shall be reduced (or repaid) in order to ensure our deduction of payments in connection with a change in control.
In January 2017, after consultation with F.W. Cook, the Committee amended the Severance Policy to extend the time period during which a named executive officer would be eligible to receive payments resulting from a termination by us without cause or by the named executive officer for good reason following the occurrence of a change in control from 12 months to 18 months, and to provide that in the event of such a termination by an “Other Eligible Employee” (which included Ms. Patchett during 2017) in such circumstance, the Other Eligible Employee will receive an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days such Other Eligible Employee was employed and payable when such bonus would otherwise be due. The Severance Policy had been amended in 2015 to provide such pro-rata bonus to “Designated Officers” (which included the other named executive officers). In December 2017, the Committee determined that Ms. Patchett will participate in the Severance Policy as a "Designated Officer" effective beginning January 1, 2018.

As a result of the amendments to the Severance Policy approved by the Committee on March 1, 2018, among other things, effective for terminations of employment on or after December 13, 2018, the amount payable to a Designated Officer (which includes Mr. Coco and Ms. Patchett) for termination of employment without cause will be reduced from 250% of the sum of such executive's annual base salary and target annual bonus to 150% of the sum of such executive's annual base salary and target annual bonus, in each case payable over 18 months. Further, effective for terminations of employment occurring on or after December 13, 2018, the amount payable to a Designated Officer for termination of employment without cause or by the executive for good reason within 18 months after a change in control will be reduced from 300% of annual base salary payable over 18 months and 300% of target annual bonus payable 60 days after such termination to 200% of annual base salary payable over 18 months and 200% of target annual bonus payable 60 days after such termination.
A detailed description of severance payments pursuant to the foregoing employment agreements and the Severance Policy, as well as the effect of certain terminations and/or change in control pursuant to our restricted share agreements, is set forth under “Potential Payments Upon Termination or Change in Control” below.

2018 Compensation Decisions
Ms. Baier's Compensation Arrangements
Pursuant to Ms. Baier's employment agreement dated March 1, 2018 entered into in connection with her appointment as President and Chief Executive Officer, her base salary was increased to $825,000 effective March 1, 2018, her target 2018 annual cash incentive opportunity was increased to 125% of her base salary paid in 2018, and she was awarded shares of time- and performance-based restricted stock with an aggregate grant date value of $3,000,000. Additional terms under the employment agreement are described above under "Employment Agreements and Severance Policies Applicable to Named Executive Officers". In setting Ms. Baier's compensation arrangements, the Committee reviewed Mr. Smith's former compensation arrangements and a market analysis of CEO compensation of a peer group prepared by F.W. Cook.
With respect to the $3,000,000 restricted stock award, one half of the award, or 207,469 shares of time-based restricted stock, will vest ratably in four annual installments beginning on February 27, 2019, subject to continued employment. The other one half of such award, or 207,469 shares of performance-based restricted stock, will be eligible to vest on February 27, 2021, subject to continued employment and the achievement of total shareholder return (TSR) performance targets. The restricted share agreements also contain non-competition, non-solicitation, confidentiality and mutual non-disparagement covenants. Ms. Baier will be entitled to receive dividends on any unvested shares of restricted stock, to the extent that any such dividends are declared in the future. The treatment of such awards in connection with termination of Ms. Baier's employment and/or a change in control are described under “Potential Payments Upon Termination or Change in Control” below.
In April 2018, we announced that we had entered into mutually-beneficial agreements with Ventas, Inc. under which we would restructure our portfolio of 128 communities that we leased from Ventas. The Committee and the Board evaluated the significance of the transactions to the Company, including the expected benefits thereof, and the extraordinary efforts of certain members of the Company's management team, including Ms. Baier, to successfully negotiate such agreements, and determined to pay Ms. Baier a cash bonus of $50,000.
Other Compensation Decisions
The base salaries of Mr. Coco and Ms. Patchett were increased by 3% for 2018 compared to 2017. The base salaries of Messrs. Smith and Richardson were not increased. Ms. Baier also received a base salary increase of 3% for her service prior to becoming President and Chief Executive Officer.
2018 Annual Cash Incentive Plan
The 2018 annual cash incentive opportunity will continue to be based on company and individual performance objectives, and the target amount of the 2018 annual cash incentive opportunity is the same for our named executive officers as a percentage of base salary as 2017 (other than Ms. Baier, whose opportunity increased to 125% of her base salary paid in 2018). The annual cash incentive opportunity will be weighted 40% on Facility Operating Income, 20% on Combined Adjusted Free Cash Flow, 10% on resident fee revenue, and 30% on individual objectives.
Long-Term Incentive Awards
Each of Ms. Baier, Mr. Coco and Ms. Patchett received long-term incentive awards on January 5, 2018 with grant date fair values consistent with the awards made in 2017. One-half of the long-term incentive awards are shares of time-based restricted stock that will vest ratably in four annual installments beginning on February 27, 2018, subject to continued employment. The other one-half of such awards are shares of time-based restricted stock, 75% of which will vest on February 27, 2021 and 25% of which will vest on February 27, 2022, in each case subject to continued employment.
Retention Bonus Awards
On March 1, 2018, the Committee approved a retention bonus to Mr. Coco and Ms. Patchett in an amount of $350,000 and $450,000, respectively, payment of which will occur upon his or her continued employment through December 13, 2018. If his or her employment is terminated due to death or permanent disability before such date, a prorated amount will be paid to the executive or his or her estate. The retention bonus opportunity was awarded to Mr. Coco and Ms. Patchett for retention purposes and in recognition of the reduced severance pay that would be available to them from and after December 13, 2018, as described above under "Employment Agreements and Severance Policies Applicable to Named Executive Officers".
Compensation Committee Report
The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included herein.
Respectfully submitted by the Compensation Committee of the Board,

COMPENSATION COMMITTEE

Frank M. Bumstead, Chairman
Jackie M. Clegg
Jeffrey R. Leeds
Lee S. Wielansky

Compensation Committee Interlocks and Insider Participation
During 2017, the Committee was composed of Mr. Bumstead, Ms. Clegg, Mr. Leeds and Mr. Wielansky. None of these persons has at any time been an officer or employee of us or any of our subsidiaries. In addition, there are no relationships among our executive officers, members of the Committee or entities whose executives serve on the Board or the Committee that require disclosure under applicable SEC regulations.

Summary Compensation Table
The following summary compensation table sets forth information concerning the compensation earned by, awarded to or paid to our named executive officers for the periods indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Lucinda M. Baier	2017	550,000	—	1,500,013	196,150	161,025	2,407,188
President and	2016	552,115	—	1,500,005	222,750	217,497	2,492,367
Chief Executive Officer(5)	2015	48,654	1,000,000	775,020	—	11,982	1,835,656

T. Andrew Smith,	2017	950,000	—	—	356,709	9,120	1,315,829
Former President and	2016	953,654	—	5,225,007	418,594	11,339	6,608,593
Chief Executive Officer(5)	2015	953,654	—	7,536,779	276,094	8,929	8,775,455

Cedric T. Coco	2017	430,000	—	800,009	149,484	419,449	1,798,942
Executive Vice President and
Chief People Officer

Mary Sue Patchett,	2017	425,000	—	705,004	134,995	7,026	1,272,025
Executive Vice President,	2016	426,635	—	705,011	145,350	7,811	1,284,807
Community Operations

Bryan D. Richardson,	2017	430,500	—	880,012	122,536	9,199	1,442,247
Former Executive Vice President	2016	432,115	—	880,007	159,500	9,829	1,481,452
and Chief Administrative Officer(5)	2015	421,616	—	1,580,298	124,110	8,534	2,134,558

Labeed S. Diab	2017	483,750	—	1,500,013	—	144,232	2,127,995
Former Chief Operating Officer(5)	2016	587,250	—	1,500,005	219,375	304,685	2,611,314
	2015	76,500	1,000,000	2,100,014	—	17,833	3,194,347

(1)	Represents a cash sign-on bonus.

(2)
Represents the aggregate grant date fair value of time-based and performance-based restricted stock awards computed in accordance with ASC Topic 718. See Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a summary of the assumptions made in the valuation of these awards.

(3)	Represents the payout of each named executive officer’s annual cash incentive opportunity with respect to performance in 2015, 2016 and 2017, as applicable.

(4)
For each of the named executive officers, the 2017 amount includes the employer matching contribution to our 401(k) Plan and premiums on Company-provided life and disability insurance. For Ms. Baier, the 2017 amount also includes incremental cost to the Company of $150,000 during 2017 for holding and marketing Ms. Baier's former home. During 2016, a third party acting on our behalf purchased Ms. Baier's former home at the average of multiple independent fair market value appraisals. For Mr. Coco, the 2017 amount also includes the incremental cost to the Company of $413,448 for relocation assistance provided to Mr. Coco, including (i) amounts paid to Mr. Coco, or on his behalf, for moving and storage costs, closing costs for Mr. Coco's purchase of a home in the Nashville area, temporary housing in the Nashville area, reimbursement for travel to and from Nashville during temporary living, and associated tax gross ups of $15,216; and (ii) acquisition, holding, marketing and disposition costs related to the purchase by a third party on our behalf of Mr. Coco's former home at the average of multiple independent fair market value appraisals, net of the sales price. For Mr. Diab, the 2017 amount also includes (i) the payout of $45,000 for accrued PTO in accordance with the Company's policy upon his resignation effective October 28, 2017; and (ii) the incremental cost to the Company of $90,854 for relocation assistance provided to Mr. Diab, including moving and storage costs, closing costs for Mr. Diab's purchase of a home in the Nashville area, and associated tax gross ups of $17,596.

(5)
Ms. Baier served as Chief Financial Officer at all times presented and joined Brookdale on December 1, 2015. Ms. Baier became our President and Chief Executive Officer effective February 28, 2018 following the termination of Mr. Smith's employment without cause effective February 28, 2018. Mr. Smith served as Chief Executive Officer at all times presented and additionally became our President on March 18, 2016. Mr. Coco joined Brookdale on October 6, 2016. Mr. Richardson's employment was terminated without cause effective March 9, 2018. Mr. Diab joined Brookdale on November 16, 2015 and resigned effective October 28, 2017.

Grants of Plan-Based Awards
The following table summarizes grants of plan-based awards made to our named executive officers in 2017. All of our named executive officers are eligible to receive dividends on outstanding unvested restricted shares granted in 2017 (to the extent that dividends are declared on our shares of common stock).

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Possible Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Ms. Baier	—	44,000	(3)	220,000	(3)	440,000	(3)	—	—	—	—	—
	—	22,000	(4)	110,000	(4)	220,000	(4)	—	—	—	—	—
	—	11,000	(5)	55,000	(5)	110,000	(5)	—	—	—	—	—
	—	—	(6)	165,000	(6)	165,000	(6)	—	—	—	—	—
	2/27/2017	—		—		—		10,107	50,539	50,539	—	749,999
	2/27/2017	—		—		—		—	—	—	50,540	750,014

Mr. Smith	—	95,000	(3)	475,000	(3)	950,000	(3)	—	—	—	—	—
	—	47,500	(4)	237,500	(4)	475,000	(4)	—	—	—	—	—
	—	35,625	(5)	178,125	(5)	356,250	(5)	—	—	—	—	—
	—	—	(6)	296,875	(6)	296,875	(6)	—	—	—	—	—

Mr. Coco	—	34,400	(3)	172,000	(3)	344,000	(3)	—	—	—	—	—
	—	17,200	(4)	86,000	(4)	172,000	(4)	—	—	—	—	—
	—	8,600	(5)	43,000	(5)	86,000	(5)	—	—	—	—	—
	—	—	(6)	129,000	(6)	129,000	(6)	—	—	—	—	—
	2/27/2017	—		—		—		5,390	26,954	26,954	—	399,997
	2/27/2017	—		—		—		—	—	—	26,955	400,012

Ms. Patchett	—	34,000	(3)	170,000	(3)	340,000	(3)	—	—	—	—	—
	—	17,000	(4)	85,000	(4)	170,000	(4)	—	—	—	—	—
	—	8,500	(5)	42,500	(5)	85,000	(5)	—	—	—	—	—
	—	—	(6)	127,500	(6)	127,500	(6)	—	—	—	—	—
	2/27/2017	—		—		—		4,749	23,753	23,753	—	352,495
	2/27/2017	—		—		—		—	—	—	23,754	352,509

Mr. Richardson	—	34,440	(3)	172,200	(3)	344,400	(3)	—	—	—	—	—
	—	17,220	(4)	86,100	(4)	172,200	(4)	—	—	—	—	—
	—	8,610	(5)	43,050	(5)	86,100	(5)	—	—	—	—	—
	—	—	(6)	129,150	(6)	129,150	(6)	—	—	—	—	—
	2/27/2017	—		—		—		5,929	29,650	29,650	—	440,006
	2/27/2017	—		—		—		—	—	—	29,650	440,006

Mr. Diab	—	46,800	(3)	234,000	(3)	468,000	(3)	—	—	—	—	—
	—	23,400	(4)	117,000	(4)	234,000	(4)	—	—	—	—	—
	—	11,700	(5)	58,500	(5)	117,000	(5)	—	—	—	—	—
	—	—	(6)	175,500	(6)	175,500	(6)	—	—	—	—	—
	2/27/2017	—		—		—		10,107	50,539	50,539	—	749,999
	2/27/2017	—		—		—		—	—	—	50,540	750,014

(1)
Represents shares of performance-based restricted stock granted under our 2014 Omnibus Incentive Plan. As described above, up to 75% of the shares are eligible to vest on February 27, 2020 and up to 25% of the shares are eligible to vest on February 27, 2021, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. The performance targets for the first tranche of shares are based on our three-year CAGR of Combined Adjusted Free Cash Flow, with results to be measured based on our Combined Adjusted Free Cash Flow in 2019 compared to our Combined Adjusted Free Cash Flow in 2016. The performance targets for the second tranche of shares are based on our calendar year 2020 ROI on all Program Max projects either (i) approved in 2017 and completed prior to the end of 2018 or (ii) approved prior to 2017 and completed during 2018. Achievement of the threshold or target level of performance for each tranche will result in the vesting of 20% or 100%, respectively, of the shares in such tranche. Any shares which do not vest in either tranche will be forfeited. Pursuant to the terms of Mr. Richardson's restricted share agreement, as a result of his termination without cause effective March 9, 2018, two-thirds, or 14,825 shares, of the shares eligible to vest on February 27, 2020 remain outstanding and are eligible to vest based on (and subject to) our 2018 Combined Adjusted Free Cash Flow performance relative to the performance target, and the remaining 14,825 shares eligible to vest in 2020 or 2021 were forfeited. Pursuant to the terms of Mr. Diab's restricted share agreement, upon Mr. Diab's resignation effective October 28, 2017, all of his outstanding shares of restricted stock were forfeited.

(2)
Represents shares of time-based restricted stock granted under our 2014 Omnibus Incentive Plan. The shares vested or will vest ratably in four annual installments beginning on February 27, 2018, subject to continued employment. Pursuant to the terms of Mr. Richardson's restricted share agreement, 7,413 of the shares accelerated and vested upon his termination without cause effective March 9, 2018, and the remaining 14,825 unvested shares for such grant were forfeited. Pursuant to the terms of Mr. Diab's restricted share agreement, upon Mr. Diab's resignation effective October 28, 2017, all of his outstanding shares of restricted stock were forfeited.

(3)
Represents the amounts that would have been payable in cash at threshold, target and maximum under the Combined Adjusted Free Cash Flow objective of the 2017 annual cash incentive plan, the terms of which are summarized above. Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity, limited to up to 200% (and subject to the aggregate maximum payout of $2,000,000 to an individual under the annual cash incentive plan). Based on our results, the named executive officers actually earned no amounts with respect to 2017 performance under this portion of the annual cash incentive plan, which is reflected in the Summary

Compensation Table. Mr. Diab earned no amounts under the cash incentive plan as a result of his resignation effective October 28, 2018.

(4)
Represents the amounts that would have been payable in cash at threshold, target and maximum under the Facility Operating Income objective of the 2017 annual cash incentive plan, the terms of which are summarized above. Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity, limited to up to 200% (subject to the aggregate maximum payout of $2,000,000 to an individual under the annual cash incentive plan). Based on our results (reflecting the Committee's equitable adjustment of our results for the impact of Hurricanes Harvey and Irma and the California wildfires), the Summary Compensation Table reflects that the the named executive officers actually earned the following cash amounts with respect to 2017 performance under this portion of the annual cash incentive plan: Ms. Baier—$31,150; Mr. Smith—$67,256; Mr. Coco—$24,354; Ms. Patchett—$24,070; and Mr. Richardson—$24,382. Mr. Diab earned no amounts under the cash incentive plan as a result of his resignation effective October 28, 2018.

(5)
Represents the amounts that would have been payable in cash at threshold, target and maximum under the 2017 resident fee revenue objective of the 2017 annual cash incentive plan, the terms of which are summarized above. Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity, limited to up to 200% (subject to the aggregate maximum payout of $2,000,000 to an individual under the annual cash incentive plan). Based on our results, the named executive officers actually earned no amounts with respect to 2017 performance under this portion of the annual cash incentive plan, which is reflected in the Summary Compensation Table. Mr. Diab earned no amounts under the cash incentive plan as a result of his resignation effective October 28, 2018.

(6)
Represents the amounts which would have been payable in cash at target and maximum under the individual objectives portion of the 2017 annual cash incentive plan for the named executive officers, the terms of which are summarized above. The individual objectives portion of the annual cash incentive plan did not specify a minimum threshold level of performance. As reported in the Summary Compensation Table, the named executive officers actually earned the following cash amounts with respect to 2017 performance under this portion of the annual cash incentive plan: Ms. Baier—$165,000; Mr. Smith—$289,453; Mr. Coco—$125,130; Ms. Patchett—$110,925; and Mr. Richardson—$98,154. Mr. Diab earned no amounts under the cash incentive plan as a result of his resignation effective October 28, 2018.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2017. The market values of such awards are based on $9.70 per share, the closing market price of our stock on December 29, 2017.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ms. Baier	12/3/2015	12,027	116,662	—		—
	2/26/2016	38,820	376,554	20,704	(2)	200,829
	2/13/2017	50,540	490,238	20,216	(3)	196,095
Total		101,387	983,454	40,920		396,924

Mr. Smith	2/5/2014	16,545	160,487	15,041	(4)	145,898
	2/5/2015	34,351	333,205	37,786	(5)	366,524
	2/5/2015	26,870	260,639	—		—
	2/26/2016	135,223	1,311,663	72,120	(2)	699,564
Total		212,989	2,065,993	124,947		1,211,986

Mr. Coco	11/2/2016	19,559	189,722	—		—
	2/13/2017	26,955	294,349	10,782	(3)	104,585
Total		46,514	484,071	10,782		104,585

Ms. Patchett	2/5/2014	1,833	17,780	1,666	(4)	16,160
	2/5/2015	2,604	25,259	2,864	(5)	27,781
	10/22/2015	5,334	51,740	—		—
	2/26/2016	18,246	176,986	9,731	(2)	94,391
	2/13/2017	23,754	230,414	9,502	(3)	92,169
Total		51,771	502,179	23,763		230,501

Mr. Richardson	2/5/2014	3,590	34,823	3,264	(4)	31,661
	2/5/2015	5,786	56,124	6,365	(5)	61,741
	2/5/2015	7,524	72,983	—		—
	2/26/2016	22,775	220,918	12,147	(2)	117,826
	2/13/2017	29,650	287,605	11,861	(3)	115,052
Total		69,325	672,453	33,637		326,280

(1)
Represents shares of time-based restricted stock, the vesting of which is subject to continued employment. The awards granted during February have vested or will vest ratably in four annual installments beginning on February 27 in the year following the year of grant, except that Mr. Smith's February 2015 award for which 26,870 shares remained outstanding at year end was eligible to vest on February 27, 2018 and Mr. Richardson's February 2015 award for which 7,524 shares remained outstanding at year end was eligible to vest in three annual installments beginning on February 27, 2016. The awards granted during October and December have vested or will vest ratably in three annual installments beginning on November 27 and December 3, respectively, in the year following the year of grant. Pursuant to the terms of the applicable restricted share agreements, 17,176 and 45,074 of the shares granted to Mr. Smith in 2015 and 2016, respectively, accelerated and vested upon his termination without cause effective February 28, 2018, with the remainder of the shares granted in 2016 being forfeited. Pursuant to the terms of the applicable restricted share agreements, 2,893, 7,591, and 7,413 of the shares granted to Richardson in 2015, 2016 and 2017, respectively, accelerated and vested upon his termination without cause effective March 9, 2018, with the remainder of the shares granted in 2016 and 2017 being forfeited.

(2)
Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance targets. Up to 75% of the shares awarded are eligible to vest on February 27, 2019, and up to 25% of the shares awarded are eligible to vest on February 27, 2020. The number of shares reported represents the threshold level of performance for the first tranche and the target level of performance for the second tranche. Pursuant to the terms of each of Messrs. Smith's and Richardson's restricted share agreement, as a result of his termination without cause effective February 28, 2018 and March 9, 2018, respectively, 135,222 shares and 22,774 shares, respectively, eligible to vest on February 27, 2019 remain outstanding and eligible to vest on such date based on (and subject to) our 2018 CFFO per share performance relative to the performance target, and the remaining 45,075 shares and 7,592 shares, respectively, eligible to vest in 2020 were forfeited upon his termination.

(3)
Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance targets. Up to 75% of such shares are eligible to vest on February 27, 2020, and up to 25% of such shares are eligible to vest on February 27, 2021. The number of shares reported represents the threshold level of performance for the first tranche and the target level of performance for the second tranche. Pursuant to the terms of Mr. Richardson's restricted share agreement, as a result of his termination without cause effective March 9, 2018, two-thirds, or 14,825 shares, of the shares eligible to vest on February 27, 2020 remain outstanding and eligible to vest on February 27, 2019 based on (and subject to) our 2018 Combined Adjusted Free Cash Flow performance relative to the performance target, and the 14,825 remaining shares eligible to vest in 2020 or 2021 were forfeited upon his termination.

(4)
Represents shares of performance-based restricted stock, the vesting of which would occur on February 27, 2018, subject to continued employment and the achievement of specified performance targets. The number of shares reported represents the target level of performance.

(5)
Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance targets. Up to 75% of the shares awarded were eligible to vest on February 27, 2018, and up to 25% of the shares awarded are eligible to vest on February 27, 2019. The number of shares reported represents the threshold level of performance for the first tranche and the target level of performance for the second tranche. As described above, the threshold level of performance for the shares scheduled to vest on February 27, 2018 was not achieved; therefore, the named executive officers forfeited the following number of shares on February 27, 2018: Mr. Smith—51,525 shares; Ms. Patchett—3,905 shares; and Mr. Richardson—8,678 shares. Pursuant to the terms of each of Messrs. Smith's and Richardson's restricted share agreement, as a result of his termination without cause effective February 28, 2018 and March 9, 2018, respectively, 17,176 shares and 2,893 shares, respectively, eligible to vest on February 27, 2019 remain outstanding and eligible to vest based on (and subject to) our performance relative to the performance targets.

Stock Vested
The following table summarizes the vesting of shares of time-based and performance-based restricted stock and the value realized by our named executive officers as a result of such vesting during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ms. Baier	24,967	320,647
Mr. Smith	135,893	1,988,115
Mr. Coco	9,779	101,897
Ms. Patchett	17,903	239,469
Mr. Richardson	28,157	411,937
Mr. Diab	12,940	189,312

(1)
The value realized is based on the closing market price of the underlying stock on the date the shares vested (or the most recent trading day if such date was not a trading day): February 27, 2017 (Ms. Baier—12,940 shares; Mr. Smith—135,893 shares; Ms. Patchett––12,570 shares; Mr. Richardson—28,157 shares; and Mr. Diab—12,940 shares); November 19, 2017 (Mr. Coco––9,779 shares; and Ms. Patchett––5,333 shares); and December 3, 2017 (Ms. Baier––12,027 shares).

Pension Benefits
None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us. The Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if it determines that doing so is in our best interests.
Nonqualified Deferred Compensation
None of our named executive officers participates in or has an accrued benefit in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. The Committee may elect to adopt non-qualified defined contribution plans or other non-qualified deferred compensation plans in the future if the Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control
The following table and summary set forth potential amounts payable upon termination of employment or a change in control to our named executive officers. The Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming termination of employment on December 31, 2017, with equity-based amounts based on $9.70 per share, the closing market price of our stock on December 29, 2017. As a result of Mr. Diab's voluntary resignation effective October 28, 2017, he received a payout of $45,000 for his accrued paid time off (PTO) balance in accordance with our policy and all of his shares of restricted stock were forfeited.

Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)	Termination by us without Cause following a Change in Control ($)	Termination by Executive for Good Reason ($)	Disability ($)	Death ($)
Ms. Baier
Salary	—	—	1,375,000	1,650,000	—	—	—
Pro-Rata Bonus(1)	—	—	196,150	196,150	—	—	—
Severance Bonus	—	—	1,375,000	1,650,000	—	—	—
PTO	42,308	42,308	42,308	42,308	42,308	42,308	42,308
COBRA	—	—	14,873	14,873	—	—	—
Accelerated Vesting of Restricted Stock(2)	—	—	364,739	1,975,754	—	364,739	364,739
Total	42,308	42,308	3,368,070	5,529,085	42,308	407,047	407,047

Mr. Smith
Salary	—	—	2,375,000	2,850,000	2,375,000	—	—
Pro-Rata Bonus(3)	—	—	—	—	—	—	—
Severance Bonus	—	—	2,968,750	3,562,500	2,968,750	—	—
PTO	73,077	73,077	73,077	73,077	73,077	73,077	73,077
COBRA	—	—	20,495	20,495	20,495	—	—
Accelerated Vesting of Restricted Stock(2)	—	—	1,170,839	4,627,172	1,170,839	1,170,839	1,170,839
Total	73,077	73,077	6,608,161	11,133,244	6,608,161	1,243,916	1,243,916

Mr. Coco
Salary	—	—	1,075,000	1,290,000	—	—	—
Pro-Rata Bonus(1)	—	—	149,484	149,484	—	—	—
Severance Bonus	—	—	1,075,000	1,290,000	—	—	—
PTO	33,077	33,077	33,077	33,077	33,077	33,077	33,077
COBRA	—	—	20,495	20,495	—	—	—
Accelerated Vesting of Restricted Stock(2)	—	—	160,215	712,640	—	160,215	160,215
Total	33,077	33,077	2,513,271	3,495,696	33,077	193,292	193,292

Ms. Patchett
Salary	—	—	850,000	850,000	—	—	—
Pro-Rata Bonus(1)	—	—	134,995	134,995	—	—	—
Severance Bonus	—	—	318,750	425,000	—	—	—
PTO	32,692	32,692	32,692	32,692	32,692	32,692	32,692
COBRA	—	—	10,511	10,511	—	—	—
Accelerated Vesting of Restricted Stock(2)	—	—	214,904	1,035,223	—	214,904	214,904
Total	32,692	32,692	1,561,852	2,488,421	32,692	247,596	247,596

Mr. Richardson
Salary	—	—	1,076,250	1,291,500	1,076,250	—	—
Pro-Rata Bonus(3)	—	—	122,536	122,536	122,536	—	—
Severance Bonus	—	—	1,076,250	1,291,500	1,076,250	—	—
PTO	33,115	33,115	33,115	33,115	33,115	33,115	33,115
COBRA	—	—	15,766	15,766	15,766	—	—
Accelerated Vesting of Restricted Stock(2)	—	—	313,068	1,398,507	—	313,068	313,068
Total	33,115	33,115	2,636,985	4,152,924	2,323,917	346,183	346,183

(1)
The amounts listed in the applicable columns represent the amount payable to the named executive officer under the 2017 annual cash incentive plan based on our actual performance in 2017. The amounts reflect a full year of service.

(2)
A portion of the amounts listed in the applicable columns relate to the potential vesting of performance-based restricted shares following a termination of the executive’s employment by us without cause (other than in connection with a change in control), as a result of the executive’s death or disability and with respect to grants made to Mr. Smith, upon his termination of employment with good reason (other than in connection with a change in control). As described in more detail below, upon each of these events, all or a portion of the performance-based restricted shares eligible to vest on the next vesting date would remain outstanding until February 27, 2018 and would vest only if and to the extent the relevant performance targets for such tranche were achieved. The amounts in the applicable columns in respect of the potential vesting of these performance-based restricted shares are based on our actual 2017 performance relative to the applicable performance targets and consist of $145,898 for Mr. Smith; $16,160 for Ms. Patchett; and $31,661 for Mr. Richardson. The remainder of the applicable amounts consists of the accelerated vesting of time-based restricted shares, and in the column under the heading "Termination by us without Cause following Change in Control," additional vesting of performance-based restricted shares, each as described in more detail below.

(3)
In accordance with the terms of Mr. Smith's employment agreement, any bonus payments would have been payable in full, to the extent earned, as of December 31, 2017. Since no additional amount would become payable as a result of any termination of employment on December 31, 2017, no amount has been included in the table in respect of such bonus payments. To the extent a termination event occurred on a date during 2017 other than December 31, Mr. Smith would be entitled to an amount payable under the annual cash incentive plan for the year of termination (to the extent earned under the terms of the annual cash incentive plan), pro-rated based on the number of days he was employed.

Payments in Connection with Mr. Smith's Termination
Mr. Smith's employment was terminated by us without cause effective February 28, 2018. Upon his delivery of an executed waiver and release acknowledging that all restrictive covenants to which he is a party will remain in force for the periods specified, he became eligible to receive severance pay and benefits under his employment agreement. A breach of such covenants will result in the cessation of severance pay and benefits and may result in his being required to repay certain severance pay and benefits already provided as well as certain costs and expenses. Pursuant to his employment agreement, Mr. Smith is entitled to receive $5,343,750, which represents the sum of 250% of his 2018 annual salary of $950,000 and 250% of his target annual cash incentive for 2018 of $1,187,500, which will be paid in equal periodic installments on our regular payroll dates, spanning 18 months and commencing on the 60th day following the date of his termination. He is also entitled to receive payment of an annual cash bonus for 2018 (to the extent earned under the terms of the annual incentive plan), pro-rated based on the number of days he was employed and payable when such bonus would otherwise be due. We will pay the employer portion of his COBRA premium payments for 18 months as if he were still an active employee (or until a breach of his continuing covenants or he becomes eligible for other medical coverage, if earlier). In addition, Mr. Smith received a payout of $73,078, representing his paid time off (PTO) balance.
Pursuant to the terms of his applicable restricted share agreements, as a result of Mr. Smith's termination effective February 28, 2018:

●
62,250 shares of time-based restricted stock granted to Mr. Smith in 2015 and 2016 accelerated and vested upon his termination with a value of $406,493 based on our closing stock price of $6.53 per share on February 28, 2018.

●	45,075 shares of time-based restricted stock granted to Mr. Smith in 2015 and 2016 immediately were forfeited.

●
152,398 shares of performance-based restricted stock granted to Mr. Smith in 2015 and 2016 remain outstanding and eligible to vest on February 27, 2019 based on (and subject to) our performance relative to the performance targets.

●	45,075 shares of performance-based restricted stock granted to Mr. Smith in 2016 immediately were forfeited.

Payments in Connection with Mr. Richardson's Termination
Mr. Richardson's employment was terminated by us without cause effective March 9, 2018. Upon his delivery of an executed waiver and release acknowledging that all restrictive covenants to which he is a party will remain in force for the periods specified, he became eligible to receive severance pay and benefits under the Severance Policy. A breach of such covenants will result in the cessation of severance pay and benefits and may result in his being required to repay certain severance pay and benefits already provided as well as certain costs and expenses. Pursuant to the Severance Policy, Mr. Richardson is entitled to receive $2,152,500, which represents the sum of 250% of his 2018 annual salary of $430,500 and 250% of his target annual cash incentive for 2018 of $430,500, which will be paid in equal periodic installments on our regular payroll dates, spanning 18 months and commencing on the 60th day following the date of his termination. He is also entitled to receive payment of an annual cash bonus for 2018 (to the extent earned under the terms of the annual incentive plan), pro-rated based on the number of days he was employed and payable when such bonus would otherwise be due. We will pay the employer portion of his COBRA premium payments for 18 months as if he were still an active employee (or until a breach of his continuing covenants or he becomes eligible for other medical coverage, if earlier). In addition, Mr. Richardson received a payout of $33,115, representing his paid time off (PTO) balance.
Pursuant to the terms of his applicable restricted share agreements, as a result of Mr. Richardson's termination effective March 9, 2018:

●
17,897 shares of time-based restricted stock granted to Mr. Richardson in 2015 through 2017 accelerated and vested upon his termination with a value of $132,080 based on our closing stock price of $7.38 per share on March 9, 2018.

●	22,417 shares of time-based restricted stock granted to Mr. Richardson in 2015 through 2017 immediately were forfeited.

●
40,492 shares of performance-based restricted stock granted to Mr. Richardson in 2015 through 2017 remain outstanding and eligible to vest on February 27, 2019 based on (and subject to) our performance relative to the performance targets.

●	22,417 shares of performance-based restricted stock granted to Mr. Richardson in 2016 and 2017 immediately were forfeited.

Severance Arrangements
We are party to an employment agreement dated March 1, 2018 with Ms. Baier, which we entered into in connection with her appointment as President and Chief Executive Officer effective February 28, 2018. Prior to his termination without cause effective February 28, 2018, we were party to an employment agreement dated as of February 11, 2013 and amended April 23, 2015 with Mr. Smith, which we entered into in connection with his appointment as Chief Executive Officer in February 2013. Each of these agreements provides for severance payments and benefits. During 2017, each of our named executive officers (other than Mr. Smith) participated in the Severance Policy. Effective March 1, 2018, Ms. Baier no longer participates in the Severance Policy. In addition to the severance pay and benefits described below, upon any termination of a named executive officer’s employment, the executive will be entitled to receive a payout of up to 160 hours of the executive’s paid time off (PTO) balance.
Employment Agreement with Ms. Baier
Under the employment agreement with Ms. Baier, in the event Ms. Baier's employment is terminated by us without "cause" or she resigns for “good reason” (each as defined in the employment agreement), in each case other than within 18 months following a “change in control” (as defined in the employment agreement)), upon signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants, she will be entitled the following severance payments and benefits: (i) 150% of her base salary and target annual bonus opportunity for the year of termination, paid in installments over 18 months; (ii) an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days she was employed, and (iii) if then eligible for, and she elects continuation of health coverage under COBRA, we will pay the employer portion of her COBRA premium payments for 18 months as if she were still an active employee (the “Severance Benefits”).
If Ms. Baier's employment is terminated by reason of her death or “disability” (as defined in the employment agreement), she (or her beneficiary or estate, as applicable) will be entitled to receive an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days she was employed, subject, in the event of termination by reason of disability, to Ms. Baier's signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants.
In the event Ms. Baier's employment is terminated by us without cause or she resigns for good reason, in each case within 18 months following a change in control, upon signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants, she will be entitled to receive the following severance payments and benefits: (i) 200% of her base salary paid in installments over 18 months, (ii) 200% of her target bonus opportunity for the year of termination paid in a lump sum on the 60th day following such termination; (iii) an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days she was employed, and (iv) the Severance Benefits.
Termination of Ms. Baier's employment within 30 days of the end of the initial term or any renewal term of the employment agreement following the provision of written notice of non-renewal by us will be treated as a termination of Ms. Baier's employment without cause for purposes of the employment agreement and for purposes of any equity awards previously granted to Ms. Baier or granted to her during the term of the employment agreement.
With respect to any termination of Ms. Baier's employment, treatment of restricted stock awards will be as provided in the applicable award agreement governing such awards, as described below.
Any payments that are deductible by us under Section 280G of the Internal Revenue Code will be cut back only to the extent that the cutback results in a better after-tax position for Ms. Baier.

The employment agreement contains customary non-competition, non-solicitation, confidentiality and mutual non-disparagement covenants. The non-competition restrictions will continue in effect during Ms. Baier’s employment and for one year following termination of employment. The non-solicitation restrictions will continue in effect during her employment and for two years following her termination of employment. The confidentiality and mutual non-disparagement obligations will apply during her employment and thereafter. A breach of such covenants will result in the cessation of severance pay and benefits and may result in Ms. Baier’s being required to repay certain severance pay and benefits already provided as well as certain costs and expenses.
The non-competition provisions provide that Ms. Baier shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business in the Area (each as defined below). For purposes of this provision: “Area” means a fifteen (15) mile radius of any senior living facility owned, managed or operated by us (or our successor) at the time Ms. Baier's employment is terminated; and “Competing Business” means the business of owning, operating or managing senior living facilities having gross annualized revenues of at least $35 million or owning, operating or managing, in the aggregate, at least 1,000 units/beds provided that at least 750 units/beds owned, operated or managed by such business are located within the Area.
Former Employment Agreement with Mr. Smith
Under the employment agreement with Mr. Smith, upon Mr. Smith's termination of employment by us without "cause", or in the event he had resigned for “good reason” (each as defined in the employment agreement), in each case other than within 12 months following a “change in control” (as defined in the employment agreement)), upon his signing a release of claims in a form adopted by us and his continuing to comply with all applicable restrictive covenants, he became entitled to receive the following severance payments and benefits: (i) 250% of his base salary paid in installments over 18 months, (ii) 250% of his target bonus opportunity for the year of his termination paid in installments over 18 months, (iii) an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days he was employed, and (iv) the Severance Benefits.

If Mr. Smith’s employment were terminated by reason of his death or “disability” (as defined in the employment agreement), Mr. Smith (or his beneficiary or estate, as applicable) would have been entitled to receive an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days he was employed, subject, in the event of termination by reason of disability, to Mr. Smith signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants.
In the event Mr. Smith’s employment were terminated by us without cause or he resigned for good reason, in each case within 12 months following a change in control, upon signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants, he would have been entitled to receive the following severance payments and benefits: (i) 300% of his base salary paid in installments over 18 months, (ii) 300% of his target bonus incentive opportunity for the year of his termination paid in a lump sum on the 60th day following such termination; (iii) an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days he was employed, and (iv) the Severance Benefits.
Termination of Mr. Smith’s employment within 30 days of the end of the initial term or any renewal term of the employment agreement following the provision of written notice of non-renewal by us would have been treated as a termination of Mr. Smith’s employment without cause for purposes of the employment agreement and for purposes of any equity awards previously granted to Mr. Smith or granted to him during the term of the employment agreement.
With respect to any termination of Mr. Smith’s employment, treatment of restricted stock awards was as provided in the applicable award agreement governing such awards, as described below.
Any payments that were not deductible by us under Section 280G of the Internal Revenue Code would have been cut back only to the extent that the cutback resulted in a better after-tax position for Mr. Smith.
The employment agreement contains customary non-competition, non-solicitation, confidentiality and mutual non-disparagement covenants. The non-competition restrictions continued in effect during Mr. Smith’s employment and will continue for one year following his termination of employment; the non-solicitation restrictions continued in effect during his employment and will continue in effect for two years following his termination of employment. The confidentiality and mutual non-disparagement obligations applied during his employment and will continue to apply thereafter. A breach of such covenants will result in the cessation of severance pay and benefits and may result in Mr. Smith’s being required to repay certain severance pay and benefits already provided as well as certain costs and expenses.
The non-competition provisions provide that Mr. Smith shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business in the Area (each as defined below). For purposes of this provision: “Area” means a fifteen (15) mile radius of any senior living facility owned, managed or operated by us (or our successor) at the time Mr. Smith’s employment was terminated; and “Competing Business” means the business of owning, operating or managing senior living facilities having gross annualized revenues of at least $35 million or owning, operating or managing, in the aggregate, at least 1,000 units/beds provided that at least 750 units/beds owned, operated or managed by such business are located within the Area.
Severance Policy and Related Letters
During 2017, each of the named executive officers (other than Mr. Smith and Ms. Patchett) participated in the Severance Policy as a "Designated Officer", and Ms. Patchett participated in the Severance Policy as an "Other Eligible Employee," which would have provided less severance pay than the severance pay to which Designated Officers would have been entitled. During 2017, Ms. Patchett was eligible to receive additional severance benefits in certain circumstances pursuant to a letter agreement dated December 20, 2016 that expired on December 31, 2017. The letter agreement was entered into on December 20, 2016 and superseded a prior letter agreement dated November 16, 2015 providing for substantially similar additional severance pay. In December 2017, the Committee determined that Ms. Patchett will participate in the Severance Policy as a "Designated Officer" effective beginning January 1, 2018. In addition, Mr. Richardson was party to a letter agreement that provided for severance pay in the event of his separation from service for good reason (other than within 18 months following a change in control) and stated that the Severance Policy would not be amended in a manner that was disadvantageous to him without his prior written consent. The letter agreement with Mr. Richardson became effective as of August 6, 2010 and terminated his then-existing employment agreement in consideration of our adoption of the Severance Policy.
On January 19, 2017, the Committee approved an amendment to the Severance Policy that extended the time period during which a participant would be eligible to receive payments resulting from a separation from service by us without cause or by the named executive officer for good reason following the occurrence of a change in control from a time period of within 12 months to a time period of within 18 months. The amendment further provided that in the event of such a separation from service by an Other Eligible Employee in such circumstance, the Other Eligible Employee will receive an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days such Other Eligible Employee was employed and payable when such bonus would otherwise be due. The Severance Policy had been amended in 2015 to provide such pro-rata bonus to Designated Officers.

As a result of the amendments to the Severance Policy approved by the Committee on March 1, 2018, among other things, effective for terminations of employment on or after December 13, 2018, the amount payable to a Designated Officer for termination of his or her employment without cause will be reduced from 250% of the sum of such executive's annual base salary and target annual bonus to 150% of the sum of such executive's annual base salary and target annual bonus, in each case payable over 18 months. Further, effective for terminations of employment occurring on or after December 13, 2018, the amount payable to a designated officer for termination of his or her employment without cause or by the executive for good reason within 18 months after a change in control will be reduced from 300% of annual base salary payable over 18 months and 300% of target annual bonus payable 60 days after such termination to 200% of annual base salary payable over 18 months and 200% of target annual bonus payable 60 days after such termination.
With respect to Designated Officers, pursuant to the Severance Policy, following a “separation from service” (as defined in the Severance Policy) by us without “cause” (as defined in the Severance Policy) other than within 18 months following a “change in control” (as defined in the Severance Policy), the Designated Officer is entitled to: (i) 150% (or 250% if such separation from service occurs prior to December 13, 2018) of such officer’s annual salary at the current rate of base salary in effect at the separation from service (or, if greater, before the occurrence of circumstances giving rise to good reason) payable over 18 months; (ii) 150% (or 250% if such separation from service occurs prior to December 13, 2018) of such officer’s target bonus opportunity for the year of separation from service, payable over 18 months; (iii) an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days such officer was employed and payable when such bonus would otherwise be due; and (iv) the Severance Benefits. Pursuant to Mr. Richardson's letter agreement, if Mr. Richardson had separated from service from us for "good reason" (as defined in his letter agreement), he would have been entitled to the same severance pay and benefits as if he was separated from service by us without cause.
If Ms. Patchett had separated from service by us without cause during 2017, pursuant to the Severance Policy and Ms. Patchett's letter agreement she would have been entitled to: (i) 200% of her annual salary at the current rate of base salary in effect at the separation from service payable over 12 months; (ii) 75% of her target bonus opportunity for the year of separation from service payable over 12 months; and (iii) if then eligible for, and she had elected continuation of health coverage under COBRA, we would have paid the employer portion of Ms. Patchett’s COBRA premium payments for 12 months as if she were still an active employee (or until a breach of the Severance Policy or she becomes eligible for other medical coverage, if earlier).
With respect to Designated Officers, pursuant to the Severance Policy, following a separation from service by us without cause or by a named executive officer with good reason within 18 months following a “change in control”, the named executive officer is entitled to: (i)  200% (or 300% if such separation from service occurs prior to December 13, 2018) of such officer’s annual salary at the current rate of base salary in effect at the separation from service (or, if greater, before the occurrence of circumstances giving rise to good reason) payable over 18 months; (ii) 200% (or 300% if such separation from service occurs prior to December 13, 2018) of such officer’s target annual bonus for the year of separation from service paid in a lump sum on the 60th day following such separation from service; (iii) an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days such officer was employed and payable when such bonus would otherwise be due; and (iv) the Severance Benefits.
If Ms. Patchett had separated from service by us without cause during 2017 or by Ms. Patchett with good reason during 2017, in either case within 18 months following a "change in control", pursuant to the Severance Policy and Ms. Patchett's letter agreement she would have been entitled to: (i) 200% of her annual salary at the current rate of base salary in effect at the separation from service (or, if greater, before the occurrence of circumstances giving rise to good reason) payable over 12 months; (ii) 100% of her target annual bonus for the year of separation from service payable over 12 months; (iii) an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days she was employed and payable when such bonus would otherwise be due; and (iv) if then eligible for, and she had elected continuation of health coverage under COBRA, we would have paid the employer portion of Ms. Patchett’s COBRA premium payments for 12 months as if she were still an active employee (or until a breach of the Severance Policy or she becomes eligible for other medical coverage, if earlier).
If payments pursuant to the Severance Policy and other arrangements are not deductible by us under Section 280G of the Internal Revenue Code, such payments shall be reduced (or repaid) in order to ensure our deduction of payments in connection with a change in control.
Payments and the continuation of benefits under the Severance Policy are conditioned upon the executive having signed and returned a waiver and release and the seven day revocation period for the signed release having expired. The executive must acknowledge in such release that all restrictive covenants to which he or she is a party will remain in force for the period specified in such covenants and the severance pay such executive is entitled to as additional consideration for such restrictive covenants. A breach of such covenants will result in the cessation of severance pay and benefits and may result in such executive’s being required to repay certain severance pay and benefits already provided as well as certain costs and expenses.

Outstanding Restricted Share Agreements
Annually Vesting Shares

Under the terms of outstanding awards of time-vesting restricted shares held by our named executive officers that vest ratably on an annual basis: (i) if an executive’s employment is terminated by us without cause or due to death or disability (or with respect to Ms. Baier's awards granted on March 5, 2018, if she terminates employment for good reason as defined in her employment agreement), the next tranche of unvested restricted shares will immediately vest and the remaining unvested restricted shares will immediately be forfeited; and (ii) upon the occurrence of a change in control, the next tranche of unvested restricted shares will immediately vest and the remaining unvested restricted shares will remain outstanding and will vest on the previously established vesting dates, subject to continued employment. In addition, in the event an executive’s employment is terminated without cause by us, or the executive terminates employment for good reason, within 12 months following such change in control, all remaining unvested restricted shares will immediately vest.
Cliff Vesting Shares
During 2018, we granted awards of time-based restricted shares to Ms. Baier, Mr. Coco and Ms. Patchett, 75% of which are eligible to vest on February 27, 2021 and 25% of which are eligible to vest on February 27, 2022, subject in each case to continued employment. Under the terms of such outstanding awards, (i) if an executive’s employment is terminated by us without cause or due to death or disability, the next tranche of unvested restricted shares will immediately vest and the remaining unvested restricted shares will immediately be forfeited; provided, however, that if the termination occurs on or prior to February 27, 2019, 25% of the unvested restricted shares will immediately vest and the remaining unvested restricted shares will immediately be forfeited and if the termination occurs after February 27, 2019 and on or before February 27, 2020, 50% of the unvested restricted shares will immediately vest and the remaining unvested restricted shares will immediately be forfeited; and (ii) upon the occurrence of a change in control, the next tranche of unvested restricted shares will immediately vest, and the remaining unvested restricted shares will remain outstanding and will vest on the previously established vesting dates, subject to continued employment; provided, however, that if the change in control occurs on or prior to February 27, 2019, 25% of the unvested restricted shares will immediately vest and if the change in control occurs after February 27, 2019 and on or before February 27, 2020, 50% of the unvested restricted shares will immediately vest. In addition, in the event an executive’s employment is terminated without cause by us, or the executive terminates employment for good reason, within 12 months following such change in control, all remaining unvested restricted shares will immediately vest.
4-Year Performance Shares
Under the terms of outstanding awards of performance-based restricted stock held by our named executive officers (other than Ms. Baier's TSR performance shares described below), if an executive’s employment is terminated by us without cause or due to death or disability, the unvested restricted shares eligible to vest on the next vesting date will remain outstanding until the next vesting date (with all other unvested restricted shares from the award immediately being forfeited) and would vest only if and to the extent that the relevant performance targets for such tranche are achieved. However, with respect to such outstanding awards, if the termination occurs on or prior to the second anniversary or first anniversary prior to the vesting date for the first tranche of shares, the executive will only be able to achieve vesting of up to 25% or 50%, respectively, of the unvested restricted shares based on our one-year or two-year CAGR of Adjusted CFFO per share or Combined Adjusted Free Cash Flow, as applicable, respectively.
Under the terms of outstanding awards of performance-based restricted stock held by our named executive officers (other than Ms. Baier's TSR performance shares described below), upon the occurrence of a change in control, all of the shares will automatically convert to time-based vesting. In addition, upon the date of the change in control, the next tranche of these shares would immediately vest. However, with respect to such outstanding awards, if the change in control occurs on or prior to the second anniversary or first anniversary prior to the vesting date for the first tranche of shares, only 25% or 50%, respectively, of such shares would vest. All other shares will remain outstanding and will vest on the previously established vesting dates, subject to continued employment. In the event an executive’s employment is terminated without cause by us, or the executive terminates employment for good reason, within 12 months following such change in control, all remaining unvested restricted shares will immediately vest.
TSR Performance Shares
In connection with Ms. Baier's appointment as President and Chief Executive Officer, on March 5, 2018, we granted performance-based restricted stock which is eligible to vest on February 27, 2021, subject to continued employment and the achievement of total shareholder return (TSR) performance targets. Under the terms of such outstanding restricted shares, if Ms. Baier's employment is terminated by us without cause, by Ms. Baier for good reason, or due to death or disability, (i) on or before February 27, 2019, one-third of the shares will remain outstanding and vest based on, and subject to, the 15-day volume weighted average price per share ("VWAP") as of December 31, 2018 compared to a partial-period TSR target, and the remainder of such outstanding shares will be immediately forfeited; (ii) after February 27, 2019 and on or before February 27, 2020, two-thirds of the shares will remain outstanding and vest based on, and subject to, the VWAP as of December 31, 2019 compared to a partial-period TSR target, and the remainder of such outstanding shares will be immediately forfeited; and (iii) after February 27, 2020, 100% of the shares will remain outstanding and vest based on, and subject to, the VWAP as of December 31, 2020 compared to the stated TSR target.
Under the terms of such outstanding restricted shares, upon the occurrence of a change in control occurring (i) on or before February 27, 2019, one-third of the shares will accelerate and vest and the remainder will convert to time-based shares vesting in two equal installments beginning on February 27, 2020, subject to continued employment; (ii) after February 27, 2019 and on or before February 27, 2020, two-thirds of the shares will accelerate and vest and the remainder will convert to time-based shares vesting on February 27, 2021, subject to continued employment; and (ii) after February 27, 2020 and on or before February 27, 2021, all of the shares will accelerate and vest. In the event Ms. Baier's employment is terminated without cause by us, or by Ms. Baier for good reason, within 12 months following such change in control, all remaining unvested shares will immediately vest.
Definitions of Change in Control, Cause and Good Reason
Under Ms. Baier's employment agreement, the Severance Policy, and our 2014 Omnibus Incentive Plan, a “change in control” shall be deemed to have occurred if (a) any person becomes the beneficial owner of securities representing fifty percent (50%) or more of the combined voting power of our outstanding securities (not including in the securities beneficially owned by such person, any securities acquired directly from us or any of our affiliates); (b) we or any of our subsidiaries merge or consolidate with any other corporation, except when the individuals who comprise the Board immediately prior to the transaction constitute at least a majority of the Board of Directors of the surviving entity (or its ultimate parent); or (c) our stockholders approve a plan of liquidation or dissolution or we complete the sale of all or substantially all of our assets (other than a sale to an entity, at least fifty percent (50%) of the combined voting power of the securities of which are owned by our stockholders after the transaction in substantially the same proportions as their ownership of us prior to the transaction, or other than a sale immediately following which the individuals who comprise the our Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the entity to which the assets are sold (or its ultimate parent)). In addition, for purposes of our 2014 Omnibus Incentive Plan, a "change in control" shall be deemed to have occurred if the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who were directors on June 5, 2014 and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on June 5, 2014 or whose appointment, election or nomination for election was previously so approved or recommended. In any event, a “change of control” shall not be deemed to have occurred by virtue of the consummation of any transaction (or series of integrated transactions) immediately following which our stockholders prior to the transaction(s) continue to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the us immediately following such transaction(s).
Under Ms. Baier's employment agreement and the Severance Policy, “cause” means (a) conviction of, guilty plea concerning or confession of any felony; (b) any act of fraud, theft or embezzlement committed by the executive in connection with our or our subsidiaries’

business, (c) any material breach of any reasonable and lawful rule or directive; (d) the gross or willful neglect of duties or gross misconduct by the executive; or (e) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of the executive’s duties. For purposes of Ms. Baier's employment agreement, “cause” is also defined to include any material breach by Ms. Baier of the agreement, after notice and opportunity to cure.
Under Ms. Baier's employment agreement and the Severance Policy, “good reason” means the occurrence, without the executive’s written consent, of any of the following circumstances, unless such circumstances are fully corrected by us within thirty (30) days following written notice by the executive that he or she intends to terminate employment for one of the reasons set forth below: (i) the failure by us to pay to the executive any portion of his or her base salary or bonus within thirty (30) days of the date such compensation is due; (ii) the relocation of the executive’s principal office to a location outside a fifty (50) mile radius from the executive’s present principal office location; or (iii) the executive is assigned duties, compensation or responsibilities that are materially and significantly reduced with respect to the scope or nature of his or her duties, compensation and/or responsibilities. For purposes of Ms. Baier's employment agreement, “good reason” is also defined to include any material breach by us of the agreement.
The definitions of "change in control", "cause" and "good reason" in Mr. Smith's employment agreement were consistent with the definitions contained in Ms. Baier's employment agreement.
Pay Ratio
For 2017, the ratio of the total annual compensation of Mr. Smith, our President and Chief Executive Officer during 2017, to the median of the annual total compensation of all of our other employees was 73:1. The median of the annual total compensation of our employees, other than Mr. Smith, was $17,939 for 2017.
We identified the median employee using our employee population of approximately 75,500 employees as of December 31, 2017, including approximately 26,100 part-time employees. To identify the median employee, we used gross compensation before pre-tax deductions for 2017 as reported in wage statements on Form W-2 as our consistently applied compensation measure. We then calculated the annual total compensation for the identified employee in accordance with the requirements of the Summary Compensation Table (including matching contributions to our 401(k) Plan and premiums on Company-provided life and disability insurance). For the annual total compensation of Mr. Smith, we used the amount reported in the “total” column of the Summary Compensation Table.

Proposal 2:	Advisory Approval of Named Executive Officer Compensation
Overview
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).
As described in greater detail elsewhere in this proxy statement, our executive compensation program is structured to reward performance and to align the interests of our executives with those of our stockholders. Each of our executives' total annual cash compensation varies based on company and individual performance measured against financial and non-financial objectives. In addition, to further align our executives' interests with those of our stockholders, our long-term incentive compensation awards for 2017 consisted of time- and performance-based restricted stock. The value that may be realized if and when these restricted stock awards vest will depend upon our long-term performance.
We believe the decisions made by the Compensation Committee when evaluating our 2017 executive compensation program reflect the Committee's commitment to structuring our executive compensation program to reward performance. When making 2017 compensation decisions, the Compensation Committee determined that the realized pay of the named executive officers for 2016 appropriately reflected the Company's performance falling below expectations in 2016, and, as a result, the Committee determined that no material changes would be made to the 2017 executive compensation program. Furthermore, the Compensation Committee accepted the request of our former President and Chief Executive Officer not to grant him long-term incentive awards during 2017. In addition, we believe the amount of total direct compensation realized by our named executive officers during 2017 further underscores the pay-for-performance nature of our executive compensation program in the context of our 2017 results being below our expectations, as reflected by our former President and CEO earning significantly less in 2017 than his two prior years' total compensation reported in the Summary Compensation Table and our other named executive officers earning significantly less than the amounts targeted by the Committee and amounts reported in the Summary Compensation Table for 2017.
At the 2018 Annual Meeting, the Board will request your advisory vote on the following resolution:
RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
Effect of the Outcome of the Vote
This vote is advisory, which means that the vote on executive compensation is not binding on us, the Board or the Compensation Committee, and will not be construed as overruling a decision by us, the Board or the Compensation Committee or creating or implying any additional fiduciary duty for any of them. In addition, the vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Although the vote is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Until such time as the next advisory vote on the frequency of advisory votes on executive compensation is submitted to stockholders (or the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of our stockholders), we will include a non-binding advisory stockholder vote on executive compensation in our proxy materials on an annual basis. The next advisory vote to approve named executive officer compensation is expected to occur at the 2019 annual meeting of stockholders.
Recommendation of the Board
The Board recommends that you vote FOR the approval of the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables). Unless otherwise instructed, we will vote all proxies we receive FOR the proposal.

Proposal 3:	Ratification of Appointment of Independent Registered Public Accounting Firm for 2018
Proposed Independent Registered Public Accounting Firm
In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, independent accountants ("E&Y"), to be Brookdale's independent registered public accounting firm for the year 2018 and has further directed that the Audit Committee's appointment of E&Y be submitted for ratification by our stockholders at the 2018 Annual Meeting. If the stockholders do not ratify this appointment, our Audit Committee will re-evaluate the appointment of E&Y.
E&Y was also Brookdale's independent registered public accounting firm for 2017. Before selecting E&Y, the Audit Committee carefully considered E&Y's qualifications as independent auditors for Brookdale. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with E&Y in all of these respects. The Audit Committee's review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of E&Y to perform services for Brookdale is in no way adversely affected by any such investigation or litigation.
The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y's annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Brookdale and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year.
A representative of E&Y will be present at the Annual Meeting, either in person or by teleconference, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.
Recommendation of the Board
The Board recommends a vote FOR the ratification of the appointment of E&Y as Brookdale's independent registered public accounting firm for 2018.  Unless otherwise instructed, we will vote all proxies we receive FOR the proposal.
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees
In connection with the audit of the 2017 financial statements, the Company entered into an engagement agreement with E&Y which sets forth the terms by which E&Y has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures. The Audit Committee specifically considered such procedures and determined that they were appropriate and consistent with the Company’s use of alternative dispute resolution generally in other circumstances.
Set forth below are the aggregate fees billed by E&Y during 2017 and 2016 for all audit, audit related, tax and other services provided by E&Y to the Company.

	2017	2016
Audit Fees	$2,200,000	$2,175,000
Audit-Related Fees	$1,995	$1,995
Tax Fees	$79,000	$—
All Other Fees	$—	$—
Total	$2,280,995	$2,176,995

“Audit Fees” include fees for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports (Forms 10-Q) and fees for the audit of internal control over financial reporting.
“Audit-Related Fees” include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent registered public accounting firm.
“Tax Fees” include fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning. These corporate tax services include technical tax advice on tax matters, assistance with preparing tax returns, value added tax, government sales tax and equivalent tax matters in local jurisdictions, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, assistance with tax audit defense matters, and tax advice related to mergers and acquisitions.
“All Other Fees” include fees paid by the Company to E&Y that are not included in the three paragraphs above. There were no services in that category in 2017 or 2016.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by any such firm during the year. In addition, pre-approval by the

Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved in compliance with the Audit Committee pre-approval policies and procedures described herein.
Audit Committee Report
The Audit Committee has reviewed Brookdale's audited consolidated financial statements as of and for the year ended December 31, 2017 and discussed these financial statements with Brookdale's management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Brookdale's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Brookdale's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee's responsibility is to monitor and review these processes. The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements, the matters required to be discussed under applicable auditing standards (including Auditing Standard No. 1301, "Communications with Audit Committees" issued by the Public Company Accounting

Oversight Board), and other matters the Committee deemed appropriate. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such firm's independence. The Audit Committee also considered whether the independent auditors' provision of other, non-audit related services to Brookdale is compatible with maintaining such auditors' independence.
Based on the review and discussions with management and Ernst & Young LLP described above, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Brookdale's Board of Directors that the audited financial statements be included in Brookdale's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors,
AUDIT COMMITTEE

James R. Seward, Chairman
Marcus E. Bromley
Jackie M. Clegg
Jeffrey R. Leeds

Proposal 4:	Approval of Amendments to Certificate of Incorporation to Declassify the Board
Overview
Our current Certificate of Incorporation provides for a classified board of directors. The classified structure of our Board means that the Board is divided into three classes of directors (i.e., Class I, Class II and Class III), with the number of directors in each class being as nearly equal as possible, and approximately one-third of our directors are elected annually to serve a three-year term. Upon the recommendation of the Nominating and

Corporate Governance Committee, the Board unanimously approved and declared advisable, and determined to recommend that our stockholders approve, amendments to Article Twelve of our Certificate of Incorporation to implement a path to declassification of the Board such that we will hold annual elections of all directors beginning with the 2021 annual meeting of stockholders (the "Declassification Amendment").
Description of the Declassification Amendment
The proposed Declassification Amendment will amend Article Twelve of our Certificate of Incorporation to provide that our classified Board structure will be phased-out beginning at next year's annual meeting such that all director nominees standing for election at or after the 2021 annual meeting of stockholders will be elected to hold office for a term of one year and until such director's successor is duly elected and qualified or until such director's earlier death, retirement, resignation or removal. It also will amend Article Twelve to provide that directors elected at the 2018, 2019 and 2020 annual meetings of stockholders will hold office for a term of three, two and one years, respectively, in each case until his or her successor is duly elected and qualified or until such director's earlier death, retirement, resignation or removal. As a result, the amendments to Article Twelve would provide that all directors will stand for election annually beginning at the 2021 annual meeting of stockholders and thereafter.
The Declassification Amendment will also amend Article Twelve such that directors elected to fill any vacancy on the Board, or to fill newly created director positions resulting from an increase in the number of directors, before the 2021 annual meeting of stockholders would serve the remainder of the term for the class to which they are elected.
Under Delaware law, directors of companies that have a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise, and directors of companies that do not have a classified board may be removed with or without cause. Article Twelve of our current Certificate of Incorporation provides that a director may be removed from office only with cause and upon the approval of holders of 80% of the voting power of the then outstanding voting shares. The Declassification Amendment will amend such provisions to provide that a director may be removed from office with or without cause beginning at the 2021 annual meeting of stockholders (i.e., once our Board is no longer classified). In addition, we are separately proposing to amend Article Twelve to eliminate the supermajority requirement such that removal would require approval of a majority of the voting power of the then outstanding voting shares. See "Proposal 5: Approval of an Amendment to Certificate of Incorporation to Eliminate Supermajority Voting for Director Removal" for more information.
This description of the proposed Declassification Amendment is only a summary of the proposed amendments to our Certificate of Incorporation and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article Twelve of our Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this proxy statement as Appendix B.
Reasons for the Declassification Amendment
The Board considered a number of factors when considering whether to adopt the Declassification Amendment or to continue to maintain the classified board structure. These factors included the views expressed to us during our proactive engagement with a number of our stockholders to understand their views on our corporate governance practices, the merits of classified and declassified board structures, corporate governance trends among other public companies, and the general views of institutional stockholders regarding board structures. The Board also considered declassification, and the timing thereof, in light of our announcements in February 2018 of the conclusion of a lengthy strategic review process, our shift to a turnaround strategy under new leadership, and the departure of three former directors, the appointment of a new Non-Executive Chairman of the Board and the appointment of a new President and Chief Executive Officer.
The Board believes that its classified structure does have advantages, particularly with respect to continuity, since a classified board structure generally allows a majority of a board to remain in place from year to year, which promotes stability and encourages a board to make decisions intended to create long-term stockholder value. Nevertheless, we have had a robust board refreshment process since our acquisition of Emeritus in 2014, with seven new directors joining our Board and seven directors departing our Board.
The Board also recognizes that stockholders may believe that a classified board structure diminishes a board’s accountability to stockholders since stockholders are unable to express a view on each director’s performance by means of an annual vote. Annual voting would allow stockholders to express their views on the individual performance of each director and on the entire Board more frequently than with the existing classified board structure. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.
After careful consideration of the foregoing factors, the full Board ultimately determined that declassification of the Board is in the best interests of the Company and its stockholders and unanimously adopted, and determined to recommend that our stockholders approve, the Declassification Amendment. The Board believes that the path to declassification strikes an appropriate balance of transitioning to annual accountability to stockholders of the full Board, while allowing our management team the continuity that comes with a phased declassification at the most critical stage of executing on our turnaround strategy.
If the proposed Declassification Amendment is approved by our stockholders, it will become effective upon filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the 2018 Annual Meeting. If the proposed Declassification Amendment is not approved by our stockholders, it will not be implemented, the Board's current classified structure will continue in place, and our Certificate of Incorporation will continue in its current form, subject to the amendments to our Certificate of Incorporation required to give effect to Proposal 5 and Proposal 6, respectively (if approved by stockholders).
Conforming Amendments to Bylaws
In connection with the Declassification Amendment, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has conditionally approved amendments to our Bylaws in order to conform our Bylaws to the changes that would be made to our Certificate of Incorporation by the Declassification Amendment if it is approved by our stockholders. The Board is not seeking stockholder approval of these amendments to our Bylaws, but the effectiveness of such amendments is contingent upon the filing and effectiveness of the Certificate of Amendment to implement the Declassification Amendment.
Vote Required
Stockholder approval of the Declassification Amendment requires the affirmative vote of the holders of a majority of shares of our outstanding common stock on the record date. Abstentions and broker non-votes will have the same effect as voting against the Declassification Amendment.
Recommendation of the Board
The Board recommends a vote FOR approval of the Declassification Amendment. Unless otherwise instructed, we will vote all proxies we receive FOR the proposal.

Proposal 5:	Approval of an Amendment to Certificate of Incorporation to Eliminate Supermajority Voting for Director Removal

Overview
Article Twelve of our current Certificate of Incorporation provides that any director or the whole Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding voting shares. Upon the recommendation of the Nominating and Corporate Governance Committee,

the Board unanimously approved and declared advisable, and determined to recommend that our stockholders approve, an amendment to Article Twelve of our Certificate of Incorporation to eliminate the supermajority voting requirement to remove a director from office (the “Director Removal Amendment").
Description of the Director Removal Amendment
The Director Removal Amendment will eliminate the supermajority voting requirement such that a director may be removed from office by the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding voting shares, but (i) only for cause while the Board remains classified and (ii) if Proposal 4 is approved by stockholders, with or without cause once the Board is no longer classified. This description of the proposed Director Removal Amendment is only a summary of the proposed amendment to our Certificate of Incorporation and is qualified in its entirety by reference to, and should be read in conjunction with, the last sentence of Article Twelve of our Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this proxy statement as Appendix C.
Reasons for the Director Removal Amendment
After evaluation, the Board has determined that, in light of the proposed Declassification Amendment, it is in the best interests of the Company and its stockholders to replace the supermajority voting requirement for removal of directors from office with a majority vote standard. While the current supermajority voting requirement included in the Certificate of Incorporation is designed to ensure that interests of all stockholders are fully protected, the Board recognizes that there are different perspectives on this matter. After carefully weighing these considerations, the Board unanimously adopted, and determined to recommend that our stockholders approve, the Director Removal Amendment.

If the proposed Director Removal Amendment is approved by our stockholders, it will become effective upon the filing and effectiveness of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the 2018 Annual Meeting. If the proposed Director Removal Amendment is not approved by our stockholders, it will not be implemented, and the supermajority voting requirement will continue in place, and our Certificate of Incorporation will continue in its current form, subject to the amendments to our Certificate of Incorporation required to give effect to Proposal 4 and Proposal 6, respectively (if approved by stockholders).
Conforming Amendment to Bylaws
In connection with the Director Removal Amendment, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has conditionally approved an amendment to our Bylaws in order to conform our Bylaws to the changes that would be made to our Certificate of Incorporation by the Director Removal Amendment if it is approved by our stockholders. The Board is not seeking stockholder approval of this amendment to our Bylaws, but the effectiveness of such amendment is contingent upon the filing and effectiveness of the Certificate of Amendment to implement the Director Removal Amendment.

Vote Required
Stockholder approval of the Director Removal Amendment requires the affirmative vote of the holders of 80% of shares of our outstanding common stock on the record date. Abstentions and broker non-votes will have the same effect as voting against the Director Removal Amendment.
Recommendation of the Board
The Board recommends a vote FOR approval of the Director Removal Amendment. Unless otherwise instructed, we will vote all proxies we receive FOR the proposal.

Proposal 6:	Approval of Amendments to Certificate of Incorporation to Eliminate Provisions that are No Longer Applicable
Overview
Our current Certificate of Incorporation contains several provisions related to “Significant Stockholders,” which is defined in our Certificate of Incorporation to refer to certain affiliates of Fortress Investment Group, LLC and which we refer to collectively in this proxy statement as the “Former Significant Stockholder.” Fortress ceased to be a significant stockholder of ours in 2014.
These provisions:

●
provide that the Former Significant Stockholder has the right to, and has no duty to abstain from exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

●
provide that if the Former Significant Stockholder or any of its officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates;

●	renounce any interest or expectancy by the Company in, or in being offered an opportunity to participate in, any such corporate opportunities;

●
provide that in the event that any of our directors or officers who is also a director, officer or employee of the Former Significant Stockholder acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if the Former Significant Stockholder pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us; and

●
for so long as the Former Significant Stockholder beneficially owns at least fifty percent (50%) of the total voting power of the Company, permit the Former Significant Stockholder to call special meetings of stockholders and to take stockholder action by written consent.

The rights, privileges and protections of the Former Significant Stockholder expired on their terms pursuant to our Certificate of Incorporation once the Former Significant Stockholder ceased to beneficially own at least 20% of the Company's common stock and ceased to have any of its directors or officers serve as our directors or officers.
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board unanimously approved and declared advisable, and determined to recommend that stockholders approve, amendments to our Certificate of Incorporation that would eliminate the provisions related to the Former Significant Stockholder (the “Former Significant Stockholder Amendment”).
Description of the Former Significant Stockholder Amendment
The proposed Former Significant Stockholder Amendment will amend our Certificate of Incorporation to remove the provisions setting forth the rights, privileges and protections of the Former Significant Stockholder outlined above by:

●	deleting certain language relating to the Former Significant Stockholder in Article Seven;

●	deleting Article Eight in its entirety;

●	renumbering Article Nine through Article Fourteen as Article Eight through Article Thirteen, respectively; and

●	making conforming cross reference changes in the Certificate of Incorporation.
This description of the Former Significant Stockholder Amendment is only a summary of the amendments to our Certificate of Incorporation and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article Seven and deleted Article Eight of our Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this proxy statement as Appendix D.
If the proposed Former Significant Stockholder Amendment is approved by our stockholders, it will become effective upon the filing and effectiveness of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the 2018 Annual Meeting. If the proposed Former Significant Stockholder Amendment is not approved by our stockholders, it will not be implemented and our Certificate of Incorporation will continue in its current form, subject to the amendments to our Certificate of Incorporation required to give effect to Proposal 4 and Proposal 5, respectively (if approved by stockholders).
Reasons for the Former Significant Stockholder Amendment
The rights, privileges and protections of the Former Significant Stockholder contained in our current Certificate of Incorporation have either expired on their terms or are no longer applicable as described above. The Board believes these provisions related to the Former Significant Stockholder are potentially confusing to stockholders. Since the Board determined to put forth to a stockholder vote the proposed amendments to our Certificate of Incorporation described in Proposal 4 and Proposal 5, the Board believed that this would be an appropriate time to seek stockholder approval of amendments to eliminate provisions that are no longer applicable. As a result, the full Board determined that it would be advisable and in the best interests of the Company and its stockholders to remove such provisions from the Certificate of Incorporation as set forth in the Former Significant Stockholder Amendment.
Vote Required
Stockholder approval of the Former Significant Stockholder Amendment requires the affirmative vote of the holders of a majority of the shares of our outstanding common stock on the record date. Abstentions and broker non-votes will have the same effect as voting against the Former Significant Stockholder Amendment.
Recommendation of the Board
The Board recommends a vote FOR this proposal. Unless otherwise instructed, we will vote all proxies we receive FOR the proposal.

Certain Relationships and Related Transactions
Policies and Procedures for Related Party Transactions
The Board has adopted a written Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, we will enter into or ratify related person transactions only when the Audit Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.
Related person transactions that are identified as such prior to the consummation thereof or amendment thereto may be consummated or amended only if the transaction has been reviewed and approved in advance by the Audit Committee (or in those instances where the General Counsel determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, by the chair of the Audit Committee). All Related Persons (defined below) and all business unit leaders responsible for a proposed transaction are required to report to our legal department any potential related person transaction prior to entering into the transaction. The legal department will determine whether the transaction is a related person transaction and, therefore, should be submitted to the Audit Committee for consideration. In the event our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified, the transaction will promptly be submitted to the Audit Committee or its chair, which will evaluate all available options, including ratification, amendment or termination of the transaction. In the event any of such persons become aware of a completed related person transaction that has not been previously approved or ratified, the Audit Committee or its chair shall evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.
At the Audit Committee’s first meeting of each fiscal year, the committee will review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the

Company of more than $120,000 and, taking into consideration the Company’s contractual obligations, will determine whether to continue, modify or terminate each such transaction.
Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.
A “Related Person”, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
Our Related Person Policy also requires Audit Committee pre-approval of proposed charitable contributions, or pledges of charitable contributions, by the Company to a charitable or non-profit organization for which a Related Person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.
Since December 31, 2016, there have not been any related person transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Stock Ownership Information
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of August 10, 2018, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors, director nominees and named executive officers and (3) all directors and executive officers as a group, based on 193,885,277 shares of our common stock (including restricted shares) outstanding as of that date. Unless otherwise indicated, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address of each person named in the table is c/o Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

Name of Beneficial Owner	Shares Owned(1)	Percentage
Executive Officers, Directors and Nominees
Lucinda M. Baier	812,872	*
Cedric T. Coco	161,219	*
Mary Sue Patchett	215,805	*
Marcus E. Bromley	28,359	*
Frank M. Bumstead	158,297	*
Jackie M. Clegg(2)	88,631	*
Rita Johnson-Mills	—	*
Jeffrey R. Leeds	81,020	*
James R. Seward	102,451	*
Lee S. Wielansky	44,619	*
Denise W. Warren	—	*
All executive officers and directors as a group (16 persons)	2,314,888	1.2%

5% Stockholders
Glenview Capital Management, LLC(3)	18,250,718	9.4%
The Vanguard Group(4)	15,431,334	8.0%
Fosun International Limited(5)	15,268,447	7.9%
Dimensional Fund Advisors LP(6)	13,365,237	6.9%
Morgan Stanley(7)	13,290,192	6.9%

*    Less than 1%

(1)	Consists of shares held, including all shares of restricted stock held (whether or not such restricted shares have transfer and/or voting restrictions).

(2)	Includes 6,850 vested restricted stock units held by the director, which were issued at the director’s election in lieu of a portion of her quarterly cash compensation as a director.

(3)
Information regarding Glenview Capital Management, LLC ("Glenview") is based solely on a Schedule 13G/A filed with the SEC on February 14, 2018 by Glenview and Larry Robbins. Glenview reported that it has shared voting power and shared dispositive power with respect to 18,250,718 shares. The address of the principal business office of Glenview is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(4)	Information regarding The Vanguard Group ("Vanguard") is based solely on a Schedule 13G/A filed with the SEC on February 8, 2018 by Vanguard. Vanguard reported that it has sole voting power with respect to 99,481 shares, shared voting power with respect to 23,127 shares, sole dispositive power with respect to 15,322,839 shares and shared dispositive power with respect to 108,495 shares. The address of the principal business office of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Information regarding Fosun International Limited ("Fosun") is based solely on a Form 13F filed with the SEC on August 13, 2018 by Fosun on behalf of itself and Fidelidade-Companhia de Seguros, S.A. Fosun reported that as of June 30, 2018, it had shared investment discretion and voting authority with respect to 15,268,447 shares. The address of the principal business office of Fosun is Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong.

(6)
Information regarding Dimensional Fund Advisors LP ("Dimensional Fund") is based solely on a Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund. Dimensional Fund reported that it has sole voting power with respect to

12,978,896 shares and sole dispositive power with respect to 13,365,237 shares. The address of the principal business office of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)	Information regarding Morgan Stanley is based solely on a Schedule 13G filed with the SEC on January 31, 2018 by Morgan

Stanley. Morgan Stanley reported that it has shared voting power with respect to 13,272,135 shares and shared dispositive power with respect to 13,213,131 shares. The address of the principal business office of Morgan Stanley is 1585 Broadway New York, NY 10036.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file these forms. Based solely on that review, we believe that during the fiscal year ended December 31, 2017, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them, with the exception of one Form 4 inadvertently filed late by H. Todd Kaestner due to clerical error, which reported the withholding of shares to satisfy tax withholding obligations and the forfeiture of performance-based restricted stock due to the failure to achieve performance goals, each of which occurred on February 27, 2017.
Deadline for Submitting Stockholder Proposals
Any stockholder who wishes to present a proposal for inclusion in the proxy materials used in connection with our 2019 annual meeting of stockholders must submit the proposal in writing so that it is received at Brookdale's principal executive offices no later than April 23 , 2019 . Such proposal must meet the requirements as to form and substance set forth in the rules and regulations of the SEC, including Rule 14a-8 under the Exchange Act, in order to be eligible for inclusion in the proxy statement and related form of proxy. Any such proposal should be addressed to the Secretary of Brookdale at "Attention: Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027".
Under our Bylaws, in order for a stockholder proposal to be presented at the 2019 annual meeting of stockholders (other than by means of inclusion in the proxy materials under SEC Rule 14a-8 described above), the Secretary of Brookdale must have received proper notice from the stockholder not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and such proposal must constitute a proper matter for stockholder action. As a result, proposals for the 2019 annual meeting of stockholders submitted pursuant to these provisions of our Bylaws must be received no earlier than June 6, 2019 and no later than the close of business on July 6, 2019. If the 2019 annual meeting of stockholders is called for a date that is not within 25 days before or after October 4, 2019, the notice must be received by Brookdale not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
To be in proper form, the notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (b) the name and record address of such stockholder, (c) the class or series and number of shares of capital stock of Brookdale which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in the business and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting. A person must own of record shares of Brookdale stock on the date that he or she sends the notice to Brookdale under the procedures above and on the record date for the determination of stockholders entitled to notice of and vote at such annual meeting. The notice should be mailed to the Secretary of Brookdale at "Attention: Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027". If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the procedures set forth in our Bylaws, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Other Matters
The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.
Additional Information
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information can also be accessed through our website at www.brookdale.com.
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 may be obtained, without charge, by any stockholder to whom this proxy statement is sent, upon written request to Chad C. White, Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary.

Appendix A
Reconciliations of Non-GAAP Financial Measures
Combined Adjusted Free Cash Flow

For purposes of the 2017 annual incentive plan, Combined Adjusted Free Cash Flow was defined as the Company's consolidated Adjusted Free Cash Flow plus its proportionate share of its unconsolidated ventures' Adjusted Free Cash Flow, excluding transaction, transaction-related and severance costs.
We define Adjusted Free Cash Flow as net cash provided by (used in) operating activities before: changes in operating assets and liabilities; gain (loss) on facility lease termination; and distributions from unconsolidated ventures from cumulative share of net earnings; plus: proceeds from refundable entrance fees, net of refunds; and property insurance proceeds; less: lease financing debt amortization and Non-Development CapEx. Non-Development CapEx is comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades and other major building infrastructure projects for our communities.  Non-Development CapEx does not include capital expenditures for community expansions and major community redevelopment and repositioning projects, including our Program Max initiative, and the development of new communities. Amounts of Non-Development CapEx are presented net of lessor reimbursements received or anticipated to be received in the calculation of Adjusted Free Cash Flow.
Our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is calculated based on our equity ownership percentage and in a manner consistent with the definition of Adjusted Free Cash Flow for our consolidated entities.  Our investments in our unconsolidated ventures are accounted for under the equity method of accounting and, therefore, our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to our consolidated business except to the extent it is distributed to us.
The table below reconciles our and our proportionate share of our unconsolidated ventures' Adjusted Free Cash Flow from our and their, respectively, net cash provided by (used in) operating activities. Line items under unconsolidated ventures represent the the aggregate amounts of such line items for all of our unconsolidated ventures.

Year Ended December 31, 2017 ($ in 000s)
Consolidated Adjusted Free Cash Flow
Net cash provided by operating activities	$366,664
Changes in operating assets and liabilities	$(15,851)
Proceeds from refundable entrance fees, net of refunds	$(2,179)
Lease financing debt amortization	$(64,906)
Distributions from unconsolidated ventures from cumulative share of net earnings	$(8,258)
Non-development capital expenditures, net	$(186,467)
Property insurance proceeds	$8,550
Consolidated Adjusted Free Cash Flow	$97,553

Proportionate Share of Adjusted Free Cash Flow of Unconsolidated Ventures
Net cash provided by operating activities	$269,755
Changes in operating assets and liabilities	$(13,184)
Proceeds from refundable entrance fees, net of refunds	$(17,366)
Non-development capital expenditures, net	$(100,621)
Property insurance proceeds	$2,425
Adjusted Free Cash Flow of unconsolidated ventures	$141,009

Brookdale weighted average ownership percentage	25.1%
Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$35,416

A-1

Combined Adjusted Free Cash Flow	$132,969

Transaction, Transaction-Related and Severance Costs	$23,359

Combined Adjusted Free Cash Flow excluding transaction, transaction-related and severance costs	$156,328

A-2

Appendix B
Text of Declassification Amendment (Proposal 4)
If the proposed Declassification Amendment (Proposal 4) is approved by our stockholders, Article Twelve of our Certificate of Incorporation will be amended and restated as follows:
ARTICLE TWELVE
The number of directors which constitute the whole Board of Directors shall be not less than three (3) or more than nine (9). The exact number of directors which shall constitute the whole Board of Directors shall be determined from time to time by a resolution adopted by a majority of the Board of Directors then in office. ~~The~~Until the election of directors at the 2021 annual meeting of stockholders (the “2021 Annual Meeting”), the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. ~~The term of the Class I directors in office at the time of the filing of this Amended and Restated Certificate of Incorporation shall terminate on the date of the 2008 annual meeting; the term of the Class II directors in office at the time of the filing of this Amended and Restated Certificate of Incorporation shall terminate on the date of the 2007 annual meeting; and the term of the Class III directors in office at the time of the filing of this Amended and Restated Certificate of Incorporation shall terminate on the date of the 2006 annual meeting. At each succeeding~~Each director elected at or prior to the 2018 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders ~~beginning in 2006, successors to the class of directors whose term expires at that~~following the annual meeting at which the director was elected. Each director elected at the 2019 annual meeting of stockholders shall be elected for a ~~three-year term.~~ two-year term expiring at the 2021 Annual Meeting. Each director elected at the 2020 annual meeting of stockholders shall be elected for a one-year term expiring at the 2021 Annual Meeting. At the 2021 Annual Meeting and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. ~~If~~ Prior to the 2021 Annual Meeting, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class~~, but in~~. In no case will a decrease in the number of directors shorten the term of any incumbent director. Directors need not be stockholders. Except as otherwise provided in the Bylaws, the directors shall be elected at the annual meeting of the stockholders, and each director elected shall hold office until the ~~third succeeding~~annual meeting ~~next after his election~~of stockholders at which that director’s term expires and until ~~his~~such director’s successor is duly elected and qualified, or until ~~his~~such director’s death or retirement or until ~~he~~such director resigns or is removed in the manner hereinafter provided. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of stockholders. Such election shall be by written ballot. Any director or the whole Board of Directors may be removed from office at any time~~, but only for cause, and only by~~ with the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding Voting Shares: (i) but, until the 2021 Annual Meeting, only for cause, and (ii) beginning at the 2021 Annual Meeting, with or without cause.

B-1

Appendix C
Text of Director Removal Amendment (Proposal 5)
If the proposed Director Removal Amendment (Proposal 5) is approved by our stockholders, the last sentence of Article Twelve of our Certificate of Incorporation will be amended to eliminate the supermajority requirement as follows:

ARTICLE TWELVE

* * *

Any director or the whole Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority~~at least eighty percent (80%)~~ of the voting power of the then issued and outstanding Voting Shares.

C-1

Appendix D
Text of Former Significant Stockholder Amendment (Proposal 6)
If the proposed Former Significant Stockholder Amendment (Proposal 6) is approved by our stockholders, Articles Seven and Eight of our Certificate of Incorporation will be amended and restated as follows:
ARTICLE SEVEN
PART A. MEETINGS OF STOCKHOLDERS; ETC.
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, if there is one, (ii) the Chief Executive Officer, if there is one, or (iii) the Board of Directors. ~~If, and for so long as, the Significant Stockholders (as defined in Part A of Article EIGHT) and their respective Affiliates (as defined in Part A of Article EIGHT), collectively, beneficially own at least fifty percent (50%) of the then issued and outstanding Voting Shares, then any authorized officer may call a special meeting at the request in writing of the stockholders holding a majority of the voting power of the then issued and outstanding Voting Shares. At any time after the Significant Stockholders and their respective Affiliates cease, collectively, to beneficially own at least fifty percent (50%) of the then issued and outstanding Voting Shares, then the~~The ability of the stockholders to call or cause a special meeting of stockholders to be called is hereby specifically denied. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
PART B. ACTION BY WRITTEN CONSENT
~~If, and for so long as, the Significant Stockholders (as defined in Part A of Article EIGHT) and their respective Affiliates (as defined in Part A of Article EIGHT), collectively, beneficially own at least fifty percent (50%) of the then issued and outstanding Voting Shares, any action required or permitted by the Delaware Corporation Law to be taken at a stockholders’ meeting may be taken without a meeting and without prior notice if the action is taken by the written consent of stockholders who would be entitled to vote at a meeting of holders of outstanding shares and who have voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all stockholders entitled to vote thereon were present and voted. At any time after the Significant Stockholders and their respective Affiliates cease, collectively, to beneficially own at least fifty percent (50%) of the then issued and outstanding Voting Shares, then no~~No action required or permitted by the Delaware Corporation Law to be taken at a stockholders’ meeting may be taken without a meeting or without prior notice.
~~ARTICLE EIGHT~~
~~PART A. Definitions~~
~~For purposes of this Article EIGHT, the following definitions shall apply:~~
~~“Affiliate” means, with respect to a given person, any other person that, directly or indirectly, controls, is controlled by or is under common control with, such person; provided, however, that for purposes of this definition and this Article EIGHT, none of (i) the Brookdale Entities and their Affiliates, on the one hand, or (ii) the Significant Stockholders and their respective Affiliates, on the other hand, shall be deemed to be “Affiliates” of one another. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any person, means the possession, directly or indirectly, of beneficial ownership of, or the power to vote, forty percent (40%) or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or the power otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.~~
~~“Brookdale Entities” means the Corporation and its Subsidiaries, and “Brookdale Entity” shall mean any of the Brookdale Entities.~~

~~“corporate opportunity” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of any of the Significant Stockholders or their respective Affiliates or their officers or directors will be brought into conflict with that of any of the Brookdale Entities or their Affiliates.~~
~~“Governmental Entity” shall mean any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or agency or any non-governmental, self-regulatory authority, commission or agency.~~
~~“Judgment” shall mean any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.~~
~~“Law” shall mean any statute, law, code, ordinance, rule or regulation of any Governmental Entity.~~
~~“Lien” shall mean any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, “tag”- or “drag”- along right, encumbrance, security interest or other similar restriction of any kind or nature whatsoever.~~
~~“Restriction” with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any Law, license, permit or Judgment that, conditionally or unconditionally, (i) grants to any person the right to purchase or otherwise acquire, or obligates any person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, (B) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or (C) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions, (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.~~
~~“Significant Stockholders” means FIT-ALT Investor LLC, a Delaware limited liability company, Fortress Brookdale Acquisition LLC, a Delaware limited liability company, Fortress Investment Trust II, a Delaware business trust, Fortress Registered Investment Trust, a Delaware business trust, Fortress Brookdale Investment Fund LLC, a Delaware limited liability company, and Health Partners, a Bermuda exempted partnership and, in each case, their respective Subsidiaries (other than Subsidiaries that constitute Brookdale Entities), and “Significant Stockholder” shall mean any of the Significant Stockholders.~~
~~“Subsidiary” with respect to any person means: (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such person, by a Subsidiary of such person, or by such person and one or more Subsidiaries of such person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such person or a Subsidiary of such person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other person (other than a corporation) in which such person, a Subsidiary of such person or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such person (whether~~

~~or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.~~
~~PART B. SIGNIFICANT STOCKHOLDERS, ETC.~~
~~In anticipation and in recognition that:~~
~~a. the Significant Stockholders or their respective Affiliates will be significant stockholders of the Corporation;~~
~~b. directors, officers and/or employees of the Significant Stockholders and their respective Affiliates may serve as directors, officers and/or employees of the Brookdale Entities and their Affiliates;~~
~~c. the Brookdale Entities and their Affiliates, on the one hand, and the Significant Stockholders and their respective Affiliates, on the other hand, may engage in the same, similar or related lines of business and may have an interest in the same, similar or related areas of corporate opportunities;~~
~~d. the Brookdale Entities and their Affiliates, on the one hand, and the Significant Stockholders and their respective Affiliates, on the other hand, may enter into, engage in, perform and consummate contracts, agreements, arrangements, transactions and other business relations; and~~
~~e. the Brookdale Entities and their Affiliates will derive benefits therefrom and through their continued contractual, corporate and business relations with the Significant Stockholders and their respective Affiliates,~~
~~the provisions of this Article EIGHT are set forth to regulate, define and guide, to the fullest extent permitted by Law, the conduct of certain affairs of the Brookdale Entities and their Affiliates as they may involve the Significant Stockholders and their respective Affiliates and their officers and directors, and the powers, rights, duties and liabilities of the Brookdale Entities and their Affiliates and their officers, directors and stockholders in connection therewith.~~
~~PART C. RELATED BUSINESS ACTIVITIES, ETC.~~
~~Except as the Significant Stockholders or their respective Affiliates, on the one hand, and the Brookdale Entities or their Affiliates, on the other hand, may otherwise agree in writing, the Significant Stockholders and their respective Affiliates shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the Brookdale Entities or their Affiliates, (ii) do business with any client, customer, vendor or lessor of any of the Brookdale Entities or their Affiliates or (iii) employ or otherwise engage any officer, director or employee of the Brookdale Entities or their Affiliates, and, to the fullest extent permitted by Law, the Significant Stockholders and their respective Affiliates and officers, directors and employees thereof (subject to Part E of this Article EIGHT) shall not have or be under any fiduciary duty, duty of loyalty nor duty to act in good faith or in the best interests of the Corporation or its stockholders and shall not be liable to the Corporation or its stockholders for any breach or alleged breach thereof or for any derivation of any personal economic gain by reason of any such activities of any of the Significant Stockholders or their respective Affiliates or of any of their officer’s, director’s or employee’s participation therein.~~
~~PART D. CORPORATE OPPORTUNITY, ETC.~~
~~Except as the Significant Stockholders or their respective Affiliates, on the one hand, and the Brookdale Entities or their Affiliates, on the other hand, may otherwise agree in writing, if any of the Significant Stockholders or their respective Affiliates, or any officer, director or employee thereof (subject to the provisions of Part E of this Article EIGHT), acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Significant Stockholders or any of their Affiliates, none of the Brookdale Entities or their Affiliates or any stockholder thereof shall have an interest in, or expectation that, such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to the Corporation or any other Brookdale Entity with respect to such corporate opportunity, is hereby renounced by the Corporation on its behalf and on behalf of the other Brookdale Entities and their respective Affiliates and stockholders in accordance with Section 122(17) of the Delaware Corporation Law. Accordingly, subject to Part E of this Article EIGHT and except as the Significant Stockholders or their respective Affiliates may otherwise agree in writing, (i) none of the Significant Stockholders or their respective Affiliates or any officer, director or employee thereof will be under any obligation to present, communicate or offer any such corporate opportunity to the Brookdale~~

~~Entities or their Affiliates and (ii) any of the Significant Stockholders and their respective Affiliates shall have the right to hold any such corporate opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any person or persons other than the Brookdale Entities and their Affiliates, and, to the fullest extent permitted by Law, the Significant Stockholders and their respective Affiliates and officers, directors and employees thereof (subject to Part E of this Article EIGHT) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Corporation, the other Brookdale Entities and their respective Affiliates and stockholders and shall not be liable to the Corporation, the other Brookdale Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that any of the Significant Stockholders or their respective Affiliates or any of their officers, directors or employees pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another person, or any of the Significant Stockholders or their respective Affiliates or any of their officers, directors or employees does not present, offer or communicate information regarding the corporate opportunity to the Brookdale Entities or their Affiliates.~~
~~PART E. DIRECTORS, OFFICERS AND EMPLOYEES~~
~~Except as the Significant Stockholders or their respective Affiliates, on the one hand, and the Brookdale Entities or their Affiliates, on the other hand, may otherwise agree in writing, in the event that a director or officer of any of the Brookdale Entities or their Affiliates who is also a director, officer or employee of any of the Significant Stockholders or their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such person solely in, such person’s capacity as director or officer of any of the Brookdale Entities or their Affiliates, then (A) such director, officer or employee, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation, the other Brookdale Entities and their respective Affiliates and stockholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to the Corporation, the other Brookdale Entities and their respective Affiliates and stockholders and shall not be liable to the Corporation, the other Brookdale Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof by reason of the fact that any of the Significant Stockholders or their respective Affiliates pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another person, or any of the Significant Stockholders or their respective Affiliates or such director, officer or employee does not present, offer or communicate information regarding the corporate opportunity to the Brookdale Entities or their Affiliates, (3) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in, and not opposed to, the best interests of the Corporation and its stockholders for the purposes of Article NINE and the other provisions of this Certificate of Incorporation and (4) shall not have any duty of loyalty to the Corporation, the other Brookdale Entities and their respective Affiliates and stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the Corporation, the other Brookdale Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof for purposes of Article NINE and the other provisions of this Certificate of Incorporation as a result thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Significant Stockholder or respective Affiliates thereof (and not to any of the Brookdale Entities or Affiliates thereof).~~
~~PART F. AGREEMENTS WITH SIGNIFICANT STOCKHOLDERS~~
~~The Brookdale Entities and their Affiliates may from time to time enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Significant Stockholders and their respective Affiliates pursuant to which the Brookdale Entities and their Affiliates, on the one hand, and the Significant Stockholders and their respective Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate corporate opportunities between or to refer corporate opportunities to each other. Subject to Part E of this Article EIGHT, except as otherwise required by Law, and except as the Significant Stockholders or their respective Affiliates, on the one hand, and the Brookdale Entities or their Affiliates, on the other hand, may otherwise agree in writing, no such agreement, or the performance thereof by the Brookdale Entities and their Affiliates, or the Significant Stockholders or their respective Affiliates, shall be considered contrary to or inconsistent with any fiduciary duty to the Corporation, any other Brookdale Entity or their respective Affiliates and stockholders of any director or officer of the Corporation, any other Brookdale Entity or any Affiliate thereof who is also a director, officer or employee of any of the Significant Stockholders or their respective Affiliates or to any stockholder thereof. Subject to Part E of~~

~~this Article EIGHT, to the fullest extent permitted by Law, and except as the Significant Stockholders or their respective Affiliates, on the one hand, and the Brookdale Entities or their Affiliates, on the other hand, may otherwise agree in writing, none of the Significant Stockholders or their respective Affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to in this Part F of Article EIGHT and no director, officer or employee of the Corporation, any other Brookdale Entity or any Affiliate thereof who is also a director, officer or employee of any of the Significant Stockholders or their respective Affiliates shall have or be under any fiduciary duty to the Corporation, the other Brookdale Entities and their respective Affiliates and stockholders to refrain from acting on behalf of any of the Significant Stockholders or their respective Affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.~~
~~PART G. AMBIGUITY~~
~~For the avoidance of doubt and in furtherance of the foregoing, nothing contained in this Article EIGHT amends or modifies, or will amend or modify, in any respect, any written contractual arrangement between the Significant Stockholders or any of their Affiliates, on the one hand and the Brookdale Entities or any of their Affiliates, on the other hand.~~
~~PART H. TERMINATION~~
~~The provisions of this Article EIGHT shall have no further force and effect on the date that both (i) the Significant Stockholders and their respective Affiliates cease to, collectively, beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) shares of Capital Stock representing in the aggregate twenty percent (20%) of the voting power of the then issued and outstanding Voting Shares and (ii) no person who is a director or officer of the Corporation or any of its Affiliates is also a director or officer of any of the Significant Stockholders or their respective Affiliates. In addition to any vote of the stockholders required by this Certificate of Incorporation, until the expiration of this Article EIGHT referred to in the immediately preceding sentence, the affirmative vote of eighty percent (80%) of the voting power of the then issued and outstanding Voting Shares, including the Voting Shares held by the Significant Stockholders and their respective Affiliates, shall be required to alter, amend or repeal (including, without limitation, by merger or otherwise) in a manner adverse to the interests of any of the Significant Stockholders or their respective Affiliates or any of their officers, directors or employees, or adopt any provision adverse to the interests of any of the Significant Stockholders or their respective Affiliates or any of their officers, directors or employees and inconsistent with, any provision of this Article EIGHT.~~
~~PART I. APPLICATION OF PROVISION, ETC.~~
~~This Article EIGHT shall apply as set forth above except as otherwise provided by Law. It is the intention of this Article EIGHT to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this Article EIGHT. No alteration, amendment, termination, expiration or repeal of this Article EIGHT nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHT shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, employee or stockholder of the Brookdale Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, employee or stockholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article EIGHT, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.~~

BROOKDALE SENIOR LIVING

BROOKDALE SENIOR LIVING INC.
ATTN: CORPORATE SECRETARY
111 WESTWOOD PLACE, SUITE 400
BRENTWOOD, TN 37027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 3, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on October 3, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Marcus E. Bromley	☐	☐	☐
1B Rita Johnson-Mills	☐	☐	☐
1C Denise W. Warren	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.

NOTE: In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000386976_1 R1.0.1.17

BROOKDALE SENIOR LIVING INC.

Annual Meeting of Stockholders

October 4, 2018 10:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lee S. Wielansky, Lucinda M. Baier and Chad C. White or any of them, each with power of substitution and revocation as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Brookdale Senior Living Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Thursday, October 4, 2018 at 10:00 A.M., local time, at the Company's corporate offices located at 111 Westwood Place, Brentwood, Tennessee, including any adjournments and postponements thereof, upon the matters set forth on the reverse side and more fully described in the notice and proxy statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR PROPOSAL 5, FOR PROPOSAL 6 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

0000386976_2 R1.0.1.17

Continued and to be signed on reverse side